Exhibit 99.2

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCE OR REJECTION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THE DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
EXIDE TECHNOLOGIES,	:	Case No. 13-11482 (KJC)
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Debtor.[1]	:
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DISCLOSURE STATEMENT WITH RESPECT TO

THE PLAN OF REORGANIZATION OF

EXIDE TECHNOLOGIES

Anthony W. Clark

(I.D. No. 2051)

Kristhy M. Peguero

(I.D. No. 4903)

SKADDEN, ARPS, SLATE,

MEAGHER & FLOM LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Telephone: (302) 651-3000

Fax: (302) 651-3001

Kenneth S. Ziman J. Eric Ivester SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	James J Mazza, Jr. SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 155 N. Wacker Drive, Suite 2700 Chicago, Illinois 60606-1720 Telephone: (312) 407-0700 Facsimile: (312) 407-0411

Counsel for Debtor and Debtor in Possession

Dated: November 17, 2014

[1]	The last four digits of the Debtor’s taxpayer identification number are 2730. The Debtor’s corporate headquarters are located at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004.

DISCLAIMER

THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTOR’S PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE INFORMATION INCLUDED IN THE DISCLOSURE STATEMENT IS PROVIDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER AND HOW TO VOTE ON THE PLAN. THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED TO, OR INCORPORATED BY REFERENCE IN, THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED IN THE DISCLOSURE STATEMENT BY REFERENCE, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT ASSUME AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THE DISCLOSURE STATEMENT SINCE THE DATE OF THE DISCLOSURE STATEMENT. EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. ANY ENTITIES DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

NO REPRESENTATIONS CONCERNING THE DEBTOR OR THE VALUE OF ITS PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN AS SET FORTH, OR INCONSISTENT WITH, THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT, THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT, AND THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED, OR POTENTIAL LITIGATION OR OTHER ACTIONS, THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN THE CONTEXT OF SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.

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THE SECURITIES DESCRIBED IN THE DISCLOSURE STATEMENT TO BE ISSUED PURSUANT TO THE PLAN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE, OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT, AS APPLICABLE.

THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION COMMENTED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, UNLESS SPECIFICALLY INDICATED OTHERWISE.

THE FINANCIAL PROJECTIONS, ATTACHED HERETO AS EXHIBIT B AND DESCRIBED IN THE DISCLOSURE STATEMENT, HAVE BEEN PREPARED BY THE DEBTOR’S MANAGEMENT TOGETHER WITH ITS ADVISORS. THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTOR’S MANAGEMENT AND ITS ADVISORS, MAY NOT ULTIMATELY BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR’S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”).

PLEASE REFER TO ARTICLE VIII OF THE DISCLOSURE STATEMENT, ENTITLED “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN” FOR A DISCUSSION OF CERTAIN FACTORS THAT A CREDITOR VOTING ON THE PLAN SHOULD CONSIDER.

FOR A VOTE ON THE PLAN TO BE COUNTED, THE BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY GCG, INC., THE DEBTOR’S CLAIMS AND SOLICITATION AGENT NO LATER THAN 5:00 P.M. PREVAILING EASTERN TIME, ON [•], 2015. SUCH BALLOTS SHOULD BE CAST IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE III OF THE

DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED UNLESS OTHERWISE DETERMINED BY THE DEBTOR IN ITS SOLE AND ABSOLUTE DISCRETION.

THE CONFIRMATION HEARING WILL COMMENCE ON [—] AT [—] [A.M./P.M.] PREVAILING EASTERN TIME, BEFORE THE HONORABLE KEVIN J. CAREY, UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 824 NORTH MARKET STREET, WILMINGTON, DELAWARE 19801. THE DEBTOR MAY CONTINUE THE CONFIRMATION HEARING FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN AN ADJOURNMENT ANNOUNCED IN OPEN COURT OR A NOTICE OF ADJOURNMENT FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE MASTER SERVICE LIST AND THE ENTITIES WHO HAVE FILED AN OBJECTION TO THE PLAN, WITHOUT FURTHER NOTICE TO PARTIES IN INTEREST. THE BANKRUPTCY COURT, IN ITS DISCRETION AND BEFORE THE CONFIRMATION HEARING, MAY PUT IN PLACE ADDITIONAL PROCEDURES GOVERNING THE CONFIRMATION HEARING. THE PLAN MAY BE MODIFIED, IF NECESSARY, PRIOR TO, DURING, OR AS A RESULT OF THE CONFIRMATION HEARING, WITHOUT FURTHER NOTICE TO PARTIES IN INTEREST.

THE PLAN OBJECTION DEADLINE IS [—], 2015, AT 4:00 P.M. PREVAILING EASTERN TIME. ALL PLAN OBJECTIONS MUST BE FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE DEBTOR AND CERTAIN OTHER PARTIES IN INTEREST IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER SO THAT THEY ARE RECEIVED ON OR BEFORE THE PLAN OBJECTION DEADLINE.

EXECUTIVE SUMMARY

Exide Technologies (“Exide” or the “Debtor”),2 the debtor and debtor-in-possession in the above-captioned case, which together with its direct and indirect subsidiaries (collectively, the “Company”), operates in more than 80 countries, is a global leader in stored electrical energy solutions and one of the world’s largest producers and recyclers of lead-acid batteries.

On June 10, 2013 (the “Petition Date”), Exide filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) and commenced the chapter 11 reorganization case (the “Chapter 11 Case”). On July 25, 2013, the Debtor sought Bankruptcy Court approval for, among other things, access to a $500 million debtor-in-possession financing facility (as amended, modified, or supplemented from time to time, the “DIP Credit Facility”) on the terms set forth in the debtor-in-possession credit agreement (as amended, modified, or supplemented from time to time, the “DIP Credit Agreement”). The Company relies on the DIP Credit Facility to supplement cash flows from operations during the reorganization process including the payment of post-petition ordinary course trade and other payables, the payment of certain permitted pre-petition claims, working capital needs, letter of credit requirements, and other general corporate purposes. As described further below, in June 2014, the DIP Facility was upsized to allow for the Debtor’s continued operation during the Chapter 11 Case and pursuit of a plan of reorganization.

As further amended in October 2014, the DIP Credit Agreement contains certain plan and sale process milestones. Specifically, the Debtor must either: (1) enter into a plan support agreement or (2) obtain board approval to launch a sale process on or before November 17, 2014. If the Debtor pursues a plan process, the DIP Credit Agreement further requires the Debtor to obtain: (i) Bankruptcy Court approval for a disclosure statement no later than January 15, 2015, (ii) confirmation of an acceptable plan of reorganization no later than March 10, 2015, and (iii) the Effective Date for an acceptable plan of reorganization no later than March 31, 2015. If the Debtor pursues a sale process, the DIP Credit Agreement requires the Debtor to obtain: (i) a fully executed stalking horse bid for a sale no later than December 23, 2014, (ii) Bankruptcy Court approval for bidding procedures no later than January 15, 2015, (iii) confirmation of a sale no later than March 10, 2015, and (iv) consummation of a Sale no later than March 31, 2015. On November 4, 2014, the Debtor provided written notice to the DIP Agent that it had initiated a board-approved sale process and entered into the Plan Support Agreement, thus satisfying both prongs of the November 17, 2014 milestone.

The Debtor’s proposal for reorganization of its business is set forth in the Plan of Reorganization of Exide Technologies (the “Plan”), a copy of which is attached hereto as Exhibit A. The Holders of a majority of the Senior Notes support the Plan as set forth in the Plan Support Agreement.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Debtor’s proposed Plan, as filed on the date hereof with the United States Bankruptcy Court for the District of Delaware. Certain provisions of the Plan, and thus the description and summaries contained herein, may be the subject of continuing negotiations among the Debtor and various parties. Accordingly, the Debtor reserves the right to modify the Plan consistent with section 1127 of the Bankruptcy Code, Federal Rule of Bankruptcy Procedure 3019, and Article 14.4 of the Plan.

[2]	Capitalized terms not otherwise defined in the Executive Summary shall have the meanings ascribed to the them elsewhere in the Disclosure Statement or the Plan.

The Plan provides for an equitable distribution of recoveries to the Debtor’s creditors, preserves the value of the Debtor’s business as a going concern, and preserves the jobs of employees. The Debtor believes that any alternative to confirmation of the Plan, such as liquidation or attempts by another party-in-interest to file a plan, could result in significant delays, litigation and costs, the loss of jobs by the Debtor’s employees, and/or impaired recoveries. Moreover, the Debtor believes that the Debtor’s creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTOR URGES YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

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Plan Overview and Summary of Distributions

The following summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement with respect to the Plan.

A.	Overview and Funding the Plan.

The Plan is based on the Preliminary Terms And Conditions For Proposed Plan Of Reorganization For Exide Technologies (the “Plan Term Sheet”), attached to that certain Plan Support Agreement,3 dated November 4, 2014, amongst the Company and the Holders (the “Consenting Creditors”) of a majority of the outstanding principal amount of the Senior Notes. The Plan provides for the following key economic terms and mechanics:4

•	Pro Forma Post-Emergence Capital Structure and Equity Ownership. Reorganized Exide’s debt at emergence shall comprise: (i) an estimated $225 million Exit ABL Revolver Facility; (ii) $264.1 million of New First Lien High Yield Notes; (iii) $283.8 million of New Second Lien Convertible Notes. The Debtor’s non-debtor European subsidiaries are also expected to have approximately $23 million, subject to currency fluctuations, in local European debt at the time of the Debtor’s emergence from chapter 11. The New Second Lien Convertible Notes shall be convertible into 80% of the New Exide Common Stock on a fully diluted basis. In addition, New Exide Common Stock would be further allocated as follows: 15.0% to Holders of Senior Secured Note Claims after conversion of the New Second Lien Convertible Notes into New Exide Common Stock; 3.0% on account of the DIP/Second Lien Conversion Funding Fee; and 2.0% on account of the DIP/Second Lien Backstop Commitment Fee. The allocation of New Exide Common Stock is subject to further dilution by paid-in-kind (PIK) interest due under the New Second Lien Convertible Notes and the MIP.

•	DIP ABL Claims. The Plan provides for the cash repayment of Holders of DIP ABL Claims through the Exit ABL Revolver Facility.

•	DIP/First Lien Exchange. If agreed to by each Holder of the DIP Term Loan Claims, the Plan provides that $246.8 million of DIP Term Loan Claims shall be exchanged for $259.1 million of New First Lien High Yield Notes, subject to the DIP Term Loan Refinancing Option (as described below).

•	DIP/Second Lien Conversion Option. The Plan provides for the exchange of $100 million in DIP Term Loan Claims for $100 million of New Second Lien Convertible Notes plus the DIP/Second Lien Conversion Funding Fee. As described below, certain of the Consenting Creditors (the “Second Lien Conversion Backstop Parties”) have agreed to backstop the $100 million exchange of DIP Term Loan Claims for New Second Lien Convertible Notes.

[3]	Capitalized terms not otherwise defined in the Plan Overview and Summary of Distributions shall have the meanings ascribed to the Plan.
[4]	These summaries below are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below.

•	Treatment of DIP Term Loan Claims for Holders other than Consenting Creditors. Holders of DIP Term Loan Claims that are not Consenting Creditors, if they agree to such treatment, shall exchange approximately 71.2% of their DIP Term Loan Claims for the New First Lien High Yield Notes and shall have the option to exchange their remaining approximately 28.8% of DIP Term Loan Claims for either (i) New First Lien High Yield Notes or (ii) New Second Lien Convertible Notes plus the DIP Second/Lien Conversion Funding Fee.[5]

•	Backstop of the DIP/Second Lien Conversion. Certain Consenting Creditors, in their capacity as DIP Term Loan Lenders, have agreed to exchange approximately 28.8% of their DIP Term Loan Claims to New Second Lien Convertible Notes plus an additional percentage of DIP Term Loan Claims, as specified in the Plan Support Agreement. Upon consummation of the DIP/Second Lien Conversion, up to an aggregate amount of $100 million of all such Consenting Creditors’ collective DIP Term Loan Claims will be exchanged into New Second Lien Convertible Notes to the extent that Non-Backstop Holders of DIP Term Loan Claims do not elect to exchange a sufficient amount of their DIP Term Loan Claims. As a result, the total amount of DIP Term Loan Claims exchanged for New Second Lien Convertible Notes will not less than $100 million.

•	DIP Term Loan Refinancing Option. Holders of Senior Notes Claims that are Eligible Holders shall be entitled to invest up to an additional $346.8 million on a Pro Rata basis, the proceeds of which shall be used to purchase DIP Term Loan Claims at par. Each applicable Holder’s participation in the DIP Term Loan Refinancing Investment Option shall be capped at its Pro Rata share of Senior Secured Note Claims. By purchasing the DIP Term Loan Claims, applicable Holders of Senior Notes Claims shall have consented to and be entitled to the treatment applicable to DIP Term Loan Claims under the Plan.

•	$175 Million New Money Investment. Holders of Senior Notes Claims that are Eligible Holders shall be offered the right to purchase $175 million of New Second Lien Convertible Notes (the “New Money Investment”). The Debtor expects that certain Consenting Creditors (but not all) will enter into an agreement to backstop a portion of the New Money Investment. As discussed below, the Plan Support Agreement requires that the Backstop Agreement be executed no later than December 10, 2014.

•	Rights Offering for New Second Lien Convertible Notes. Holders of Senior Notes Claims that are Eligible Holders shall be offered the right to participate in the New Money Investment on a Pro Rata basis provided that the Class of Holders of Senior Notes Claims votes to accept the Plan (the “Rights Offering”).

•	Treatment of Senior Notes Claims. Holders of Senior Notes Claims that are Eligible Holders shall receive their Pro Rata share of: (i) 15.0% of New Exide Common Stock after dilution by conversion of the New Second Lien Convertible Notes (subject to further dilution on account of the MIP and PIK interest accrued on the New Second Lien Convertible Notes prior to conversion); (ii) the right to participate in the Rights Offering on a Pro Rata basis; and (iii) the right to participate in the DIP Term Loan Refinancing Option.

[5]	Allocation of the New First Lien High Yield Notes and New Second Lien Convertible Notes among the Holders of DIP Term Loan Claims depends on the extent to which Non-Backstop Holders of DIP Term Loan Claims elect to receive Second Lien Convertible Notes.

[Existing Holders of Senior Notes Claims that are not Eligible Holders shall not be permitted to participate in the Rights Offering or DIP Term Loan Refinancing Investment Option, but instead shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties. In the event distributions of New Exide Common Stock to existing Holders of Senior Notes Claims that are not Eligible Holders would require Reorganized Exide to be a public reporting company, such existing Holders shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties in lieu of a distribution of New Exide Common Stock.]

•	General Unsecured Claims. Treatment of Holders of Allowed General Unsecured Claims TBD.

•	Subordinated Note Claims. Treatment of Holders of Allowed Subordinated Note Claims TBD.

•	Other Subordinated Claims and Equity Interests. Holders of Interests in Exide and Holders of Other Subordinated Claims shall receive no distribution and shall have their Claims discharged in full.

•	Plan Support. The Consenting Creditors have agreed to support the Plan pursuant to the Plan Support Agreement. The Plan Support Agreement requires that the Backstop Agreement be executed no later than December 10, 2014. Negotiations among the Consenting Creditors in connection with the Backstop Agreement will continue. There is significant support among the Consenting Creditors who have expressed interest in entering into the Backstop Agreement, however not all Consenting Creditors are expected to execute the Backstop Agreement. The Plan Support Agreement also requires the Debtor to market its assets and solicit bids for some or all of the Company’s assets (a “Sale”). If the Debtor determines during the sale process that, after consultation with the Required Consenting Creditors and the Requisite Backstop Parties, a sale of some or all of the Company or some or all of its assets will generate more value to stakeholders than provided under the Plan, then the Company shall, after consultation with the Required Consenting Creditors and the Requisite Backstop Parties, pursue such a sale either through a plan and section 1123 of the Bankruptcy Code, or as a sale pursuant to section 363 of the Bankruptcy Code.

B.	Summary of Treatment of Claims and Interests under the Plan

The Plan contains separate classes for Holders of Claims and Interests. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II of the Plan.

The tables below summarize the classification and treatment of Claims and Interests under the Plan. These summaries are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below. The tables below also set forth the estimated percentage recovery for Holders of Claims and Interests in each Class, and the Debtor’s estimates of the amount of Claims that will ultimately become Allowed in each Class based upon (a) review by the Debtor of its books and records, (b) all Claims scheduled by the Debtor and as modified by the Bankruptcy Court through certain hearings, and (c) consideration of the provisions of the Plan that affect the allowance of certain Claims. The Debtor’s Plan contemplates distributions to Holders of Claims in the amount of the estimated percentage recoveries set forth below. Thus, the aggregate Claim amounts in each Class and the estimated percentage recoveries in the table below are set forth for the Debtor on a consolidated basis. As set forth in Article 6.5 of the Plan, the classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Class Description	Treatment under the Plan

Class A – Senior Notes Claims

Class A consists of all Senior Notes Claims.

The Senior Notes Claims shall be Allowed for all purposes in the aggregate amount of $[—] in principal, and interest accrued as of the Petition Date and all Noteholder Adequate Protection Obligations. In full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class A Claim, including any Noteholder Adequate Protection Obligations, on the Effective Date, each Holder of an Allowed Class A Claim shall receive, in addition to any distributions to which such Holder may be entitled pursuant to Article 6.5 of the Plan:

(i) to the extent such Holder is an Eligible Holder:

(1) its Pro Rata share of 15.0% of the New Exide Common Stock after giving effect to conversion of the New Second Lien Convertible Notes (prior to dilution on account of the MIP and any paid-in-kind interest accruing on the New Second Lien Convertible Notes prior to conversion);

(2) the right to participate, on a Pro Rata basis, in the Rights Offering; and

(3) the right to participate, on a Pro Rata Basis, in the DIP Term Loan Refinancing Investment Option; provided that such investor’s participation shall be capped at its Pro Rata share of its Senior Notes Claims; and

(ii) to the extent such Holder is not an Eligible Holder, such Holder shall receive instead its Pro Rata share of the Senior Notes Alternative Distribution Property.

For the avoidance of doubt, the Senior Notes Deficiency Claim shall be Allowed as a General Unsecured Claim and shall be entitled to the distribution set forth in Class D described below.

Class A is Impaired and Holders of Allowed Class A Claims are entitled to vote to accept or reject the Plan.

Class B – Other Secured Claims	Class B consists of all Other Secured Claims. Except as otherwise provided in and subject to Article 10.6 of the Plan, and except

Class Description	Treatment under the Plan

to the extent that a Holder of an Allowed Class B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class B Claim, each such Holder of an Allowed Class B Claim shall, at the sole option of the Debtor or the Reorganized Debtor, as applicable:

(i) have its Allowed Class B Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the Holder of an Allowed Class B Claim to demand or receive payment of such Allowed Class B Claim prior to the stated maturity of such Allowed Class B Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class B Claim, including postpetition interest, if any, on such Allowed Class B Claim required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be, on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; or

(iii) receive the collateral securing its Allowed Class B Claim free and clear of Liens, Claims, and encumbrances on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; provided that such collateral, as of the day prior to the Effective Date, was property of the Estate.

Nothing in Article 4.2 of the Plan or elsewhere in the Plan or Disclosure Statement shall preclude the Debtor (or the Reorganized Debtor) from challenging the validity of any alleged Lien or any asset of the Debtor or the value of the property that secures any alleged Lien.

Class B is Unimpaired, and the Holders of Allowed Class B Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class B Claims are not entitled to vote to accept or reject the Plan.

Class C – Other Priority Claims

Class C consists of all Other Priority Claims.

Except as otherwise provided in and subject to Article 10.6 of the Plan, and except to the extent that a Holder of an Allowed Class C Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class C Claim, each such Holder of an Allowed Class C Claim shall be paid in full in Cash on the first Periodic Distribution Date occurring after the later of (i) the Effective Date and (ii) the date such Other Priority Claim becomes an Allowed Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtor’s business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

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Class Description	Treatment under the Plan

Class C is Unimpaired, and Holders of Allowed Class C Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class C Claims are not entitled to vote to accept or reject the Plan.

Class D – General Unsecured Claims	Class D consists of all General Unsecured Claims, which shall include the Senior Notes Deficiency Claim. [Treatment/Voting TBD]
Class E – Subordinated Note Claims	Class E consists of all Subordinated Note Claims [Treatment/Voting TBD]
Class F – Intercompany Claims

Class F consists of all Intercompany Claims.

On the Effective Date, all net Allowed Class F Claims (taking into account any setoffs of Intercompany Claims) held by the Debtor between and among any Affiliate of the Debtor shall, at the election of the Reorganized Debtor, be either

(i) Reinstated, (ii) released, waived, and discharged, (iii) treated as a dividend, or (iv) contributed to capital or exchanged for equity of a Subsidiary of the Debtor.

Class F is Unimpaired, and Holders of Allowed Class F Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class F Claims are not entitled to vote to accept or reject the Plan.

Class G – Other Subordinated Claims

Class G consists of all Other Subordinated Claims.

Holders of Allowed Class G Claims shall not receive any distributions on account of such Allowed Class G Claims.

Class G is Impaired, and Holders of Allowed Class G Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class G Claims are not entitled to vote to accept or reject the Plan.

Class H – Interests in Exide

Class H consists of all Interests in Exide.

On the Effective Date, Allowed Class H Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtor or the Reorganized Debtor and the obligations of the Debtor and the Reorganized Debtor thereunder shall be discharged.

Class H is Impaired, and Holders of Allowed Class H Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class H Interests are not entitled to vote to accept or reject the Plan

THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS. THE DEBTOR STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

A VOTE TO ACCEPT THE PLAN CONSTITUTES YOUR CONSENT TO THE RELEASE SET FORTH IN ARTICLE IX OF THE PLAN OF THE PARTIES SPECIFIED IN ARTICLE IX OF THE PLAN.

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		1
A.	Rules of Interpretation	2

ARTICLE II. OVERVIEW OF THE PLAN		3
A.	Summary of the Plan.	3
B.	Unclassified Claims	6
C.	Treatment of Claims and Interests under the Plan	6
D.	Liquidation and Valuation Analyses	7

ARTICLE III. VOTING PROCEDURES		8
A.	Classes Entitled to Vote	8
B.	Solicitation Procedures	9
C.	Voting Procedures	10
D.	Rights Offering Procedures	11
E.	Confirmation Hearing	11
F.	Confirmation and Consummation of the Plan	12

ARTICLE IV. GENERAL INFORMATION		12
A.	Overview of the Debtor’s Business	12
B.	Exide’s Corporate Structure	15
C.	Exide’s Board of Directors	16
D.	Executive Officers of the Debtor	19
E.	The Debtor’s Workforce	21
F.	Benefit Plans	21
G.	The Debtor’s Prepetition Capital Structure	22

ARTICLE V. THE CHAPTER 11 CASE		24
A.	Events Leading to the Commencement of the Chapter 11 Case	24
B.	Stabilization of Operations	25
C.	Formation of the Unofficial Noteholder Committee.	28
D.	Appointment of the Creditors’ Committee	29
E.	Appointment of Fee Examiner	29
F.	Postpetition Financing	29
G.	Prepetition Senior Notes Lien Challenge Period.	30
H.	Analyzing Executory Contracts and Unexpired Leases	30
I.	Appointment of New Executive Officers and Hiring of New Consultant	31
J.	Business Plan Development and Emergence Paths	32
K.	Vernon Facility	35
L.	Frisco Facility	40
M.	Additional Facilities	41
N.	Closure of 2002 Chapter 11 Case	42
O.	Joint Retentions	42
P.	European Matters	43
Q.	Employee Incentive, Severance, and Retention Programs	44

R.	Analysis and Resolution of Claims	46
S.	Termination of Exclusive Right to File a Plan of Reorganization	47

ARTICLE VI. PLAN SUMMARY		47
A.	Overview of Chapter 11	47
B.	Overall Structure of the Plan	49
C.	Administrative Expenses and Priority Claims	52
D.	Classification, Treatment, and Voting of Claims and Interests	56
E.	Acceptance	60
F.	Means for Implementation of the Plan	60
G.	General Unsecured Claims	67
H.	Executory Contracts and Unexpired Leases	67
I.	Procedures for Resolving Disputed Claims and Interests	72
J.	Provisions Governing Distributions	74
K.	Effect of the Plan on Claims and Interests	81
L.	Conditions Precedent	85
M.	Retention of Jurisdiction	87
N.	Miscellaneous Provisions	89

ARTICLE VII. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		95
A.	The Confirmation Hearing	95
B.	Confirmation Standards	96
C.	Liquidation Analyses	97
D.	Valuation Analysis	98
E.	Financial Feasibility	98
F.	Acceptance by Impaired Classes	98
G.	Confirmation Without Acceptance by All Impaired Classes	99
ARTICLE VIII. PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		100
A.	General	100
B.	Certain Bankruptcy Considerations	100
C.	Claims Estimations	101
D.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan	101
E.	Risk Factors That Could Negatively Impact the Debtor’s Business	103
F.	Risks Associated with Forward Looking Statements	121
G.	Disclosure Statement Disclaimer	123
H.	Liquidation Under Chapter 7	125

ARTICLE IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES		125
A.	Certain United States Federal Income Tax Consequences to the Debtor	126
B.	Certain United States Federal Income Tax Consequences to Holders of Claims or Interests	127
C.	Importance of Obtaining Professional Tax Assistance	130

ARTICLE X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		130
A.	Continuation of the Bankruptcy Case	130
B.	Alternative Plans of Reorganization	131
C.	Liquidation Under Chapter 7 or Chapter 11	131

ARTICLE XI. RECOMMENDATION		132
A.	Hearing on and Objections to Confirmation	132
B.	Recommendation	132

EXHIBITS

Exhibit A	Plan of Reorganization of Exide Technologies Pursuant to Chapter 11 of the United States Bankruptcy Code

Exhibit B	Financial Projections

Exhibit C	Liquidation Analyses

Exhibit D	Valuation Analyses

ARTICLE I.

INTRODUCTION

Exide Technologies (“Exide” or the “Debtor”), the debtor and debtor-in-possession in the above-captioned case, which together with its direct and indirect subsidiaries (collectively, the “Company”), operates in more than 80 countries, is a global leader in stored electrical energy solutions and is one of the world’s largest producers and recyclers of lead-acid batteries.

On June 10, 2013 (the “Petition Date”), Exide filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”). The Debtor continues to operate its business as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. The Debtor’s case is pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), under Case No. 13-11482 (the “Chapter 11 Case”). No trustee has been appointed in the Chapter 11 Case. On June 18, 2013, the United States Trustee for the District of Delaware (the “United States Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”) pursuant to section 1102 of the Bankruptcy Code(Docket No. 141).

The Debtor submits this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code for purposes of soliciting votes to accept or reject the Plan of Reorganization of Exide Technologies Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), a copy of which is attached to the Disclosure Statement as Exhibit A.6

This Disclosure Statement sets forth certain information regarding the Debtor’s prepetition operations and financial history, its reasons for seeking protection under chapter 11, and significant events that have occurred during the Chapter 11 Case. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the requirements for confirmation of the Plan and the voting procedures that Holders of Claims entitled to vote on the Plan must follow for their votes to be counted.

FOR A DESCRIPTION OF THE PLAN AND THE VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AND INTERESTS, PLEASE SEE ARTICLES VIII AND X HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11

[6]	Capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

CASE, AND CERTAIN FINANCIAL INFORMATION. TO THE EXTENT ANY PORTION OF THIS DISCLOSURE STATEMENT CONFLICTS WITH THE PLAN, THE PLAN SHALL GOVERN. ALTHOUGH THE DEBTOR BELIEVES THAT THE SUMMARIES CONTAINED HEREIN ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE DOCUMENTS OR STATUTORY PROVISIONS THEY ARE SUMMARIZING. THE DEBTOR’S MANAGEMENT HAS PROVIDED FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

A.	Rules of Interpretation

For purposes of this Disclosure Statement, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Disclosure Statement to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Disclosure Statement to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Disclosure Statement; (f) the words “herein,” “hereunder,” and “hereto” refer to this Disclosure Statement in its entirety rather than to a particular portion of this Disclosure Statement; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Disclosure Statement; (h) any term used in capitalized form in the Disclosure Statement that is not otherwise defined in the Disclosure Statement, Plan, or exhibits to the Disclosure Statement Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) all references to docket numbers of documents filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, unless otherwise stated; (k) in computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply, and if the date on which a transaction may occur pursuant to the Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day; (l) unless otherwise specified, all references in the Disclosure Statement to monetary figures shall refer to currency of the United States of America; (m) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) to the extent this Disclosure Statement is inconsistent with the terms of the Plan, the Plan shall control; (o) to the extent this Disclosure Statement is inconsistent with the Confirmation Order, the Confirmation Order shall control; and (p) any immaterial effectuating provision may be interpreted by the Reorganized Debtor in a manner that is consistent with the overall purpose and intent of the Disclosure Statement and the Plan without further Bankruptcy Court Order.

The Plan and the Disclosure Statement are the product of extensive discussions and negotiations between and among the Debtor, certain DIP Lenders, the Unofficial Noteholders’ Committee, and certain other creditors and constituencies. Each of the foregoing was represented by counsel, who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

ARTICLE II.

OVERVIEW OF THE PLAN

A.	Summary of the Plan.

The Plan is based on the Preliminary Terms And Conditions For Proposed Plan Of Reorganization For Exide Technologies (the “Plan Term Sheet”), attached to that certain Plan Support Agreement,7 dated November 4, 2014, amongst the Company and the Holders (the “Consenting Creditors”) of a majority of the outstanding principal amount of the Senior Notes. The Plan provides for the following key economic terms and mechanics:8

•	Pro Forma Post-Emergence Capital Structure and Equity Ownership. Reorganized Exide’s debt at emergence shall comprise: (i) an estimated $225 million Exit ABL Revolver Facility; (ii) $264.1 million of New First Lien High Yield Notes; (iii) $283.8 million of New Second Lien Convertible Notes. The Debtor’s non-debtor European subsidiaries are also expected to have approximately $23 million, subject to currency fluctuations, in local European debt at the time of the Debtor’s emergence from chapter 11. The New Second Lien Convertible Notes shall be convertible into 80% of the New Exide Common Stock on a fully diluted basis. In addition, New Exide Common Stock would be further allocated as follows: 15.0% to Holders of Senior Secured Note Claims after conversion of the New Second Lien Convertible Notes into New Exide Common Stock; 3.0% on account of the DIP/Second Lien Conversion Funding Fee; and 2.0% on account of the DIP/Second Lien Backstop Commitment Fee. The allocation of New Exide Common Stock is subject to further dilution by paid-in-kind (PIK) interest due under the New Second Lien Convertible Notes and the MIP.

•	DIP ABL Claims. The Plan provides for the cash repayment of Holders of DIP ABL Claims through the Exit ABL Revolver Facility.

[7]	Capitalized terms not otherwise defined in the Disclosure Statement shall have the meanings ascribed to the Plan.
[8]	These summaries below are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below.

•	DIP/First Lien Exchange. If agreed to by each Holder of the DIP Term Loan Claims, the Plan provides that $246.8 million of DIP Term Loan Claims shall be exchanged for $259.1 million of New First Lien High Yield Notes, subject to the DIP Term Loan Refinancing Option (as described below).

•	DIP/Second Lien Conversion Option. The Plan provides for the exchange of $100 million in DIP Term Loan Claims for $100 million of New Second Lien Convertible Notes plus the DIP/Second Lien Conversion Funding Fee. As described below, certain of the Consenting Creditors (the “Second Lien Conversion Backstop Parties”) have agreed to backstop the $100 million exchange of DIP Term Loan Claims for New Second Lien Convertible Notes.

•	Treatment of DIP Term Loan Claims for Holders other than Consenting Creditors. Holders of DIP Term Loan Claims that are not Consenting Creditors, if they agree to such treatment, shall exchange approximately 71.2% of their DIP Term Loan Claims for the New First Lien High Yield Notes and shall have the option to exchange their remaining approximately 28.8% of DIP Term Loan Claims for either (i) New First Lien High Yield Notes or (ii) New Second Lien Convertible Notes plus the DIP Second/Lien Conversion Funding Fee.[9]

•	Backstop of the DIP/Second Lien Conversion. Certain Consenting Creditors, in their capacity as DIP Term Loan Lenders, have agreed to exchange approximately 28.8% of their DIP Term Loan Claims to New Second Lien Convertible Notes plus an additional percentage of DIP Term Loan Claims, as specified in the Plan Support Agreement. Upon consummation of the DIP/Second Lien Conversion, up to an aggregate amount of $100 million of all such Consenting Creditors’ collective DIP Term Loan Claims will be exchanged into New Second Lien Convertible Notes to the extent that Non-Backstop Holders of DIP Term Loan Claims do not elect to exchange a sufficient amount of their DIP Term Loan Claims. As a result, the total amount of DIP Term Loan Claims exchanged for New Second Lien Convertible Notes will not less than $100 million.

•	DIP Term Loan Refinancing Option. Holders of Senior Notes Claims that are Eligible Holders shall be entitled to invest up to an additional $346.8 million on a Pro Rata basis, the proceeds of which shall be used to purchase DIP Term Loan Claims at par. Each applicable Holder’s participation in the DIP Term Loan Refinancing Investment Option shall be capped at its Pro Rata share of Senior Secured Note Claims. By purchasing the DIP Term Loan Claims, applicable Holders of Senior Notes Claims shall have consented to and be entitled to the treatment applicable to DIP Term Loan Claims under the Plan.

•	$175 Million New Money Investment. Holders of Senior Notes Claims that are Eligible Holders shall be offered the right to purchase $175 million of New Second Lien Convertible Notes (the “New Money Investment”). The Debtor expects that certain

[9]

Allocation of the New First Lien High Yield Notes and New Second Lien Convertible Notes among the Holders of DIP Term Loan Claims depends on the extent to which Non-Backstop Holders of DIP Term Loan Claim elect to receive Second Lien Convertible Notes.

Consenting Creditors (but not all) will enter into an agreement to backstop a portion of the New Money Investment. As discussed below, the Plan Support Agreement requires that the Backstop Agreement be executed no later than December 10, 2014.

•	Rights Offering for New Second Lien Convertible Notes. Holders of Senior Notes Claims that are Eligible Holders shall be offered the right to participate in the New Money Investment on a Pro Rata basis provided that the Class of Holders of Senior Notes Claims votes to accept the Plan (the “Rights Offering”).

•	Treatment of Senior Notes Claims. Holders of Senior Notes Claims that are Eligible Holders shall receive their Pro Rata share of: (i) 15.0% of New Exide Common Stock after dilution by conversion of the New Second Lien Convertible Notes (subject to further dilution on account of the MIP and PIK interest accrued on the New Second Lien Convertible Notes prior to conversion); (ii) the right to participate in the Rights Offering on a Pro Rata basis; and (iii) the right to participate in the DIP Term Loan Refinancing Option.

[Existing Holders of Senior Notes Claims that are not Eligible Holders shall not be permitted to participate in the Rights Offering or DIP Term Loan Refinancing Investment Option, but instead shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties. In the event distributions of New Exide Common Stock to existing Holders of Senior Notes Claims that are not Eligible Holders would require Reorganized Exide to be a public reporting company, such existing Holders shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties in lieu of a distribution of New Exide Common Stock.]

•	General Unsecured Claims. Treatment of Holders of Allowed General Unsecured Claims TBD.

•	Subordinated Note Claims. Treatment of Holders of Allowed Subordinated Note Claims TBD.

•	Other Subordinated Claims and Equity Interests. Holders of Interests in Exide and Holders of Other Subordinated Claims shall receive no distribution and shall have their Claims discharged in full.

•

Plan Support. The Consenting Creditors have agreed to support the Plan pursuant to the Plan Support Agreement. The Plan Support Agreement requires that the Backstop Agreement be executed no later than December 10, 2014. Negotiations among the Consenting Creditors in connection with the Backstop Agreement will continue. There is significant support among the Consenting Creditors who have expressed interest in entering into the Backstop Agreement, however not all Consenting Creditors are expected to execute the Backstop Agreement. The Plan Support Agreement also requires the Debtor to market its assets and solicit bids for some or all of the Company’s assets (a “Sale”). If the Debtor determines during the sale process that, after consultation with the

Required Consenting Creditors and the Requisite Backstop Parties, a sale of some or all of the Company or some or all of its assets will generate more value to stakeholders than provided under the Plan, then the Company shall, after consultation with the Required Consenting Creditors and the Requisite Backstop Parties, pursue such a sale either through a plan and section 1123 of the Bankruptcy Code, or as a sale pursuant to section 363 of the Bankruptcy Code.

B.	Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, Professional Claims, DIP Facility Claims, or Priority Tax Claims. These Claims are therefore excluded from the Classes of Claims set forth in Article II of the Plan. The Claim amounts and recoveries provided below are projected as of [DATE, 2014].

Claim	Plan Treatment	Estimated Aggregate Amount of Allowed Claims			Projected Recovery Under the Plan
Administrative and Professional Claims	Paid in full in Cash.	$	X million	[10]	100%
DIP ABL Claims	Paid in full in Cash.	$	X million		100%
DIP Term Loan Claims	Exchanged for New First Lien High Yield Notes and/or New Second Lien Convertible Notes	$	X million		100%
Priority Tax Claims	Paid in full in Cash.	$	X million		100%

C.	Treatment of Claims and Interests under the Plan

The table below summarizes the classification, treatment, and estimated recoveries of the Claims and Interests under the Plan. Estimated percentage recoveries have been calculated based upon a number of assumptions. For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table below.

Class	Type of Claim or Equity Interest	Treatment of Claim/Interest	Estimated Aggregate Amount of Allowed Claims or Interests	Estimated % Recovery under the Plan

A	Senior Notes Claims	Impaired	[TO COME]	[TO COME]

B	Other Secured Claims	Unimpaired

C	Other Priority Claims	Unimpaired

D	General Unsecured Claims	Impaired

E	Subordinated Note Claims	Impaired

F	Intercompany Claims	Unimpaired

G	Other Subordinated Claims	Impaired

H	Interests in Exide	Impaired

[10]	The estimate for Allowed Administrative Claims and Professional Claims does not include amounts paid by the Debtor in the ordinary of Exide’s of business during the Chapter 11 Case.

As of the General Bar Date, the Debtor’s Claims and Solicitation Agent had received approximately 2,900 Proofs of Claim (as defined below) totaling approximately $4.6 billion. As of the Vernon Bar Date, the Debtor’s Claims and Solicitation Agent had received approximately 3,900 Proofs of Claim totaling approximately $9.5 billion. After the applicable General Bar Date and Vernon Bar Date had passed, the Debtor has received more than 200 Proofs of Claim totaling approximately $850 million. The Debtor believes that many of the filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, therefore, has assumed for purposes of estimating recoveries that such Claims shall be expunged from, or reduced in amount in, the official register of Claims and Interests maintained by the Debtor’s Claims and Solicitation Agent (the “Claims Register”). Since the Petition Date, the Debtor has filed fourteen omnibus claims objections to Claims. The Bankruptcy Court disallowed and expunged approximately 530 Claims asserting more than $4.8 billion in liquidated liabilities (not including unliquidated amounts). As a result, there are approximately $5.5 billion in active Claims remaining on the Claims Register.

D.	Liquidation and Valuation Analyses

[The Debtor has prepared liquidation analyses, attached hereto as Exhibit C (the “Liquidation Analyses”), and a valuation analysis (the “Valuation Analysis”), attached hereto as Exhibit D to assist Holders of Claims and Interests in evaluating the Plan. The Liquidation Analyses compares the creditor recoveries to be realized if the Debtor were to be liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code with the distributions to Holders of Allowed Claims and Interests under the Plan. The analyses are based upon the value of the Debtor’s assets and liabilities as of a certain date, and incorporate various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, each analysis is subject to potentially material changes including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided in the Liquidation Analyses, and the actual total enterprise value and reorganization equity value of the Reorganized Debtor could vary materially from the estimates contained in the Valuation Analysis.

The Debtor believes that the Plan provides the same or a greater recovery for Holders of Allowed Claims and Interests as would be achieved in a liquidation pursuant to chapter 7 of the Bankruptcy Code because of, among other things, the additional Administrative Claims generated by conversion to a chapter 7 case, the administrative costs of liquidation and associated delays in connection with a chapter 7 liquidation, and the negative impact on the market for the Debtor’s assets caused by attempting to sell a large number of assets in a short time frame, each of which likely would diminish the value of the Debtor’s assets available for distributions.]

ARTICLE III.

VOTING PROCEDURES

The following Classes are the only Classes entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status
A	Senior Notes Claims	Impaired
D	General Unsecured Claims	Impaired
E	Subordinated Note Claims	Impaired

If your Claim or Interest is not included in any of these Classes, you are not entitled to vote and you will not receive a Solicitation Package.

A.	Classes Entitled to Vote

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the actual total Allowed Claims voting on the Plan. Acceptance by a Class requires more than one-half of the number of total Allowed Claims in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims in the Class to vote in favor of the Plan. In addition, under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no distribution of property under the Plan. The following table sets forth which Classes of Claims will or will not be entitled to vote on the Plan:

Class	Claim or Interest	Status	Voting Rights
A	Senior Notes Claims	Impaired	Entitled to Vote

B	Other Secured Claims	Unimpaired	Presumed to Accept

C	Other Priority Claims	Unimpaired	Presumed to Accept

D	General Unsecured Claims	Impaired	[TBD]

E	Subordinated Note Claims	Impaired	[TBD]

F	Intercompany Claims	Unimpaired	Presumed to Accept

G	Other Subordinated Claims	Impaired	Deemed to Reject

H	Interests in Non-Debtors	Unimpaired	Presumed to Accept

I	Interests in Exide	Impaired	Deemed to Reject

B.	Solicitation Procedures

1.	Claims and Solicitation Agent

The Debtor retained GCG, Inc. (“GCG”) to, among other things, act as Claims and Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

2.	Solicitation Package

The Solicitation Package, as applicable pursuant to the Disclosure Statement Order, may include:

the Notice of (A) Approval of Adequacy of Disclosure Statement, (B) Solicitation and Voting Procedures, (C) the Objection and Voting Deadlines, and (D) the Hearing to Confirm the Debtor’s Plan of Reorganization;

the appropriate Ballot(s) and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope;

the Disclosure Statement, as approved by the Bankruptcy Court (with all appendices thereto, including the Plan);

the Order (A) Approving the Adequacy of the Debtor’s Disclosure Statement; (B) Approving Solicitation and Notice Procedures with Respect to Confirmation of the Debtor’s Proposed Plan of Reorganization; (C) Approving the Form of Various Ballots and Notices in Connection Therewith; and (D) Scheduling Certain Dates with Respect Thereto (the “Disclosure Statement Order”); and

any supplemental solicitation materials the Debtor may file with the Bankruptcy Court.

3.	Distribution of the Solicitation Package and Plan Supplement

Through the Claims and Solicitation Agent, the Debtor intends to distribute the Solicitation Packages within [—] ([—]) Business Days after entry of the Disclosure Statement Order, a date approximately [—] days in advance of the Voting Deadline.

The Solicitation Package will be distributed in accordance with the Solicitation Procedures, which shall be attached as Exhibit 5 to the Disclosure Statement Order. The Solicitation Package (except the Ballots) may also be obtained from the Claims and Solicitation Agent by: (a) calling the Debtor’s restructuring hotline at (888) 985-9831; (b) visiting the Debtor’s restructuring website at: http://www.exiderestructuringinfo.com; and/or (c) writing to Exide Case Administration, c/o GCG, PO Box 9985, Dublin, OH 43017-5985. You may also obtain copies of any pleadings filed in these Chapter 11 Case for free by visiting the Debtor’s restructuring website at http://www.exiderestructuringinfo.com or for a fee via PACER at http://www.deb.uscourts.gov.

Prior to the Confirmation Hearing, the Debtor intends to file a Plan Supplement that includes, among other things, the list of Executory Contracts to be assumed (with associated Cure Amounts, if any), and a description of Causes of Action to be retained by the Reorganized Debtor. As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtor’s restructuring website. The Debtor will not serve paper or CD-ROM copies of the Plan Supplement. However, parties may obtain a copy of the Plan Supplement from the Claims and Solicitation Agent by: (a) calling the Debtor’s restructuring hotline at (888) 985-9831; (b) visiting the Debtor’s restructuring website at: http://www.exiderestructuringinfo.com; and/or (c) writing to Exide Case Administration, c/o GCG, PO Box 9985, Dublin, OH 43017-5985.

C.	Voting Procedures

The Voting Record Date is 4:00 p.m. prevailing Eastern Time on [            , 2014]. The Voting Record Date is the date for determining (1) which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures and (2) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim. The Voting Record Date and all of the Debtor’s solicitation and voting procedures shall apply to all of the Debtor’s creditors and other parties in interest.

Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot must be properly completed, executed, and delivered by using the return envelope provided by: (1) first class mail; (2) courier; or (3) personal delivery to Exide Technologies Balloting Center at Exide Case Administration, c/o GCG, PO Box 9985, Dublin, OH 43017-5985, so that such Holder’s Ballot is actually received by the Claims and Solicitation Agent prior to 4:00 p.m. prevailing Eastern Time on [            , 2015] (the “Voting Deadline”). It is important that the Holder of a Claim in the Voting Classes follow the specific instructions provided on such Holder’s Ballot and the accompanying instructions.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTOR DETERMINES OTHERWISE IN ITS SOLE AND ABSOLUTE DISCRETION.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.11

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTOR THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.

IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.

D.	Rights Offering Procedures

[To Come]

E.	Confirmation Hearing

Pursuant to section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Confirmation Hearing will commence on [—], 2015 at [—] a.m./p.m. prevailing Eastern Time, before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on the master service list and the Entities who have filed an objection to the plan (“Plan Objection”), without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. The Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

[11]	Holders who return Ballots that do not indicate a vote to accept or reject the Plan may still opt-out of the third party release provisions set forth in the Plan.

The deadline to file Plan Objections is 4:00 p.m. prevailing Eastern Time on [•], 2015. All Plan Objections must be filed with the Bankruptcy Court and served on the Debtor and certain other parties in interest in accordance with the Disclosure Statement Order so that they are received on or before the deadline to file Plan Objections.

F.	Confirmation and Consummation of the Plan

The Confirmation Order shall approve all provisions, terms, and conditions of the Plan unless such provisions, terms, or conditions are otherwise satisfied or waived pursuant to the provisions of Article X of the Plan.

ARTICLE IV.

GENERAL INFORMATION

A.	Overview of the Debtor’s Business

The Company operates in more than 80 countries, is a global leader in stored electrical energy solutions and one of the world’s largest producers and recyclers of lead-acid batteries. The Debtor is headquartered in Milton, Georgia and operates 8 manufacturing facilities in the United States. The Debtor also operates approximately 68 branches12 and 7 distribution centers throughout North America, which sell and distribute batteries and other products to customers, including battery specialists, retail stores, and OEM dealers. In addition, branch locations collect spent batteries for the Debtor’s recycling facilities.

The Company’s two divisions, transportation and industrial energy, is comprised of four segments—Transportation Americas, Transportation Europe and Rest of World (“ROW”), Industrial Energy Americas, and Industrial Energy Europe and ROW—provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

1.	Transportation

The Company’s transportation batteries include starting lighting and ignition (“SLI”) batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, marine, and other applications including Micro-hybrids (Start & Stop vehicles). The Company’s principal batteries sold in the transportation markets are represented by the following brands: Exide, Exide Extreme, Exide NASCAR Select, Centra, DETA, Orbital, Fulmen, and Tudor, as well as other brands under various private labels. The market for transportation batteries is divided between sales to aftermarket customers and original equipment manufacturers (“OEM”). Transportation segments represented approximately 59.2% of the Company’s consolidated net sales in fiscal 2014. Within the transportation segments, aftermarket and OEM net sales, including original equipment service (“OES”) represented approximately 73.0% and 27.0% of fiscal 2014 Transportation net sales, respectively.

[12]	On average, branch locations are approximately 20,000 square feet in size and are generally leased for periods of 29 to 42 months.

Aftermarket sales are impacted by a number of factors, including the number of vehicles in use, average battery life, average age of vehicles, weather conditions, and population growth. Aftermarket demand historically has been less cyclical than OEM demand due to the typical four to six year replacement cycle. Some of the Company’s major aftermarket customers include Bosch, Tractor Supply, Canadian Tire, ADI, ATR International, GroupAuto International, and The Home Depot. In addition, the Company is also a supplier of authorized replacement batteries for major OEMs including the BMW Group, Fiat Group, Honda, Iveco, John Deere, PSA Group, Scania, Volvo Trucks, Toyota, Volkswagen Group, Renault-Nissan, PACCAR, and many others.

OEM sales are primarily impacted by new vehicle manufacturing builds, based on consumer demand for new vehicles. The Company believes that the OEM market increasingly prefers suppliers with innovative energy storage technology supporting carbon dioxide reductions and suppliers with established global production capabilities that can meet their needs as they expand internationally and increase platform standardization across multiple markets. The Company supplies batteries for five of the 10 top-selling vehicles in Europe. Some of the Company’s significant OEM customers include the BMW Group, Fiat Group, International Truck & Engine, the PSA Group (Peugeot S.A./Citroën), Case/New Holland, John Deere, Renault, Nissan, Scania, Volvo Trucks, Volkswagen Group, Chrysler, Toyota, Jaguar, Land Rover, among others.

a.	Transportation Americas

In the Americas, the Company sells aftermarket transportation products through various distribution channels, including mass merchandisers, auto parts outlets, wholesale distributors, and battery specialists. The Company sells its OEM transportation replacement products principally through dealer networks. The Company’s Americas operations include a network of branches that sell and distribute batteries and other products to the Company’s distributor channel customers, battery specialists, national account customers, retail stores, and OEM dealers. In addition, these branches collect spent batteries for the Company’s recycling facilities.

The Company currently operates three recycling facilities in North America. One of these facilities—the Vernon Facility—is discussed in detail below. The Company’s recycling operations supply recycled lead for a significant portion of Exide’s Transportation and Industrial Energy products manufactured in North America. The recycling facilities also recover and recycle battery acid as well as plastic materials that are used to produce new battery covers and cases. The remaining lead requirements are secured from external sources under one to three year supply agreements.

b.	Transportation Europe and ROW

In Europe and ROW, the Company sells OEM batteries to the light vehicle, light commercial vehicle and commercial vehicle industries. The commercial vehicle industry includes truck manufacturers as well as construction and agriculture vehicle manufacturers. Exide supplies most of its OEM batteries directly to the assembly plants of its customers. The

Company also delivers service and replacement batteries into this segment. Those are either distributed by the OEM customers themselves or delivered directly to the service points through the Exide logistics network. The Company also supplies advanced lead-acid batteries for micro-hybrid vehicles equipped with carbon dioxide reducing technologies such as Start & Stop with and without regenerative braking systems and other fuel saving technologies, which require advanced battery technologies.

The Company sells Europe and ROW aftermarket batteries primarily through automotive parts and battery wholesalers, mass-merchandisers, auto centers, service installers, and international buying groups. Wholesalers have traditionally represented the majority of this market, but sales through hypermarket chains and automotive parts stores, most often integrated in European-wide buying groups, have increased. Many automotive parts wholesalers are also increasingly organized in European organizations active in purchasing and merchandising programs. Battery specialists sell and distribute batteries to a network of automotive parts retailers, service stations, independent retailers, and garages throughout Europe.

2.	Industrial Energy

The Company’s Industrial Energy segments supply both Motive Power and Network Power applications. Industrial Energy represented 40.8% of the Company’s consolidated net sales in fiscal 2014. Within the Industrial Energy segments, Motive Power and Network Power net sales represented approximately 55.1% and 44.9% of Industrial Energy net sales, respectively.

Motive Power batteries are used in the material handling industry for electric forklift trucks, and in other industries, including floor cleaning machinery, powered wheelchairs, railroad locomotives, mining, and the electric road vehicles market. The battery technologies for the Motive Power markets include flooded flat plate products, tubular plate products, absorbed glass mat (“AGM”) products, and gel electrolyte products. The Company also offers a complete range of battery chargers and related equipment for the operation and maintenance of battery-powered vehicles.

Network Power batteries are used to provide back-up power for use with telecommunications systems, computer installations or data centers, hospitals, air traffic control systems, security systems, utilities, railway and military applications. Telecommunications applications include central and local switching systems, satellite stations, wireless base stations and mobile switches, optical fiber repeating boxes, cable TV transmission boxes, and radio transmission stations. The Company’s strongest Network Power battery brands, Absolyte and Sonnenschein, offer customers the choice of AGM or gel electrolyte valve regulated battery technologies and deliver among the highest energy and power densities in their class.

a.	Industrial Energy Americas

In the Americas, the Company distributes Motive Power products and services through multiple channels. These include sales and service locations owned by the Company that are augmented by a network of independent manufacturers’ representatives. The Company serves a wide range of customers including OEM suppliers of lift trucks, large industrial companies, retail distributors, warehousing companies, and manufacturers. Significant Motive Power customers in the Americas include Toyota, MCFA, NACCO, Walmart, Ford Motor Company, and Target. The Company distributes Network Power products and services through sales and service locations owned by the Company augmented by a network of independent manufacturers’ representatives. The Company’s largest Network Power customers in the Americas include AT&T, APC, Emerson Electric, and Verizon Wireless.

b.	Industrial Energy Europe and ROW

The Company distributes Motive Power products and services in Europe through in-house sales and service organizations and utilizes distributors and agents for the export of products from Europe to ROW countries. Motive Power products in Europe are also sold to a wide range of customers in the aftermarket, ranging from large industrial companies and retail distributors to small warehousing and manufacturing operations. Motive Power batteries are also sold in complete packages, including batteries, chargers, and increasingly through on-site service. The Company’s major OEM Motive Power customers include Toyota Material Handling, the KION Group, and Jungheinrich. The Company distributes Network Power products and services in Europe and batteries and chargers in Australia and New Zealand through in-house sales and service organizations. In Asia, products are distributed through independent distributors. The Company utilizes distributors, agents, and direct sales to export products from Europe and North America to ROW. The Company’s major Network Power customers in Europe and ROW include Deutsche Telecom, Alcatel, Emerson Electric, Ericsson and Siemens Nokia Networks.

B.	Exide’s Corporate Structure

Exide, a Delaware corporation organized in 1966, and the successor in interest to a New Jersey corporation originally founded in 1888, is the parent corporation of seven domestic subsidiaries and five foreign subsidiaries. The foreign subsidiaries have numerous direct and indirect subsidiaries and joint venture interests in various parts of the world, including Asia, Europe, Australia, New Zealand, Mexico, Canada and Brazil. The corporate structure chart below provides an overview of certain of the Debtor’s direct and indirect subsidiaries. Exide Global Holding Netherlands C.V. (“Exide C.V.”),13 which is a co-borrower under the DIP Facility (discussed below), is the holding company for most of the Company’s European and ROW operations.

[13]	Exide’s direct subsidiary, EH International LLC (Delaware) holds a 1% interest in Exide C.V.

C.	Exide’s Board of Directors

The following persons comprise the board of directors of Exide (the “Board of Directors”:

Name	Position
Herbert F. Aspbury	Director
Michael R. D’Appolonia	Director
David S. Ferguson	Director
John O’Higgins	Director
John P. Reilly	Director, Chairman of the Board
Michael P. Ressner	Director
Carroll R. Wetzel, Jr.	Director

Herbert F. Aspbury has been a member of the Company’s Board since August 2006. Mr. Aspbury is the former Chairman of the Board of Trustees of Villanova University, a position he held from 2008 until his retirement in December 2010. Mr. Aspbury previously served as the chair of the University’s Audit and Finance Committee. He has also served as an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and has lectured at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. In April 2011, he joined the board of the Turks & Caicos Banking Company, a private bank which manages money for residents of the islands. Mr. Aspbury is a member of the Audit Committee, an audit committee financial expert under SEC rules and a member of the Finance and Restructuring Committee

Michael R. D’Appolonia has been a member of the Company’s Board since May 2004. Mr. D’Appolonia served as the President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries from 2006 until his retirement in September 2010. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. Mr. D’Appolonia serves a director of Elmet Holdings, LLC and its subsidiaries: Elmet Technologies, Inc., Jenco International, Inc., and Vestar Technologies, LLC. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia’s recent public company board of directors experience includes Westmoreland Coal Company (2008—2013) and The Washington Group (2001-2007). In addition to his experience with public companies, Mr. D’Appolonia previously served as a member of the board of directors of private companies including Kinetic Systems, Inc., and Reorganized Cone Mills Corporation. Mr. D’Appolonia is Chairman of the Finance and Restructuring Committee and a member of the Nominating and Corporate Governance Committee.

David S. Ferguson has been a member of the Company’s Board since August 2005. Mr. Ferguson is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Walmart Europe. Prior to that, he was President and Chief Executive Officer of Walmart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the board of directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain. Mr. Ferguson previously served on the Dean’s Advisory Board of the Business School at Morehouse College, the Board of Advisors for Miller Zell, Inc., a member of the Advisory Board of Emerge Scholarships, Inc., a 501(c)(3) non-profit organization that provides scholarships to women whose educations have been interrupted, and Vice-Chairman of the board of directors of NSB Retail Systems Plc. Mr. Ferguson is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

John O’Higgins has been a member of the Company’s Board since September 2010. Mr. O’Higgins is the Chief Executive Officer of Spectris plc, a UK-headquartered company that provides analytical measurement and industrial controls for a variety of industries, and has served in that capacity since 2006. Mr. O’Higgins previously worked at Honeywell International, Inc. from 1991 to 2005, most recently as President of Asia Pacific from 2002 to 2005. Mr. O’Higgins began his career as a development engineer for Daimler Benz. Mr. O’Higgins is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

John P. Reilly has been a member of the Company’s Board since May 2004. Mr. Reilly is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly’s recent public company board of directors experience includes Material Sciences Corporation (2008—2014), Timken Company (2006 - present), TimkenSteel Corporation (2014 - present). In addition to his experience with public companies, Mr. Reilly also serves as a member of the board of directors of Marshfield Door Systems, Inc. Mr. Reilly serves as Chairman of the Board and a member of the Organization and Compensation Committee.

Michael P. Ressner has been a member of the Company’s Board since May 2004. Mr. Ressner is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner’s recent public company board of directors experience includes Magellan Health Services, Inc. (2003 - present), Tekelec, Inc. (2006-2011), Entrust, Inc. (1999-2009), Riverstone Networks, Inc. (2003-2006) and Proxim Corporation (2003-2005). In addition to his experience with public companies, Mr. Ressner previously served on the board of Arsenal Digital Solutions. Mr. Ressner is the Chairman of the Audit Committee, an audit committee financial expert under SEC rules, and a member of the Organization and Compensation Committee.

Carroll R. Wetzel, Jr. has been a member of the Company’s Board since August 2006. Mr. Wetzel served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously as the head of the Mergers and Acquisitions Group at Chemical Bank. Prior to 1988, Mr. Wetzel served as a corporate finance officer at Smith Barney and at Dillon Read & Co., Inc. Mr. Wetzel’s recent public company board of director experience includes PHH Corporation (2010-present), Brinks Home Security (2008-2010), Laidlaw International, Inc. (2003-2007), and Vice Chairman and lead director at Arch Wireless, Inc. (2002-2003). Mr. Wetzel also previously served as a director of Brinks Company. Mr. Wetzel is Chairman of the Organization and Compensation Committee and a member of the Finance and Restructuring Committee.

D.	Executive Officers of the Debtor

The executive management team of the Debtor is composed of highly capable professionals with substantial experience. The Debtor’s executive management team consists of the following individuals:

Name	Position

Robert M. Caruso	President and Chief Executive Officer

Phillip A. Damaska	Executive Vice President and Chief Financial Officer

Barbara A. Hatcher	Executive Vice President and General Counsel

Bruce A. Cole	Executive Vice President and President, Industrial and Recycling Americas and Asia Pacific Executive Vice President-Strategy and Business Development

Louis E. Martinez	Vice President, Corporate Controller, and Chief Accounting Officer

Ed Mosley	Chief Restructuring Officer

Michael Ostermann	Executive Vice President and President – Exide Europe

Robert M. Caruso is the Company’s President and Chief Executive Officer. Prior to being named to this position in August 2013, Mr. Caruso was the Company’s Chief Restructuring Officer. The Company’s former CEO, James R. Bolch, resigned on July 31, 2013 and the Bankruptcy Court approved Mr. Caruso’s elevation to this position on August 16, 2013 (Docket No. 557). He joined Exide from Alvarez & Marsal in Chicago, where he co-leads the company’s Central Region North American Commercial Restructuring practice. Mr. Caruso specializes in advising management teams, boards, lenders and other stakeholders to companies engaged in financial or operational restructurings. He has more than two decades of restructuring experience serving clients large and small across a wide range of industries such as automotive, manufacturing, consumer products, health care, finance, gaming and retail.

Phillip A. Damaska is the Company’s Executive Vice President and Chief Financial Officer. Mr. Damaska joined the Company in January 2005 as Vice President, Finance, was appointed Vice President and Corporate Controller in September 2005, was named Senior Vice President and Corporate Controller in March 2006, and was named Executive Vice President and Chief Financial Officer effective April 1, 2008. Prior to joining the Company, Mr. Damaska served in numerous capacities with Freudenberg-NOK from 1996 through 2004, most recently as President of Corteco, an automotive and industrial seal supplier that is part of the partnership’s global group of companies.

Barbara A. Hatcher is the Company’s Executive Vice President and General Counsel. Ms. Hatcher joined the Company in September 2000 in connection with the Company’s acquisition of GNB. Ms. Hatcher has been Executive Vice President and General Counsel since May 2006, after having served as Deputy General Counsel from April 2004 through April 2006. Ms. Hatcher previously served as GNB’s Vice President & General Counsel.

Bruce Cole is the Company’s Executive Vice President and President, Industrial and Recycling Americas and Asia Pacific, and EVP Strategy and Business Development. Mr. Cole joined the Company in September 2000 in connection with the Company’s acquisition of GNB. Mr. Cole joined GNB in 1989. Mr. Cole served as President, Transportation Americas from August 2007 to April 2011, President, Exide Americas from April 2011 to November 2011 and prior to that was Vice President and General Manager, North American Recycling. Mr. Cole has also served in a variety of roles at the Company including Vice President, Manufacturing & Engineering for Industrial Energy Americas and Vice President, Global Marketing, Industrial Energy.

Louis E. Martinez is the Company’s Vice President, Corporate Controller, and Chief Accounting Officer. Mr. Martinez was appointed to this position in March 2008. Previously, Mr. Martinez served as the Company’s Assistant Corporate Controller since joining the Company in May 2005. Mr. Martinez served as Corporate Controller for Airgate PCS, Inc., from March 2003 through May 2005. Mr. Martinez has also served as Corporate Controller for Cotelligent, Inc., from March 2000 through February 2003 and as Director of Finance & Corporate Controller for Aegis Communications Group from 1996 through February 2000.

Ed Mosley replaced Mr. Caruso as Company’s Chief Restructuring Officer pursuant to the Bankruptcy Court’s order entered August 16, 2013 (Docket No. 557). Mr. Mosley is also a senior director with Alvarez & Marsal North America in Dallas. He has a diverse background in financial restructuring, operational restructuring, investment banking and finance, and operational experience. His primary areas of concentration are valuation, financial modeling, due diligence, bankruptcy, finance and creditor negotiation. With more than 12 years of restructuring experience, Mr. Mosley is an experienced advisor to secured creditors, unsecured creditors, and companies in distressed and bankruptcy situations. Mr. Mosley has worked with both private and public companies across various industries, including manufacturing, transportation, automotive, retail, industrial construction, telecommunications, healthcare and direct selling. Mr. Mosley has a bachelor’s degree in biology from Harvard University. He is a member of the Association of Insolvency and Restructuring Advisors (AIRA) and is recognized as a Certified Insolvency and Restructuring Advisor.

Michael Ostermann is the Company’s Executive Vice President and President, Exide Europe. Mr. Ostermann joined Exide in January 2009 as President, Transportation Europe and was named President, Exide Europe in March 2010. Prior to joining the Company, Mr. Ostermann served in a variety of automotive industry and operational roles including his most recent position as Management Board Member and Managing Director for Frauenthal Holding AG, a European manufacturer of industrial ceramic products. Mr. Ostermann was responsible for establishing that company’s Automotive Division.

E.	The Debtor’s Workforce

The Debtor currently employs approximately 3,200 employees in the United States (the “Employees”),14 of which approximately 1,000 are paid on a salaried basis and approximately 2,200 are paid on an hourly basis, including approximately 550 unionized hourly Employees (such unionized hourly Employees, the “Union Employees”). In addition, the Debtor employs approximately 20 full-time employees based in Canada (the “Canadian Employees”).15

The Employees provide a variety of services to support the Debtor’s operations. A little under one-third of Exide’s salaried Employees are engaged in manufacturing, distribution, and engineering functions, with the balance of the salaried Employees engaged in sales, service, marketing, and administration. The hourly Employees are all engaged in manufacturing, distribution, and engineering functions.

F.	Benefit Plans

As of the Petition Date, the Debtor sponsored the following material employee benefit plans, each of which is governed by provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Tax Code”).

1.	The Exide Technologies Pension Plan

The Debtor sponsors one defined benefit pension plan (the “Pension Plan”), covering virtually all of the Debtor’s active and former Employees who were hired prior to 2006, including active former employees of Gould National Battery, which was purchased by Exide in 2000, active and former Canadian Employees who were hired prior to 2011, and hourly Union Employees covered by certain collective bargaining agreements (“CBAs”). The Pension Plan is closed to new entrants, and benefits under the Pension Plan are frozen for all participants. The majority of administration and actuarial fees are paid from the pension trust. The Pension Benefit Guaranty Corporation (“PBGC”) filed a proof of Claim for unfunded benefit liabilities in the amount of $192,900,000 in the event that the Pension Plan is terminated. The Plan contemplates that Reorganized Exide shall continue the Pension Plan in accordance with, and subject to, their terms, ERISA, and the Tax Code, and shall preserve all of its rights thereunder. As a result, the PBGC’s unfunded benefit liability claim would not be triggered if the Plan is consummated.

2.	401(k) Plan

The Debtor also offers its current Employees the opportunity to participate in a 401(k) savings plan (the “401(k) Plan”). The Employees may contribute up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the

[14]	Overall, the Company through its European and ROW entities employs approximately 8,900 people globally. Of this number, approximately 5,600 are in Europe and ROW are not employed by the Debtor.
[15]	The Canadian Employees provide sales services to a division of the Debtor – GNB Industrial Power – that manufactures and recycles large lead acid batteries.

maximum contribution levels established by the Internal Revenue Service (“IRS”). The 401(k) plan also includes a safe harbor provision for all salaried U.S. workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3.0% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. Effective June 1, 2013, the Company suspended the Company contribution and the safe harbor payments for all U.S. salaried workers, as well as hourly workers not subject to collective bargaining agreements. Effective April 1, 2014, the safe harbor payments for calendar 2014 were reinstated, but such payments for the January through March 2014 period will not be made until December 2014. For certain Union Employee participants, the Debtor provides matching contributions, as dictated by the Union Employees’ CBAs. Administration and investment fees for the union hourly 401(k) Plan are paid by the Debtor.

G.	The Debtor’s Prepetition Capital Structure

Prior to the Petition Date, the Debtor had approximately $1 billion of outstanding debt on a consolidated basis, of which: approximately $160 million consisted of loans, interest, and other amounts owed under the ABL Facility; approximately $675 million consisted of secured U.S. bond debt; approximately $51.9 million consisted of unsecured U.S. bond debt; and approximately $103.5 million consisting of other miscellaneous debt obligations. The Debtor’s principal debt obligations, as of the Petition Date, were as follows:

1.	The ABL Facility

On January 25, 2011, Exide, as the U.S. borrower, and Exide C.V., as the foreign borrower, various financial institutions party thereto as lenders, and Wells Fargo Capital Finance, LLC, as administrative agent, entered into that certain credit agreement dated as of January 25, 2011 (such credit agreement and additional documents and ancillary agreements, as amended, are referred to herein collectively as the “ABL Facility”). Certain other non-debtor foreign subsidiaries of the Debtor also guaranteed the foreign borrowings (described below) under the ABL Facility.16 As of the Petition Date, the aggregate principal amount outstanding under the ABL Facility was approximately $113 million of loans and approximately $47 million of issued and outstanding letters of credit, plus additional amounts in respect of accrued but unpaid interest, fees, costs, and other charges. Of the $113 million in loans outstanding as of the Petition Date, Exide C.V. had borrowings of approximately $55.9 million. In connection with consummation of the DIP Facility, the ABL Facility was satisfied in full.

2.	Senior Notes

Pursuant to an indenture dated as of January 25, 2011, the Debtor issued $675 million in aggregate principal amount of 8.625% senior secured notes with a maturity date of February 1, 2018 (the “Senior Notes”). The Senior Notes have a cash coupon interest rate of 8.625% annually, payable semi-annually in arrears in February and August. As of the Petition Date, the Senior Notes had a remaining principal balance of $675 million outstanding, plus accrued and

[16]

Such non-debtor foreign subsidiaries are referred to herein as the “Foreign Guarantors,” and include subsidiaries of the Debtor organized under the laws of Australia, Canada, England, New Zealand, and Wales.

unpaid interest of approximately $20.86 million. The Senior Notes are secured by: (i) a first-priority lien on the Notes Priority Collateral, which includes, subject to certain exceptions, Exide’s existing and after-acquired equipment, stock in Exide’s direct subsidiaries, including a 65% pledge from Exide of its equity interest in Exide C.V., certain intercompany loans, certain real property, and substantially all of Exide’s other assets that do not secure the ABL Facility on a first-priority basis, and (ii) a second-priority lien on the ABL Facility Priority Collateral. The Senior Notes are not guaranteed by any of Exide’s subsidiaries.

3.	Subordinated Convertible Notes

Pursuant to an indenture dated as of March 18, 2005, the Debtor issued floating rate convertible senior subordinated notes (the “Subordinated Convertible Notes”) with a maturity date of September 18, 2013. The Subordinated Convertible Notes bear floating interest at a per annum rate equal to the 3-month LIBOR, adjusted quarterly, minus a spread of 1.5%. Interest is payable quarterly under the Subordinated Convertible Notes. The interest rate at December 31, 2012 was 0.0%. The Subordinated Convertible Notes are convertible into Exide’s common stock at a conversion rate of 61.6143 shares per $1,000.00 principal amount at maturity, subject to adjustments for any common stock splits, dividends on common stock, tender and exchange offers by Exide for the common stock and third-party tender offers.17 The Subordinated Convertible Notes are unsecured and are subordinate in right of payment to the Senior Secured Note obligations, including any postpetition interest–and other fees–on account of the Senior Notes. As of the Petition Date, the Subordinated Convertible Notes had a remaining principal balance of $51.9 million outstanding.

4.	General Unsecured Debt

Prior to the Petition Date, the Debtor’s books and records indicated that it had approximately $103.5 million in general unsecured debt primarily consisting of outstanding payments under various contracts and other arrangements for goods and services supporting its operations.

5.	Exide Technologies Common Stock

Exide Technologies’ common stock was publicly-traded on the NASDAQ under the symbol “XIDE.” After the Petition Date, the NASDAQ notified Exide that its common stock would be delisted from the NASDAQ and that trading in Exide’s common stock would be suspended effective June 24, 2013. Since June 24, 2013, Exide’s common stock has traded on the over-the-counter market, also known as the “Pink Sheets,” under the symbol “XIDEQ.”

[17]	In the case of a change in control in which 10% or more of the consideration for the common stock is cash or –non traded securities, the conversion rate increases, depending on the value offered and the timing of the transaction, to as much as 70.2245 shares per one thousand dollars principal amount.

ARTICLE V.

THE CHAPTER 11 CASE

The following is a general summary of the Chapter 11 Case, including certain events preceding the Chapter 11 Case, the stabilization of the Debtor’s operations, and the Debtor’s restructuring initiatives implemented since the Petition Date.

A.	Events Leading to the Commencement of the Chapter 11 Case

As set forth in the Declaration of Phillip A. Damaska in Support of Chapter 11 Petitions and First Day Pleadings (Docket No. 3) (the “First Day Declaration”), the Debtor’s decision to commence the Chapter 11 Case was based on a combination of specific factors that placed significant stress on the Debtor’s liquidity position in the months leading up to the Petition Date and hindered the Company’s ability to successfully compete in the markets in which it operated. These factors included, among other things: rising production costs resulting in compressed margins; intense competition; exposure to the economic downturn that has persisted in Europe; and constrained liquidity.

Additionally, on April 24, 2013, the California Department of Toxic Substances Control (the “Department”) issued an order suspending operations at its Vernon, California secondary lead-recycling facility (the “Vernon Facility”) alleging that the facility’s underground storm-water system was not in compliance with state requirements and that the Company’s furnace emissions are not meeting applicable Department health-risk standards. As a result of the temporary suspension of the Vernon Facility, Exide had to source lead requirements from its remaining recycling facilities, open-market purchases of refined lead, and third-party lead recyclers to make up for the lost capacity increasing its costs. Approximately two weeks after the Department order, Standard & Poor’s Ratings Service lowered its corporate credit rating of Exide to triple-C-plus, which further constrained Exide’s liquidity due to the tightened availability of trade credit and credit insurance.

As a further result of the suspension of operations at the Vernon Facility and the Company’s financial performance in the fourth fiscal quarter of 2013, it became apparent that a successful out-of-court restructuring was unlikely. Exide therefore retained Alvarez & Marsal North America, LLC (“A&M”) and Skadden, Arps, Slate, Meagher & Flom LLP to provide financial and legal restructuring advice, respectively. In short order, Exide took several significant steps, coupled with previous restructuring initiatives, to address the challenges faced by the Company. These efforts included (a) suspending 401(k) safe-harbor and matching contributions, effective June 1, 2013; (b) suspending merit-based pay increases for employees not subject to collective-bargaining agreements; (c) discontinuing production of its “Vortex” line of batteries at its Bristol, Tennessee plant and preparing for closure of the plant by July 2013; and (d) implementing programs to improve efficiencies in its other existing facilities.

Furthermore, with approximately $31 million in interest payments due in August 2013 under the Senior Notes ($29 million) and the ABL Facility ($2 million), and the maturity of $51.9 million remaining in Subordinated Convertible Notes due in September 2013, Exide sought to develop a restructuring plan with its advisors to address these near term liquidity events, as well as the long-term profitability of its enterprise. As a crucial initial step to its restructuring plan, Exide sought to procure a sufficiently sized debtor-in-possession financing that would allow it to execute a comprehensive turnaround during the course of a chapter 11 case.

Ultimately, after considering different structures with multiple parties, Exide determined that the proposal for debtor-in-possession financing (“DIP Financing”) package provided by JPMorgan Chase Bank, N.A. (“JPMorgan”) represented the best proposal available to the Debtor. The DIP Financing comprised of a $225 million first-out asset-based revolving credit facility and a $275 million second-out term loan facility.18 After securing a fully-committed $500 million DIP Financing, the Debtor determined to enter into chapter 11 and implement an operational restructuring and de-levering of its balance sheet to achieve a sustainable capital structure.

Exide received Bankruptcy Court approval for, among other things, access to a $500 million debtor-in-possession financing facility (as amended, modified, or supplemented from time to time, the “DIP Credit Facility”) on the terms set forth in the debtor-in-possession credit agreement (as amended, modified, or supplemented from time to time, the “DIP Credit Agreement”), the ability to pay pre-petition and post-petition employee wages, salaries and benefits, and to honor customer warranty, sales returns and rebate obligations.

The DIP Facility primed the Debtor’s Senior Notes. The Final DIP Order provided the Holders of the Senior Notes with adequate protection to the extent there was any diminution of value in the collateral underlying the Senior Notes. As set forth in the Final DIP Order, such adequate protection, included, among other things, replacement liens, super priority section 507(b) Claims, payment of indenture trustee fees and expenses, payment of Unofficial Noteholder Committee fees and expenses, and PIK interest.

Subsequent to the Petition Date, as described below, the Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain pre-petition obligations generally designed to stabilize the Debtor’s operations including employee obligations, taxes, and from limited available funds, pre-petition claims of certain critical vendors, certain customer programs, limited foreign supplier obligations, adequate protection payments, and certain other pre-petition claims. Additionally, the Debtor has continued to pay undisputed post-petition obligations in the ordinary course of business.

B.	Stabilization of Operations

Upon commencing the Chapter 11 Case, the Debtor sought and obtained a number of orders from the Bankruptcy Court to ensure a smooth transition of its operations into chapter 11 and facilitate the administration of the Chapter 11 Case. Certain of these orders are briefly summarized below.

[18]	As described below, pursuant to various amendments, the DIP Facility now consists of a $200.0 million senior secured asset based revolving credit facility, subject to a borrowing base, and an approximate $346.0 million “last out” term loan facility.

1.	Administrative Motions

To facilitate a smooth and efficient administration of these Chapter 11 Case and to reduce the administrative burden associated therewith, the Bankruptcy Court entered the following procedural orders: (a) authorizing the retention of GCG as claims and noticing agent (Docket No. 76) and (b) granting the Debtor an extension of time to file its Schedules (Docket No. 75). On August 9, 2013, the Debtor filed its Schedules with the Bankruptcy Court (Docket No. 498).

2.	Motion to Continue Using Existing Cash Management System (Docket No. 4)

The Bankruptcy Court authorized the Debtor to continue using its cash management systems and its respective bank accounts, business forms, and investment practices by an interim order granted on June 11, 2013 (Docket No. 64), and Final Order granted on July 24, 2013 (Docket No. 415). The cash management order also approved the Debtor’s investment and deposit guidelines and permitted the Debtor to set off both prepetition and postpetition intercompany obligations between Debtor and non-Debtor affiliates.

3.	Motion to Pay Employee Wages and Benefits (Docket No. 5)

By interim order granted on June 11, 2013 (Docket No. 65), and Final Order granted on July 11, 2013 (Docket No. 319), the Bankruptcy Court authorized the Debtor to pay prepetition compensation (including wages, salaries, overtime pay, and vacation pay) to, prepetition business expenses of, and prepetition payroll deductions and prepetition withholdings, prepetition contributions to, and benefits under medical and insurance benefit plans, and postpetition severance benefits for qualified employees.

4.	Motion to Authorize Maintenance of Customer Programs (Docket No. 10)

By interim order granted on June 11, 2013 (Docket No. 70), and Final Order granted on July 11, 2013 (Docket No. 323), the Bankruptcy Court authorized, but did not direct, the Debtor to honor certain prepetition obligations to customers and to otherwise continue customer programs and practices (the “Customer Programs”) in the ordinary course of business, thereby ensuring and maintaining customer satisfaction and loyalty without interruption during the course of the Chapter 11 Case.

5.	Motion to Pay Prepetition Sales, Use, and Franchise Taxes (Docket No. 11)

By interim order granted on June 11, 2013 (Docket No. 71), and Final Order granted on July 11, 2013 (Docket No. 324), the Bankruptcy Court authorized the Debtor to pay up to $5.68 million for prepetition sales, use, franchise, income, property, and other taxes and any tax-related fees, charges, and assessments accrued prepetition.

6.	Motion Determining Adequate Assurance of Payment for Future Utility Services (Docket No. 13)

By interim order granted on June 11, 2013 (Docket No. 73), and Final Order granted on July 11, 2013 (Docket No. 336), the Bankruptcy Court established procedures for determining adequate assurance of payment for future utility service in recognition of the impact even a brief disruption of utility services would have on the Debtor.

7.	Motion to Pay Critical Trade Vendors (Docket No. 6)

By interim order granted on June 11, 2013 (Docket No. 66), and Final Order granted on July 11, 2013 (Docket No. 320), the Bankruptcy Court authorized the Debtor to pay prepetition Claims of certain suppliers. Specifically, the Debtor was authorized to pay certain prepetition nonpriority Claims of: (a) certain suppliers of the Debtor that are not party to Executory Contracts; (b) certain financially distressed suppliers; and (c) on a provisional basis, certain suppliers that may seek to discontinue supplying products or providing services in breach of their agreements with the Debtor, and approving procedures related thereto. The Debtor was authorized to pay prepetition Claims of those suppliers that are not party to Executory Contracts and those financially distressed suppliers up to $10 million. With respect to suppliers that refuse to perform postpetition obligations pursuant to an Executory Contract unless their prepetition Claims are satisfied, the Debtor is authorized to pay such suppliers’ Claims on a provisional basis.

8.	Motion to Pay Foreign Trade Vendors (Docket No. 7)

By interim order granted on June 11, 2013 (Docket No. 67), and Final Order granted on July 11, 2013 (Docket No. 321), the Bankruptcy Court authorized the Debtor to pay prepetition Claims of certain vendors and suppliers located in foreign jurisdictions up to $2 million.

9.	Motion to Pay Shippers Prepetition Claims (Docket No. 8)

By Final Order granted on June 11, 2013 (Docket No. 68), the Bankruptcy Court authorized the Debtor to pay the prepetition Claims of certain shippers and warehousemen up to $9.2 million.

10.	Motion to Pay Mechanics and Materialmen Claims (Docket No. 9)

By interim order granted on June 11, 2013 (Docket No. 69), and Final Order granted on July 11, 2013 (Docket No. 322), the Bankruptcy Court authorized the Debtor to pay certain contractors, subcontractors, mechanics, or materialmen lienholders up to $10.4 million.

11.	Motion to Establish Notification and Hearing Procedures for Trading in Equity Securities (Docket No. 14)

As of March 31, 2013, the Debtor had approximately $135 million of unlimited NOLs that were available to offset taxable income and approximately $50 million of NOLs that were available to offset taxable income but were subject to a limitation under Section 382 of the Tax Code (“Section 382”) because of a prior ownership change. To protect these NOL carry-forwards for future use to offset potential taxable income, the Debtor sought and obtained an interim order granted on June 11, 2013 (Docket No. 73), and Final Order granted on July 11, 2013 (Docket No. 325), restricting trading of its equity securities.

12.	Applications for Retention of Debtor’s Professionals

Throughout the Chapter 11 Case, the Bankruptcy Court has approved the Debtor’s retention of certain Professionals to represent and assist the Debtor in connection with the Chapter 11 Case. These Professionals include, among others: (a) Skadden, Arps, Slate, Meagher & Flom as counsel for the Debtor (order granted July 11, 2013) (Docket No. 326); (b) Pachulski, Stang, Ziehl & Jones LLP as special conflicts counsel for the Debtor (order granted July 9, 2013) (Docket No. 363);(c) Lazard Freres & Co. LLC, as financial advisors and investment bankers for the Debtor (order granted July 11, 2013) (Docket No. 329); (d) Alvarez & Marsal North America, LLC as restructuring advisor to the Debtor (order granted July 10, 2013) (Docket No. 303); (e) Sheppard Mullin Richter & Hampton LLP as special counsel to the Debtor (order granted July 9, 2013) (Docket No. 280); (f) KPMG LLP as auditor to the Debtor (order granted July 11, 2013) (Docket No. 328); (g) Sitrick and Company as corporate communications and public relations consultants to the Debtor (order granted July 9, 2013) (Docket No. 281); and (h) GCG as administrative agent for the Debtor (order granted July 9, 2013) (Docket No. 279).

The Bankruptcy Court subsequently approved additional requests by the Debtor to retain other Professionals. These Professionals include, among others: (a) PricewaterhouseCoopers LLP as tax advisor (order granted October 15, 2013) (Docket No. 881); (b) Newmark Midwest Region, LLC dba Newmark Grubb Knight Frank as real estate consultant (order granted November 11, 2013) (Docket No. 1080) ; (c) Ernst & Young LLP as tax advisory, valuation, accounting and reporting services provider to the Debtor (order granted December 17, 2013) (Docket No. 1166); (d) Schnader Harrison Segal & Lewis LLP as special counsel to the Debtor (order granted February 19, 2014) (Docket No. 1406); (e) ERM Consulting & Engineering, Inc. as environmental consultant to the Debtor (order granted February 19, 2014) (Docket No. 1414); (f) Cleary Gottlieb Steen & Hamilton LLP as special counsel to the Debtor (order granted March 28, 2014) (Docket No. 1610); (g) King & Spalding LLP as special antitrust counsel to the Debtor (order granted April 1, 2014) (Docket No. 1631); (h) Akin Gump Strauss Hauer & Feld LLP as counsel to the Board of Directors of the Company (order granted August 20, 2014) (Docket No. 2164); (i) FTI Consulting, Inc. as forensic accountants and advisors (order granted September 3, 2014) (Docket No. 2216); (j) Korn Ferry International, Inc. as executive search advisors to the Debtor (order granted September 22, 2014) (Docket No. 2313).

C.	Formation of the Unofficial Noteholder Committee.

During April 2013, certain Holders of Senior Notes contacted Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) to form an unofficial committee of Holders of Senior Notes (the “Unofficial Noteholder Committee”) and to represent them in connection with a potential financing or restructuring of the Debtor. The initial members established a minimum Senior Notes ownership threshold for membership in the Unofficial Noteholder Committee. Certain members of the Unofficial Noteholder Committee agreed to fund $275 million of term loans under the DIP Credit Agreement, as well as the $60 million upsizing of the DIP Facility. As of October 21, members of the Unofficial Noteholder Committee hold 59% of the Senior Notes and 82% of the DIP Term Loan Facility. Certain members of the Unofficial Noteholder Committee, collectively holding a majority of the Senior Notes and a majority of the DIP Term Loans, have executed the Plan Support Agreement and are Consenting Creditors thereunder.

D.	Appointment of the Creditors’ Committee

On June 18, 2013, the United States Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code (Docket No. 141). The members of the Creditors’ Committee are: U.S. Bank N.A., Richardson Molding, Inc.; HCL America, Inc.; Pension Benefit Guaranty Corporation; Esopus Creek Value Series Fund LP – Series “A”; United Steelworkers; and Transervice Logistics, Inc.

The Creditors’ Committee has retained the following Professionals: (a) Lowenstein Sandler LLP as counsel (order granted August 6, 2013) (Docket No. 480); (b) Morris, Nichols, Arsht & Tunnell LLP as co-counsel (order granted August 6, 2013) (Docket No. 482); (c) Zolfo Cooper, LLC as restructuring and financial advisors (order granted August 6, 2013) (Docket No. 481); (d) Guggenheim Securities LLC as investment banker (order granted August 6, 2013) (Docket No. 487); (e) Ashurst, LLP as special foreign counsel (order granted October 14, 2013) (Docket No. 872); (f) Geosyntec Consultants as environmental consultants (order granted January 17, 2014) (Docket No. 1248); and (g) Sierra Research, Inc. as environmental consultants (order granted July 2, 2014) (Docket No. 1970).

E.	Appointment of Fee Examiner

On January 28, 2013, the Bankruptcy Court appointed Robert J. Keach of Bernstein, Shur, Sawyer & Nelson, P.A., as Fee Examiner (Docket No. 1283). On February 18, 2014, the Bankruptcy Court approved the retention of Bernstein, Shur, Sawyer & Nelson, P.A. as counsel to the Fee Examiner, nunc pro tunc to January 28, 2014 (Docket No. 1406).

F.	Postpetition Financing

As noted above, the Bankruptcy Court approved the DIP Credit Facility on the terms set forth in the DIP Credit Agreement. Initially, the DIP Credit Agreement provided for senior secured super priority DIP financing facilities in an aggregate amount of $500.0 million, consisting of a $225.0 million senior secured asset based revolving credit facility, subject to a borrowing base, and approximately $275.0 million “last out” term loan facility. During the Chapter 11 Case, the DIP Credit Agreement has since been amended nine times providing for, among other things, an extension of the maturity date and increase in DIP Term Loan Facility by $60 million. Notable among these amendments was the sixth amendment (discussed further below), which, among other things, provided the Company with additional liquidity by increasing the DIP Term Loan Facility by $60 million (the “Upsizing Amendment”).

In addition, on October 31, 2014, the Bankruptcy Court approved the eighth amendment to the DIP Credit Agreement (the “Maturity Extension Amendment”) which, among other things, extended the maturity date of the loans made under the DIP Credit Agreement until March 31, 2015 and the implemented sale process and plan process milestones (described in additional detail below). The Bankruptcy Court conditioned the approval of the Maturity Extension Amendment on the termination of the Exclusivity Period (as defined below). Accordingly, on November 4, 2014, the Company entered into the ninth amendment to the DIP Credit Agreement, which eliminated entry of an order terminating the Exclusivity Period as an event of default under the DIP Credit Agreement.

Events of default under the DIP Credit Agreement include, among other things, failure to pay any principal, interest or other amounts due under the applicable credit agreement, breach of specific covenants, failure to satisfy milestones, and a change of control of the Company. Upon an event of default, the requisite lenders may declare the outstanding obligations under the DIP Credit Agreement to be immediately due and payable and exercise other rights and remedies provided for thereunder.

G.	Prepetition Senior Notes Lien Challenge Period.

Pursuant to paragraph 19 of the Final DIP Order, the Creditors’ Committee was granted standing to challenge the validity, enforceability and perfection of the prepetition liens securing the Senior Notes (as defined in the Final DIP Order, the “Challenge Period”). The initial Challenge Period to assert such claims and defenses was to expire on September 26, 2013. Pursuant to various stipulations, the original Challenge Period has been extended on several occasions, most recently pursuant to an April 28, 2014 Stipulation and Agreement by and Among the Debtor, the Official Committee of Unsecured Creditors, Wells Fargo Bank, National Association, and the Official Noteholder Committee, which indefinitely extended the Creditors’ Committee’s (and only the Creditors’ Committee’s) challenge period “through and including the twenty-fifth (25th) calendar day after the Notes Trustee or the Unofficial Noteholder Committee delivers written notice to the undersigned counsel to the Committee of termination of the Challenge Period.” (the “Extended Challenge Period”). As of the date hereof, no written notice has been issued. No assurances can be given, however, that the Creditors’ Committee will not commence litigation challenging the validity, enforceability and perfection of the prepetition Senior Notes liens at any time. Any such litigation may entail significant discovery and otherwise consume considerable resources of the Debtor.

H.	Analyzing Executory Contracts and Unexpired Leases

The Bankruptcy Code authorizes a debtor, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject Executory Contracts and Unexpired Leases. In conjunction with its overall asset rationalization efforts, the Debtor has engaged in a comprehensive evaluation of its Executory Contracts and Unexpired Leases.

Indeed, at the outset of the Chapter 11 Case, the Debtor rejected several unprofitable OEM contracts with Toyota Motor Engineering & Manufacturing North America, Inc. (order entered July 11, 2013), Chrysler Group LLC (order entered July 11, 2013), and Nissan North America, Inc. (order entered July 25, 2013). The Bankruptcy Court entered the orders approving transition agreements and the consensual rejection of these contracts at docket numbers 337, 337, and 422, respectively. In addition, the Debtor entered into a successful transition agreement and the consensual termination of a contract with BMW of North America, LLC, which was approved by order of the Bankruptcy Court entered September 13, 2013 (Docket No. 713).

On July 11, 2013, the Bankruptcy Court approved streamlined procedures to reject or assume Executory Contracts (Docket No. 333). On October 15, 2013, the Bankruptcy Court approved similar streamlined procedures with respect to Unexpired Leases, which also provided procedures to extend the time within which the Debtor has to assume or reject Unexpired Leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code (Docket No. 878).

During the course of the Chapter 11 Case, the Debtor and its Professionals have evaluated Executory Contracts and Unexpired Leases in the context of the Debtor’s business plan. Exide continues to evaluate its options in connection with each of these Executory Contracts and Unexpired Leases including the potential assumption, rejection, or amendment and assumption thereof – decisions that Exide will make prior to confirmation of the Plan as would be required by the Bankruptcy Code.

I.	Appointment of New Executive Officers and Hiring of New Consultant

1.	Chief Restructuring Officer

Early in the Chapter 11 Case, the Debtor appointed Robert M. Caruso of Alvarez & Marsal as its Chief Restructuring Officer (“CRO”). As CRO, Mr. Caruso lead and directed, with the assistance of the Company’s advisors, the development of restructuring plans or strategic alternatives to maximize the enterprise value of the Company. The Bankruptcy Court approved the appointment of Mr. Caruso as CRO on July 11, 2013 (Docket No. 327). After Mr. Caruso’s elevation from CRO to CEO (described below), Ed Mosley, of Alvarez & Marsal, became the new CRO as the Company further utilized its restructuring experts to develop its Business Plan (described below). The Bankruptcy Court approved the appointment of Mr. Mosley as CRO on August 16, 2013 (Docket No. 557)

2.	New Chief Executive Officer

On July 31, 2013, the Debtor’s former President and Chief Executive Officer (“CEO”) James R. Bolch resigned and Exide named Mr. Caruso as President and CEO. The Debtor entered into a transition services agreement with Mr. Bolch, pursuant to which he remained an advisor to the Company from August 1, 2013 through November 29, 2013. The Bankruptcy Court approved the appointment of Mr. Caruso as CEO on August 16, 2013 (Docket No. 557).

3.	New Vice President of Health and Safety—Americas

In the second quarter of 2014, the Debtor hired Tom Strang as its new Vice President of Environmental Health and Safety—Americas. Mr. Strang spent more than 35 years addressing environmental matters in the chemical industry at Monsanto Company, Hercules, Inc., and Chemtura Corporation. In his past roles, Mr. Strang had a successful history in managing environmental remediation, implementing best practices and working collaboratively with diverse communities. Mr. Strang is intimately involved with Exide’s local management and consultants and with the Department and the SCAQMD leaders, management and their technical staffs.

4.	New Vice President of Recycling Operations – Americas

In the second quarter of 2014, the Debtor hired Chuck Giesige as the new Vice President of Recycling Operations – Americas. Mr. Giesige brought 23 years of battery manufacturing experience to Exide, having held senior positions at C&D Technologies, Inc. and at Johnson Controls, Inc. Mr. Giesige is responsible for operations at the Exide lead-acid battery recycling facilities in the U.S. In addition, Mr. Giesige oversees operations at the Vernon Facility.

5.	New Senior Vice President of Sales & Service – Americas

In July 2014, the Debtor hired Fred Noblett as the new Senior Vice President of Sales & Service – Americas. Mr. Noblett brought 18 years of sales experience to Exide, having held key sales roles at Rockwell Automation and serving as Vice President of U.S. Industrial Sales for Siemens Energy and Automation. Most recently, Mr. Noblett was the Global Sales Leader for Tyco Valves and Controls (acquired by Pentair) where he transformed the sales organization on a global scale. Mr. Noblett is responsible for sales, service, branch operations and marketing for Exide in the America’s region. His objective is to transform the Company by creating a common set of processes, methodologies, and accountability to drive profitable strategic growth.

6.	New Consultant for Manufacturing Operations

Allan Davis is a consultant who has been providing technical advice and consultation to improve operations at the Company’s U.S. Transportation and Industrial manufacturing facilities since January 2014. Mr. Davis is the principal of 1906234 Ontario Inc., a Canadian consulting firm. Mr. Davis brings more than 30 years of manufacturing operations experience in the transportation and aerospace components industries, having served as Chairman for several Canadian companies, including Tritech Precision, Haley Industries and Amcan Consolidated Technologies, and as a Board member at Meridian Technologies. His career also includes executive positions at Trimin Capital, a private equity firm specializing in acquisitions of equity interests in operating businesses, and HPG Limited, a turbine blade manufacturer.

J.	Business Plan Development and Emergence Paths

1.	Original Business Plan

During this Chapter 11 Case, the Debtor and its advisors from Alvarez & Marsal have focused on the development of a business plan that would provide for an operational turnaround and serve as the backbone for the Debtor’s ultimate chapter 11 emergence path. As required under the DIP Facility, the Debtor delivered that business plan (the “Original Business Plan”) to its DIP Lenders in compliance with the March 10, 2014 deadline to do so under the DIP Facility. The Original Business Plan contained the operational and capital expenditure plans for each of Exide’s four key segments—Transportation Americas (which includes Recycling North America), Transportation Europe and ROW, Industrial Energy Americas, and Industrial Energy Europe and ROW—and is premised on the Company’s continued operations of these segments through the Debtor or through its foreign subsidiaries. The Original Business Plan contemplated raising substantial new capital in order to, among other things, fund the Debtor’s post-emergence capital expenditures and satisfy chapter 11 emergence costs. Accordingly, the Debtor engaged members of the Unofficial Noteholder Committee (the “UNC”) in discussions regarding their receptivity to providing this new capital. UNC members thus entered into NDAs with the Debtor, to obtain access to material non-public information to evaluate making a new capital investment.

2.	Revised Business Plan

The Debtor recalibrated its business plan when it was required to suspend operations at the Vernon Facility, which supplied approximately 30% of the Debtor’s domestic lead requirements. As described in more detail below, on April 7 and April 8, respectively, the Los Angeles County Superior Court and the SCAQMD (as defined below) denied Exide’s requests for additional time to bring the Vernon Facility into compliance with newly-adopted emission standards.19 As a result, Exide updated various iterations of its business plan with re-forecasted projections, incorporating a scenario in which the Company implements a risk reduction plan to enable it to re-open the Vernon Facility in compliance with these new emissions standards along with an alternative scenario in which Vernon is closed and Exide pursues long-term tolling contracts and direct lead purchase arrangements to satisfy its lead requirements. The Debtor also updated its business plan taking into account suggestions from the Creditors’ Committee, such as including EBITDA generated from the Company’s procurement of business from Home Depot (which was secured after the issuance of the first version of the Original Business Plan). Pursuant to ongoing revisions to the business plan (the “Revised Business Plan”), the Debtor concluded that the Company would need additional capital to fund the continued operations of the business, repay the DIP Facility, and emerge from chapter 11. Exhibit B hereto contains the financial projections related to the Revised Business Plan (the “Financial Projections”).

3.	Plan Proposal and Upsizing of the DIP Facility

With the completion of the Revised Business Plan, negotiations regarding a plan of reorganization continued to progress with the UNC members, culminating in the Debtor’s receipt of a non-binding proposal from the UNC at the end of June 2014. However, due to two primary factors: (1) lost liquidity from the suspension of operations at the Vernon Facility20 and (2) peak working capital requirements during the summer and fall months when the Debtor builds inventory for the fall and winter selling season, the Debtor needed additional liquidity to bridge its way through the plan negotiation and confirmation process. In particular, the suspension coincided with the Company’s inventory-build season in the summer and fall months and thus the Company’s liquidity was constrained when its working capital requirements were at their peak. As a result of this convergence of events, Exide sought to obtain an additional $60 million in liquidity by upsizing the DIP Facility. In addition, to obtain more time to garner consensus around a plan of reorganization, the Debtor sought an extension of the maturity of the DIP Facility, which was set to expire on October 14, 2014.

The Debtor thus negotiated a package of amendments (“Upsizing Amendment”) which provided it additional liquidity in the amount of $60 million and extended the maturity of the DIP Facility from October 14, 2014 until December 31, 2014, effective upon the Debtor’s entry into a plan support agreement for an Acceptable Plan of Reorganization (as defined by the DIP Credit Agreement, as amended). The Bankruptcy Court entered an order approving the Upsizing Amendment (Docket No. 2073) on July 28, 2014.

[19]	As described in more detail below, to progress towards resolving these issues, the Debtor has since reached an agreement with the SCAQMD regarding a risk reduction plan and stipulated orders of abatement.
[20]	The Debtor estimates that the suspension of operations at the Vernon Facility until March 2015 will, over the course of the 2015 fiscal year (which began April 1, 2014), negatively impact earnings by $15 to $38 million, as Exide is required to find alternative, higher-cost sources of lead.

As the Debtor sought to advance negotiations with the UNC regarding its proposal and a plan of reorganization, certain unanticipated events transpired that diverted Company and stakeholder resources away from the plan negotiations. In particular, an inventory overstatement at the Debtor’s Canon Hollow lead recycling facility was revealed on the eve of the Debtor’s filing of its form 10-K in June. In addition, on June 17, 2014, the Debtor received a Notice of Deficiency from the Department regarding the Debtor’s Resource Conservation and Recovery Act (“RCRA”) Part B Permit Application for the Vernon Facility. The Notice of Deficiency found the Debtor’s RCRA permit application incomplete and demanded that the Debtor post additional financial assurance in order to proceed with the permitting process. Finally, on August 8, the Debtor was served with a grand jury subpoena from the U.S. Department of Justice relating to the Vernon Facility.

As the Debtor worked toward addressing these issues, it became clear that it would not be feasible to deliver a plan support agreement in time to trigger the extension of the DIP Facility from its October 14, 2014 maturity date to December 31, 2014 or to emerge from bankruptcy by the end of 2014. Accordingly, the Debtor turned to its advisors to obtain a maturity extension or potential alternative financing.

4.	Maturity Extension Amendment and New DIP Milestones

Ultimately the Debtor entered into and obtained court approval of the eighth amendment to the DIP Facility. The eighth amendment extended the maturity date of the DIP Facility to March 31, 2015 and provided for additional milestones that require the Debtor to have achieved one of two milestones by November 17, 2014: (1) enter into a plan support agreement or (2) obtain board approval to launch a sale process. Thus, the Debtor must pursue one of these parallel paths—either a plan process or a sale process—and the eighth amendment imposes additional deadlines, dependent on these paths.

In particular, under a plan process scenario, the milestones include: Bankruptcy Court approval for a disclosure statement no later than January 15, 2015, (ii) confirmation of an acceptable plan of reorganization no later than March 10, 2015, and (iii) the effective date for an acceptable plan of reorganization no later than March 31, 2015. Under a sale process scenario, (i) the milestones include: a fully executed stalking horse bid for a Sale no later than December 23, 2014, (ii) Bankruptcy Court approval for bidding procedures no later than January 15, 2015, (iii) confirmation of a Sale no later than March 10, 2015, and (iv) consummation of a Sale no later than March 31, 2015.

To maintain maximum optionality and in conjunction with the Plan Support Agreement, the Debtor has pursued both plan and sale paths simultaneously. On November 4, 2014, the Debtor provided written notice to the DIP Agent that it had initiated a board-approved sale process and entered into the Plan Support Agreement (described herein), thus satisfying (both prongs of) the November 17, 2014 milestone.

The Debtor continues to pursue confirmation of the Plan and, at the same time, market and solicit bids for some or all of the Company’s assets (a “Sale”). If the Debtor ultimately determines, after consultation with the Required Consenting Creditors, that a sale of some or all of the Company’s assets will generate more value to stakeholders than that provided under the Plan, then the Debtor and the Company’s constituents shall, after consultation with the Consenting Creditors, pursue such a sale either through a plan or as a sale pursuant to section 363 of the Bankruptcy Code.

K.	Vernon Facility

Exide owns a lead recycling facility in Vernon, California. The Vernon Facility is one of three North American recycling facilities operated by Exide and is one of only two lead battery recycling facilities west of the Rockies. Two agencies—the State of California Department of Toxic Substances Control (the “Department”) and the South Coast Air Quality Management District (“SCAQMD”)—have the most prominent oversight roles regarding Exide’s operations at the Vernon Facility. The Department has state environmental regulatory authority over the Vernon Facility, primarily with regard to state laws regulating hazardous waste management, and SCAQMD has primary authority for enforcing federal, state and local air quality laws and regulations.

1.	The Department

As discussed above, on April 24, 2013, approximately 45-days prior to Exide’s chapter 11 filing, the Department issued a shutdown order suspending Exide’s operations at the Vernon Facility. The Department alleged that: (i) the Vernon Facility’s underground storm-water piping system was not in compliance with state requirements and (ii) furnace emissions posed health risks in excess of applicable standards. On July 2, 2013, Exide successfully challenged the Department’s shutdown of the Vernon Facility obtaining a temporary restraining order and a preliminary injunction from the Los Angeles Superior Court preventing the Department from enforcing its shutdown order thus allowing the Debtor to resume operations at the Vernon Facility.

Subsequently in the fall of 2013, Exide and the Department reached a consensual resolution regarding operations at the Vernon Facility, which was memorialized by a stipulated order approved by the Bankruptcy Court on November 4, 2013 (Docket No. 1021) (the “2013 Department Stipulation”). Pursuant to the 2013 Department Stipulation, Exide would continue to take certain measures to ensure ongoing environmental compliance at the Vernon Facility, including replacement of the facility’s storm water system (now complete), installation of additional air filtration systems and modification of certain existing filters (partially complete), and the addition of a thermal oxidizer to further reduce emissions (pending). To demonstrate its financial commitment to complete these measures, Exide agreed to deposit $7,730,000 million in funds in a segregated Exide account intended to cover the costs of these improvements. Exide also agreed to separately fund a blood lead screening program for residents within a defined geographical area, and further agreed to conduct certain soil and dust sampling. The County of Los Angeles Health Department conducted the Exide-funded blood lead screening program, which was initially expected to last approximately 6 months but has since been extended through November 2014. Soil and dust sampling activities have commenced and are continuing. Under the 2013 Department Stipulation, the Department dismissed the order for temporary suspension with prejudice, and agreed to establish going-forward compliance guidelines providing the Debtor with more certainty regarding its ongoing compliance obligations at the Vernon Facility. Exide has continued to perform under the 2013 Department Stipulation notwithstanding the regulatory measures taken by the SCAQMD resulting in the shutdown of the Vernon Facility, discussed below.

On June 17, 2014 the Debtor received a Notice of Deficiency (“NOD”) from the Department regarding the Debtor’s RCRA Part B Permit Application for the Vernon Facility. The Notice of Deficiency asserted that the Debtor’s RCRA permit application was incomplete and demanded that the Debtor post additional financial assurance in order to proceed with the permitting process. Accordingly, the Debtor and the Department engaged in negotiations regarding certain critical regulatory matters relating to the Vernon Facility, including alleged compliance violations, closure costs, corrective action obligations (both on-site and off-site) and financial assurance requirements.

On November 6, 2014, Exide and the Department reached a comprehensive and consensual resolution of various matters relating to the Vernon Facility, which is subject to Bankruptcy Court approval and scheduled for a hearing to be held on November 20, 2014 (the “2014 Department Stipulation”). The 2014 Department Stipulation, if approved by the Bankruptcy Court, provides for, among other things, the following:

•	Exide has committed to post $38,660,000 of financial assurance in accordance with the Department’s regulations to cover any closure-related activities in the event that the Vernon Facility were to be closed, approximately $11,100,000 of which is covered by an existing financial guarantee bond, which shall be maintained or renewed. On October 31, 2014, Exide paid $500,000 into a financial assurance closure trust fund. Exide has agreed to pay the remaining approximately $27,000,000 into the closure trust in installments over ten years, with $2,250,000 to be paid on the date the 2014 Department Stipulation becomes effective, and $2,750,000 on each of (a) the Plan Effective Date and (b) November 1, 2015. Starting in 2016 through 2024, Exide has agreed to pay approximately $2,138,900 per year until the trust is fully funded.

•	Exide will remediate soil at certain homes identified by the Department as potentially impacted by Exide’s prior operations, paying up to $9,000,000 over the next five years for off-site residential soil corrective action pursuant to a schedule set forth in the 2014 Department Stipulation.

•	The terms of the 2002 Corrective Action Consent Order and the 2013 Department Stipulation will remain in effect. Among other requirements, Exide will continue to clean the exterior industrial areas directly surrounding the Vernon Facility and prepare a study assessing other potential corrective measures to be implemented in industrial areas surrounding the Vernon Facility, if any, to be carried out five years after the agreement’s effective date. Exide will also prepare an on-site facilities investigation and corrective measures study anticipated to be completed by December 31, 2016. Following the Department’s approval, Exide will post financial assurance for the corrective action remedies by establishing a trust to be funded by annual payments made over ten years or sooner regarding elements of the corrective action remedy that are to be completed on a shorter time frame.

•	No later than three (3) days after the 2014 Department Stipulation becomes effective, and without admitting liability, Exide shall pay to the Department $1,286,373.80 (the “Settlement Payment”) to resolve various alleged violations and to pay oversight costs, and will also agree to take specific corrective actions to address the alleged violations.

•	The Department will have allowed general unsecured claims in the Chapter 11 Case in the amounts of $79,542.09 and $632,760.00 for the Department’s prepetition oversight costs and California Environmental Quality Act compliance costs, as well as prepetition penalties, respectively.

•	Upon payment of the above Settlement Payment, the Department will agree to release Exide, its predecessors, successors, assigns, and affiliated subsidiaries and all of their officers, directors, agents, employees, consultants, insurers, and representatives from any and all monetary claims, fines, penalties, or other monetary liabilities solely for the settled matters as described in the 2014 Department Stipulation.

If the 2014 Department Stipulation does become effective or, once effective, terminates because Exide does not emerge from chapter 11, there is a risk that the Department would assert that the amounts and obligations owed by the Debtor in respect of the Vernon Facility for closure and corrective action remediation are materially higher than the amounts reflected in the 2014 Department Stipulation. If the Department were to prevail on such assertions (which the Debtor disputes) closure and remediation costs regarding the Vernon Facility would be materially higher than those reflected in the Financial Projections. Additionally, if the 2014 Department Stipulation is no longer effective, the dates by which Exide would be required to pay for or perform such closure and correction action remediation may be accelerated. Lastly, the Department expressly has not committed to granting Exide a final hazardous waste permit, and the permitting process will continue under applicable law. There can be no assurances that the Company will be able to obtain that permit.

2.	SCAQMD

In October 2013, the SCAQMD filed an administrative order for abatement seeking to shut down Exide’s furnace operations (“First Order of Abatement”), alleging that Exide was operating in violation of its permit and SCAQMD rules. The Company contested the SCAQMD’s petition. A hearing on the SCAQMD’s petition for the First Order of Abatement commenced on December 14, 2013 and continued into calendar 2014.

On January 16, 2014, the SCAQMD filed a civil lawsuit against the Company and along with unnamed individuals (“DOE Defendants”), subsequently amended, which alleges that the Company and the DOE Defendants failed to comply with several of the SCAQMD’s rules related to lead and arsenic emissions at the Vernon Facility (“SCAQMD Penalty Lawsuit”). The SCAQMD is seeking penalties in an amount not less than $40 million and has recently stated its intent to amend the SCAQMD Penalty Lawsuit to increase its penalty demand to $60 million. The Company denies the allegations in the lawsuit, believes the amounts asserted by the

SCAQMD are overstated, and intends to vigorously defend itself against such allegations. There can be no assurance that the Company will be successful in its defense of the SCAQMD Penalty Lawsuit. The matter is in discovery and presently scheduled for trial on September 15, 2015. The ultimate adjudication or resolution of the SCAQMD Penalty Lawsuit cannot be predicted and may result in a material, post-emergence liability for the Debtor.

Also in January 2014, the SCAQMD adopted an amended rule that contained new emissions and operational requirements with varying compliance dates, including an April 10, 2014 deadline that would require Exide to operate the furnaces at the Vernon Facility under continuous “negative pressure”21 (“Rule 1420.1”).22 In order to satisfy the “negative pressure” regulatory requirement, the Vernon Facility would need to completely modify its current air pollution control system.

On February 7, 2014, Exide initiated two separate proceedings to address Rule 1420.1: (1) a Petition for Variance before the SCAQMD Hearing Board, requesting an extension of the negative pressure requirement until December 31, 2014, and (2) a Writ of Mandamus in Superior Court of Los Angeles County, seeking to invalidate the negative pressure requirement of Rule 1420.1. Additionally, on February 21, 2014, Exide filed a request for a preliminary injunction that would temporarily suspend the April 10, 2014 deadline until such time as the Superior Court could conduct a trial on the Writ of Mandamus.

On April 7, 2014, the Los Angeles County Superior Court denied Exide’s preliminary injunction. Additionally, on April 8, 2014, the SCAQMD Hearing Board denied Exide’s variance request, which, as discussed above, forced the Company to reevaluate its Original Business Plan with respect to the Vernon Facility. As a result of these two decisions, the Vernon Facility was again shutdown until such time as Exide can design, engineer, permit, install and test new equipment needed to achieve the new standard under Rule 1420.1.

Also in April 2014, in response to Exide’s exceedance of an air quality standard due to fugitive dust resulting from maintenance work at the Vernon plant, the SCAQMD initiated a second order for abatement proceeding (the “Second Order for Abatement,” and together with the First Order for Abatement, the “Orders for Abatement”), demanding that Exide stop all maintenance activity until it developed a dust mitigation plan for the implementation of a risk reduction plan with respect to the Vernon Facility (the “RRP”).

After months of negotiation and litigation, on July 10, 2014 the SCAQMD Hearing Board approved a resolution of the Company’s pending administrative matters with the SCAQMD through the issuance of two Orders for Abatement (“Stipulated OAs”). The Stipulated OAs require the Company: (i) to refrain from resuming operations of the Vernon Facility furnaces until it installs certain air quality control improvements required to comply with the

[21]	“Negative pressure” is often used to refer to a situation in which an enclosed volume has lower pressure than its surroundings.
[22]

The SCAQMD is proposing to modify Rule 1420.1 by further lowering emission standards. The rule may be amended in early 2015 and is still in development. Exide is working with the SCAQMD in an effort to assure the amendments, if any, reasonably allow for compliance by Exide.

newly-adopted Rule 1420.1 standards in accordance with SCAQMD issued permits and applicable SCAQMD rules; and (ii) to install those improvements in accordance with an SCAQMD approved dust mitigation plan. Concurrently, in a settlement agreement, the Company agreed to dismiss its Writ of Mandamus legal action. Before the Debtor commences construction on the RRP projects, SCAQMD must issue a permit to construct, which remains pending. The Company currently estimates the full operation of the furnaces under continuous negative pressure will not occur until after installation of the aforesaid equipment expected to be completed in the latter part of the fourth quarter of fiscal 2015 should the Company decide to proceed.

3.	Vernon Contingency Arrangements

There can be no assurances that the Debtor will succeed in implementing the RRP, that the Debtor will be able to comply with the 2014 Department Stipulation (or that the Bankruptcy Court will approve it), or that the Debtor will be able to acquire the necessary permits to reopen the facility. In the event that the Debtor cannot reopen the Vernon Facility because of the regulatory issues set forth above, the Debtor will likely be required to permanently close the Vernon Facility—the costs of which will be material. The financial impact of permanent closure of the Vernon Facility is reflected in the Vernon scenarios included in the Financial Projections. The business plan contemplates go-forward operations under either a situation in which the Vernon Facility is open or closed.

4.	Federal Notice of Violation

On May 22, 2014, the Federal Environmental Protection Agency (“EPA”) served a Finding and Notice of Violation (“Federal NOV”) on Exide, alleging that Exide violated air quality standards for lead at various times in 2013 and 2014; the alleged violations are duplicative of those cited by the SCAQMD in the SCAQMD Penalty Lawsuit. EPA seeks civil penalties for these alleged violations. An initial conference seeking resolution of the matter was convened with the EPA on June 30, 2014 and discussions are anticipated at some point in the future regarding a resolution to the Federal NOV. EPA has also sought information from Exide under the Federal Clean Air Act and the Company has responded to all such EPA requests for information.

5.	Department of Justice Vernon Investigation

On August 8, 2014, the Company received a grand jury subpoena from the Department of Justice in the Central District of California in connection with a criminal investigation involving the Vernon Facility. The subpoena requests the production of documents relating to materials transportation and air emissions. The Company was informed that it and certain unidentified individuals are targets of the investigation. The Company is cooperating with the investigation. The Company cannot estimate the amount or range of loss, if any, in this matter, as such analysis would depend on facts and law that are not yet fully developed or resolved.

L.	Frisco Facility

The Debtor owns real property in Frisco, Texas where it formerly operated a secondary lead recycling facility (the “Frisco Facility”). On January 17, 2012, the City of Frisco (the “City”) threatened legal action regarding the Frisco Facility. The Debtor settled the dispute with the City by agreeing to shut down its recycling operations at the Frisco Facility and to sell to the Frisco Economic Development Corporation and the Frisco Community Development Corporation approximately 170 acres of undeveloped land, what is known as the “J Parcel” for a total consideration of $45 million. Pursuant to that certain master settlement agreement by and among Exide, the City, Frisco Economic Development Corporation, and Frisco Community Development Corporation (the “Frisco Master Settlement Agreement”), the total consideration was funded into two escrow accounts, one with $40 million and one with $5 million.

The J Parcel is adjacent to the former operating facility and landfills (the “Bowtie Parcel”). Under the terms of the Frisco Master Settlement Agreement, the Debtor shut down recycling operations and demolished the major operational structures located on the Bowtie Parcel. The Frisco Master Settlement Agreement has certain pre-closing conditions, including the issuance of a certificate of completion by the Texas Commission on Environmental Quality (the “TCEQ”) under the TCEQ’s voluntary cleanup program (“VCP”) for the J Parcel, to be met prior to release of the $40 million escrow and any balance remaining in the $5 million escrow. The $5 million escrow account was established under the Frisco Master Settlement Agreement to reimburse Debtor for costs related to wind down and closure activities consistent with the Frisco Master Settlement Agreement. In addition to the purchase consideration escrows, an additional $1 million escrow account was funded by the City to reimburse Debtor for costs associated with placing the J Parcel in, and remediating the J Parcel under, the VCP.

Prior to the bankruptcy, the City and Exide were negotiating an amendment to the Frisco Master Settlement Agreement. Exide sought terms to clarify cost-sharing for use of the expansion cells of the on-site Class 2 landfill for J Parcel remediation soils and to clarify that two structures would not be demolished until later in the site closure process. The City sought to include additional provisions relating to the remediation of off-site property—Stewart Creek— and the Bowtie Property to be retained by Exide. The amendment to the Frisco Master Settlement Agreement was not finalized.

The Debtor, the City, the TCEQ, and the EPA participated in a two-day mediation session on October 16 and 17, 2014, pursuant to an order entered by the Bankruptcy Court on September 2, 2014 (Docket No. 2210). The mediation discussions are continuing but no settlement has been reached. Accordingly, Exide continues to evaluate its options in connection with the Frisco Master Settlement Agreement, which it believes is an executory contract, and the potential assumption or rejection thereof – a decision that Exide will make prior to confirmation of its plan as would be required by the Bankruptcy Code. The Financial Projections are based on certain assumptions concerning the nature and cost of the cleanup that will be required for the Frisco Facility. The site investigations have not yet been approved by the TCEQ and the ultimate response action plan for the Bowtie Parcel has not yet been fully developed. However, it is the Debtor’s view that cleanup costs for the Frisco Facility will not be materially higher than assumed in the Financial Projections in the event a settlement agreement with the City, the TCEQ, and the EPA is not ultimately reached. There can be no assurances that a settlement agreement with the City, the TCEQ and the EPA will ultimately be reached, that the balance of the $45 million purchase price escrows will be released to the Debtor, that the ultimate response action for the Bowtie Parcel approved by the TCEQ will not result in additional cleanup costs, or whether, when or for what price the Debtor will be able to sell the Frisco properties to any alternate buyer.

M.	Additional Facilities

The Debtor also operates additional manufacturing and secondary lead recycling facilities throughout the country—including, but not limited to, a lead recycling facility in Muncie, IN (the “Muncie Facility”) and a lead recycling facility in Forest City, MO (the “Canon Hollow Facility”).

On September 16, 2013 and April 17, 2014, the Debtor received two outstanding notices of violation with respect to the Muncie Facility from the EPA alleging violations of the Clean Air Act. The Debtor has been negotiating with, and providing additional information to, the EPA since the violations were issued. In the course of providing this additional information, the EPA has asserted additional violations under the Clean Air Act related to maintaining required temperature levels in the Muncie Facility’s furnaces. The Debtor does not believe that any of the alleged violations would have resulted in emissions of pollutants above applicable thresholds and believes it will satisfactorily address all allegations in the notices of violation. However, no assurances can be given that the Debtor will prevail with its interpretation of the regulatory requirements with respect to the various alleged violations and the Debtor may need to make significant additional investments to comply with the EPA’s regulatory demands or pay significant penalties for alleged violations after the Petition Date to resolve the matter.

In late June 2014, the Company became aware of an inventory overstatement at the Canon Hollow Facility. As a result of this information, the Audit Committee of the Board of Directors (the “Audit Committee”) conducted an independent investigation to determine the size, scope and duration of the inventory overstatement, and what, if any, effect the results of the investigation will have with respect to previously reported fiscal 2014 financial information, and to the Company’s assessment of its internal control over financial reporting and disclosure controls and procedures. Consequently, the Debtor was unable to file its Form 10-K for the fiscal year ended March 31, 2014 and thus filed a Form 12b-25, timely providing notice of a late filing. The results of that investigation found that the inventory overstatement would not materially affect the Debtor’s business. The Debtor filed its Form 10-K on July 31, 2014, which timely satisfied an affirmative covenant included in the DIP Credit Facility, as amended.

In addition, the Debtor’s operations at the additional facilities are subject to environmental laws and regulations governing emissions to air; discharges to water; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties. Currently, environmental costs with respect to former, existing or subsequently acquired operations are managed by the Debtor in its ordinary course operations and are not currently material, but there is no assurance that the Debtor will not be adversely impacted by such costs, liabilities or claims in the future either under present laws and regulations or those that may be adopted or imposed in the future.

N.	Closure of 2002 Chapter 11 Case

On April 15, 2002, Exide Technologies and three of its U.S. subsidiaries (RBD Liquidation, L.L.C., Exide Delaware, L.L.C., and Exide Illinois, Inc.) each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and on November 21, 2002, two additional subsidiaries, Refined Metals Corporation and Dixie Metals Corporation, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “2002 Chapter 11 Cases”). On April 21, 2004, the Court entered an order (Case No. 02-11125, Docket No. 4340) confirming the plan of reorganization (Case No. 02-11125, Docket No. 3918) in the 2002 Chapter 11 Cases (the “2002 Plan”).

On April 22, 2004, the Reorganized Debtors and the Creditors Committee filed with the Court a motion to approve a technical amendment to the 2002 Plan (Case No. 02-11125, Docket No. 4352). The modifications related to the establishment and operation of a reserve comprised of authorized but not issued common stock and warrants to allow for further distributions to creditors in the 2002 Chapter 11 Cases as unresolved claims were addressed in the post-confirmation claims resolution process (the “2002 Equity Reserve”). On April 29, 2004, the Bankruptcy Court entered an order approving the technical amendment (Case No. 02-11125, Docket No. 4379) and the effective date of the 2002 Plan occurred on May 5, 2004.

All distributions contemplated by the 2002 Plan have been made with the exception of 208,892 shares currently held in the 2002 Equity Reserve. The 2002 Chapter 11 Cases were closed pursuant to an order entered by the Bankruptcy Court on March 28, 2013 (Case No. 02-11125, Docket No. 6837). Under the Plan, the 2002 Equity Reserve will be terminated and no distributions will be made on account of the 2002 Equity Reserve.

O.	Joint Retentions

1.	M—CAM Joint Retention

On April 4, 2014, the Bankruptcy Court approved the retention of M—CAM as joint intellectual property consultant to the Debtor and the Creditors’ Committee (Docket No. 1646). M—CAM is assisting the Estate in the analysis, marketing, and potential monetization of the Debtor’s intellectual property, including potential trade-credit offset transactions. Under the terms of the joint retention, M—CAM would receive (i) an initial $100,000 fee (the “M—CAM Fixed Fee”), (ii) a transaction fee based on a scale of proceeds realized in a consummated transaction brokered by M—CAM (the “M—CAM Transaction Fee”), and (iii) reasonable expense reimbursement, including travel expenses. On October 21, 2014, the Bankruptcy Court modified the terms of M—CAM’s retention and, among other things, increased the M—CAM Fixed Fee to an aggregate of $200,000 (Docket No. 2434). M—CAM continues to evaluate potential intellectual property monetization opportunities for the Debtor’s estate.

2.	Economic Consultant

On April 14, 2014, the Bankruptcy Court authorized the Debtor and Creditor’s Committee to retain an economic consultant to engage in a joint investigation into lead pricing that may have impacted the Debtor. The economic consultant’s identity is currently under seal.

(Docket No. 1672). The economic consultant was retained to conduct analyses, including to evaluate U.S. and Europe lead market data. The economic consultant has briefed representatives of the Debtor and the Creditors’ Committee regarding the analyses it has conducted thus far, which the Debtor is evaluating.

P.	European Matters

The Company’s Netherlands subsidiary, Exide Technologies B.V. (“BV”), whose net sales for network power and motive power products were approximately $16 million and $20 million, respectively, in fiscal year 2014, received notice from the Dutch competition authorities that it was the subject of an investigation of a local trade association’s members in the traction/Motive Power batteries segment. On July 9 and July 16, 2013, the authorities conducted an on-site inspection and requested additional information and documentation, which the Company has provided. In December 2013, the Company submitted to the Dutch Competition Authority (the “ACM”) a leniency application for immunity or reduction of fines that might be imposed as a result of the investigation. The Company was recently notified by the ACM of a provisional grant of leniency in respect of certain conduct and that the Company did not receive provisional leniency for certain other conduct. As required under the ACM’s leniency program, the Company continues to cooperate with the Dutch authority. The ACM has not issued a statement of charges to the Company or its subsidiaries. Accordingly, the precise scope and time period at issue, as well as the final outcome of the Netherlands investigation, remains uncertain.

In connection with BV’s cooperation with the above-described investigation, the Company discovered activities also in different segments of its Industrial Energy division in Austria, Belgium and Germany that appeared to have occurred in prior years that did not conform to the Company’s internal policies. Upon discovery of these facts, the Company commenced an internal investigation led by independent outside counsel. While a majority of the activities had ceased prior to the initiation of the internal investigation, the Company promptly stopped any remaining ongoing conduct. The Company brought the matter to the attention of the appropriate competition authorities, and, in all affected jurisdictions, the Company has been cooperating with them in further information gathering. As a result of this action, the Company has been granted conditional immunity by regulators in Austria, Germany and Belgium. Additionally, the authority in Austria has decided that the actions would likely have fallen outside any applicable statute of limitations period and the authority has advised that it does not intend to pursue an investigation at this stage. The grants of immunity in Belgium and Germany, which are conditioned on factors that include the Company’s continued cooperation with authorities, should eliminate any governmental fines and penalties that could result if the reported conduct is found to violate applicable law in such jurisdictions. Should immunity be revoked, these investigations could result in significant penalties.

Further, even with the grants of conditional immunity in Austria, Germany, and Belgium, the Company might be subject to disputes with private parties concerning alleged damages that are claimed to be a result of the Company’s prior conduct. While the Company believes it would have defenses to any adverse allegations in private actions and would intend to vigorously defend itself in any such actions, litigation of this type is inherently uncertain, costly, and complex, and the Company cannot be certain that it would prevail. Accordingly, there can be no assurance that the outcome of the Netherlands investigation or any private party disputes would not have a material adverse effect on the business, financial condition, cash flows, and results of operations of the Company, despite the fact the Company has been granted conditional immunity in Austria, Germany, and Belgium, and continues to cooperate with the applicable regulatory authorities.

Q.	Employee Incentive, Severance, and Retention Programs

Prior to the Petition Date, the Debtor maintained, in the ordinary course of its business, a compensation program designed to attract, motivate, and retain superior talent, as well as reward employees for achievement of certain short-term and long-term strategic and operational goals. In this regard, in addition to payment of base salary, the Debtor has historically employed an annual cash incentive plan, supplementing compensation opportunities for a broad employee base, and a long-term incentive compensation plan, supplementing compensation opportunities for Exide’s executives. On July 25, 2013, the Debtor filed a motion (Docket No. 435) requesting authority to honor (i) the 2014 annual incentive plan (the “2014 AIP”)—a broad-based ordinary course annual incentive plan; (ii) the non-insider key employee retention plan, as may be adjusted from time to time (the “KERP”); (iii) the key employee incentive plan, as may be adjusted from time to time (the “KEIP”); and (iv) the pre-petition income protection plan (the “Income Protection Plan”)—an ordinary course severance plan. Certain parties filed written objections to the motion. In response, the Debtor, after significant negotiations with its constituencies in the Chapter 11 Case, proposed amended incentive programs, which the Court approved by orders dated August 15, 2013 (Docket No. 523) and on September 17, 2013 (Docket No. 712). The Plan provides that the Compensation Programs will be assumed. Each of the Compensation Programs are described in additional detail below.

1.	Annual Incentive Programs

On August 15, 2013, the Bankruptcy Court entered an order (Docket No. 523) approving the annual incentive plan. The terms of the 2014 AIP, as approved, included broad-based incentive compensation program covering employees from the top executive level (for example, Executive Vice Presidents) to the professional and managerial levels (for example, plant engineer, human resources manager, production supervisor). In particular, the 2014 AIP compensated approximately 625 employees (the “2014 AIP Participants”), approximately 244 of which are the Debtor’s employees, and approximately 381 of which are employees of non-debtor affiliates. Compensation under the 2014 AIP is based upon the Debtor’s achievement of targets set by Exide’s Board related to EBITDA and Free Cash Flow (FCF) for the fiscal year ending March 31, 2014. Consistent with its pre-petition annual incentive plans, which have always used financial performance metrics, the Debtor selected the EBITDA23 and FCF24 metrics for the 2014 AIP. Approximately 244 Debtor employees were paid $1.0 million under the 2014 AIP and approximately 381 non-Debtor employees were paid $4.0 under the 2014 AIP.

[23]	The Debtor’s EBITDA metric has been adjusted to exclude the impact of one-time events, such as non-operating gains and losses, asset impairments, and other reorganization-related expenses.
[24]	The Debtor’s FCF metric has been adjusted to exclude any proceeds from acquisitions or divestitures.

In addition, the Debtor implemented the 2015 annual incentive program (the “2015 AIP”), which is also broad-based incentive compensation program covering employees from the top executive level to the professional and managerial levels. Compensation under the 2015 AIP is based upon the Debtor’s achievement of targets set by Exide’s Board related to EBITDA and FCF for the fiscal year ending March 31, 2015.

2.	Management Incentive Compensation Plan

In connection with the Plan, the Debtor will implement its management incentive compensation plan (“MIP”) on or after the Effective Date. Under the MIP, Reorganized Debtor shall deliver certain stock options and/or restricted grants in the Reorganized Debtor to certain post-Effective date management and other employees of the Reorganized Debtor and its Affiliates. The MIP is attached as Exhibit 5.15(b) to the Plan.

3.	Non-Insider Key Employee Retention Plan

On August 15, 2013, the Bankruptcy Court entered an order (Docket No. 523) approving the KERP. The terms of the KERP, as approved, apply to a select group of 53 non-insider employees25 ranging from the “Senior Director” to “Manager” level of the enterprise. The KERP, which costs $1.7 million26 in allocated awards with an additional $284,000 reserved for future allocations, will ensure that key non-insider employees will continue to perform their critical functions as the Debtor moves down its restructuring path. The Debtor also agreed to confirm that no KERP participant’s award will exceed 30% of his or her base salary without prior notice.

4.	Key Employee Incentive Plan

On September 17, 2013, the Bankruptcy Court entered an order (Docket No. 712) approving the KEIP. The terms of the KEIP, as approved, included adjustments to the threshold, target and maximum goals for the EBITDA metric previously submitted by the Company: a fixed trailing twelve month EBITDA metric if the determination date (i.e., the last day of the month immediately prior to the date of emergence from chapter 11 bankruptcy protection) occurs on or before June 30, 2014, and a sliding scale of trailing twelve month EBITDA if the determination date occurs after June 30, 2014. Additionally, the costs of various incentive plans approved by the Bankruptcy Court, including the KEIP, will be excluded from the EBITDA targets. The cash flow targets were also revised as follows: cash flows will be cumulative cash flows calculated from June 1, 2013 through the end of the month in which the Company emerges from chapter 11. Additionally, a super-maximum goal was added that would provide a payout at 150% of target.

[25]	Twenty-six (26) of these employees are Debtor or corporate employees and twenty-seven (27) are employees of non-debtor affiliates.
[26]	The Debtor or corporate employees account for approximately $856,000 of the aggregate cost and non-debtor employees account for approximately $860,000 of the aggregate cost.

5.	Income Protection Plan

On August 15, 2013, the Bankruptcy Court entered an order (Docket No. 523) approving the Income Protection Plan as it applies to non-insiders – a severance plan. The terms of the Income Protection Plan, as approved, consisted of an ordinary course severance plan with reduced benefits from the Debtor’s prepetition severance program

R.	Analysis and Resolution of Claims

Following below is a discussion of Claims filed in the Chapter 11 Case and certain motions and orders regarding such Claims. In addition, the Debtor’s Schedules provide information pertaining to the Claims. On August 9, 2013, the Debtor filed its Schedules with the Bankruptcy Court (Docket No. 498). Interested parties may review the Schedules at the office of the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801 or online at http://www.exiderestructuringinfo.com.

1.	Claims Bar Date

On September 13, 2013, the Bankruptcy Court entered an order (Docket No. 696) (the “Bar Date Order”) requiring all persons or entities who wished to assert claims against the Debtor’s Estate were required to file a proof of Claim (“Proof of Claim”) against the Debtor in the Chapter 11 Case by no later than October 31, 2013 at 5:00 p.m. (Eastern) (the “General Bar Date”). The General Bar Date applied to any person, other than governmental units, holding a claim (other than a personal injury claim related to the Debtor’s Vernon Facility) against the Debtor allegedly owing as of the Petition Date, including claims under Bankruptcy Code section 503(b)(9), or any person with an alleged claim or expense claimed to have allegedly arisen prior to the Petition Date. Any governmental unit seeking to file a claim against the Debtor was required to do so by no later than December 9, 2013 at 5:00 p.m. (Eastern). Any person seeking to file a personal injury claim related to the Debtor’s Vernon Facility was required to do so no later than January 31, 2014 at 5:00 p.m. (Eastern).27

As of November 12, 2014, GCG had received approximately 3900 Proofs of Claim in the approximate aggregate amount of $10.3 billion. Based upon a general reconciliation of the Debtor’s books and records, the Debtor believes that many of the filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, have therefore calculated the recoveries under the Plan with the assumption that such Claims will be expunged from the Claims Register. Indeed, since the Petition Date, the Debtor has filed fourteen omnibus claims objections to Claims. The Bankruptcy Court disallowed and expunged approximately 530 Claims asserting more than $4.5 billion in liquidated liabilities (not including unliquidated amounts). As a result, there are approximately $5.5 billion in active Claims remaining on the Claims Register. Of those active Claims, approximately 900 of them asserting approximately $3.8 billion in face amount are personal injury and property damage claims related to Vernon (the “Vernon Claims”). At

[27]

See Supplemental Order (I) Extending The Claims Bar Date Solely With Respect To Personal Injury Claims Relating To The Debtor’s Vernon California Facility, (II) Approving The Form And Manner For Submitting Such Proofs Of Claim, And (III) Approving Notice Thereof, entered Oct. 24, 2013 (Docket No. 956).

this time, counsel for the Vernon Claimants purports to represent approximately 65 percent of all filed Vernon Claims. The Debtor intends to file additional omnibus claims objections and the outcome of such future objections could impact the amount of Allowed Claims in each Class and the recoveries provided to creditors under the Plan.

2.	Avoidance Actions

The Debtor reserves its rights with respect to all avoidance actions arising under Chapter 5 of the Bankruptcy Code solely with respect to those Avoidance Claims specifically enumerated on Exhibit 5.16 of the Plan, all other avoidance actions are abandoned. With respect to any Avoidance Claims that the Debtor abandons in accordance with Article 5.16 of the Plan, the Debtor and the Reorganized Debtor, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

S.	Termination of Exclusive Right to File a Plan of Reorganization

Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under chapter 11 of the Bankruptcy Code during which only the debtor may file a plan (the “Exclusivity Period”). By various orders of the Bankruptcy Court, the Exclusivity Period was extended until December 10, 2014. However, the Bankruptcy Court conditioned the approval of the Maturity Extension Amendment on the termination of the Exclusivity Period. Accordingly, by order dated November 6, 2014, the Bankruptcy Court terminated the Debtor’s Exclusivity Period (Docket No. 2587).

ARTICLE VI.

PLAN SUMMARY

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors, and interest Holders. Chapter 11 also strives to promote equality of treatment for similarly situated creditors and similarly situated interest Holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims and interests. Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity Holder in the debtor, whether or not such creditor or equity Holder is impaired under or has accepted the plan, or receives or retains any property under the plan. Subject to certain limited exceptions, and except as otherwise provided in the plan or the confirmation order itself, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for those debts the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual, and equitable rights of the Holders of claims or interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as Unimpaired and, because of such favorable treatment, are presumed to accept the plan. Accordingly, a debtor need not solicit votes from the Holders of claims or equity interests in such unimpaired classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not Unimpaired will be solicited to vote to accept or reject the plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor’s creditors and equity interest Holders. In compliance therewith, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class. The Debtor believes that the Plan has classified all Claims and Interests in compliance with section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtor intends, to the extent permitted by the Bankruptcy Court and the Plan, to make such modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, AND THE EXHIBITS AND DEFINITIONS CONTAINED IN EACH DOCUMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO IN THE PLAN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN.

THE PLAN ITSELF AND THE DOCUMENTS IN THE PLAN CONTROL THE ACTUAL TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON, AMONG OTHER ENTITIES, ALL HOLDERS OF CLAIMS AND INTERESTS, THE REORGANIZED DEBTOR, ALL ENTITIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

B.	Overall Structure of the Plan

1.	Overview and Funding of the Plan

The Plan is based on the Plan Support Agreement28 between the Company and with the Holders (the “Consenting Creditors”) of a majority of the outstanding principal amount of the Senior Notes. The Plan is premised on a new $175.0 million of capital raised pursuant to the Rights Offering (the “New Money Investment”). The Plan contemplates that the Company will substantially deleverage by more than $600 million upon emergence from Chapter 11 as a going concern, with the Company continuing operations across all of its current business segments. These deleveraging transactions would include conversion of the $246.8 million of the Consenting Creditors’ DIP Term Loan Claims into new first lien notes (the “New First Lien High Yield Notes”) and new second lien convertible debt (the “New Second Lien Convertible Notes”) in Reorganized Exide. Under the Plan, the New Second Lien Convertible Notes would be convertible into 80% of the equity in Reorganized Exide, subject to dilution on account of the MIP. After conversion of the New Second Lien Convertible Notes, Holders of the Senior Notes would receive 15% of the equity in Reorganized Exide, which is subject to dilution on account of the MIP and PIK interest on the New Second Lien Convertible Notes accrued prior to conversion.

Reorganized Exide’s debt at emergence shall comprise: (i) an estimated $225 million Exit ABL Revolver Facility; (ii) $264.1 million of New First Lien High Yield Notes; (iii) $283.8 million of New Second Lien Convertible Notes. The Debtor’s non-debtor European subsidiaries are also expected to have approximately $23 million, subject to currency fluctuations, in local European debt at the time of the Debtor’s emergence from chapter 11.

The key economic terms of the Plan are as follows:

DIP/First Lien Exchange. If agreed to by Holders of the DIP Term Loan Claims, the Plan provides that $246.8 million of DIP Term Loan Claims shall be exchanged for $259.1 million of

[28]	Capitalized terms not otherwise defined in the Plan Overview and Summary of Distributions shall have the meanings ascribed to the Plan.

New First Lien High Yield Notes, inclusive of original issue discount of 5% for every $100 of term loan claims under the DIP Credit Agreement exchanged into New First Lien High Yield Notes, such that every $100 of DIP Term Loan Claims so exchanged shall receive $105 of New First Lien High Yield Notes (the “DIP/First Lien Exchange”).

Holders of DIP Term Loan Claims that consent to the DIP/First Lien Exchange also have the option to exchange up to an aggregate of $100 million of DIP Term Loan Claims into either (a) the New First Lien High Yield Notes with original issue discount of 5% for DIP Term Loan Claims so exchanged, or (b) New Second Lien Convertible Notes (the “DIP/Second Lien Conversion Option”) exchanged dollar for dollar, at par, for DIP Term Loan Claims so exchanged and as a funding fee, distributed to participating Holders of DIP Term Loan Claims: (x) New First Lien High Yield Notes in the aggregate amount of 5.0% of the DIP Term Loan Claims so exchanged ($5.0 million) and (y) 3.0% of fully-diluted New Common Stock (together, the “DIP/Second Lien Conversion Funding Fee”), which DIP/Second Lien Conversion Funding Fee shall be payable to the participating Holders of DIP Term Loan Claims based on their Pro Rata participation.

As described below, certain of the Consenting Creditors (the “Second Lien Conversion Backstop Parties”) have agreed to backstop the $100 million DIP/Second Lien Conversion Option.

Holders of DIP Term Loan Claims shall also receive cash from the DIP Term Loan Refinancing Investment Option described below. Cash received by Holders of DIP Term Loan Claims from this option will retire DIP Term Loan Claims at par, Pro Rata, and the treatment applicable to such retired DIP Term Loan Claims under the Plan shall be transferred to the investors participating in the DIP Term Loan Refinancing Investment Option.

Backstop of the DIP/Second Lien Conversion. Certain Consenting Creditors, in their capacity as DIP Term Loan Lenders, have agreed to (a)(i) exchange 28.8% of their DIP Term Loan Claims into New Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option, and (ii) the balance of their DIP Term Loan Claims into New First Lien High Yield Notes and (b) in the event that less than $100 million in DIP Term Loan Claims convert into New Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option as of the Plan Effective Date (the amount less than $100 million, the “DIP Shortfall”), certain Consenting Creditors shall permit a percentage in addition to the 28.8% of such Consenting Creditors’ DIP Term Loans to automatically convert into New Second Lien Convertible Notes and be entitled to payment of fees on account thereof. Consenting Creditors that agree to the backstop by December 10, 2014 shall receive 2.0% of the fully-diluted New Exide Common Stock as a fee in addition to any DIP/Second Lien Conversion Funding Fee to which such Consenting Creditors may also be entitled.

DIP Term Loan Refinancing Option. Holders of Senior Notes Claims that are Eligible Holders shall be entitled to invest up to an additional $346.8 million on a Pro Rata basis, the proceeds of which shall be used to purchase DIP Term Loan Claims at par. Each applicable Holder’s participation in the DIP Term Loan Refinancing Investment Option shall be capped at its Pro Rata share of Senior Notes Claims. By purchasing the DIP Term Loan Claims, applicable Holders of Senior Notes Claims shall have consented to and be entitled to the treatment applicable to DIP Term Loan Claims under the Plan.

$175 Million New Money Investment and Rights Offering. Holders of Senior Notes Claims that are Eligible Holders shall be offered the right (the “Right”) to purchase $175 million of New Second Lien Convertible Notes (the “New Money Investment”). The Debtor expects that certain Consenting Creditors will enter into an agreement to backstop a portion of the New Money Investment. As discussed below, the Plan Support Agreement requires that the Backstop Agreement be executed no later than December 10, 2014. Holders of Senior Notes Claims that are Eligible Holders shall have the right to participate in the New Money Investment on a Pro Rata basis provided that the Class of Holders of Senior Notes Claims votes to accept the Plan (the “Rights Offering”).

Treatment of Senior Notes Claims. Holders of Senior Notes Claims that are Eligible Holders shall receive their Pro Rata share of: (i) 15.0% of New Exide Common Stock after dilution by conversion of the New Second Lien Convertible Notes (subject to further dilution on account of the MIP and PIK interest accrued on the New Second Lien Convertible Notes prior to conversion); (ii) the right to participate in the Rights Offering on a Pro Rata basis; and (iii) the right to participate in the DIP Term Loan Refinancing Option.

Existing Holders of Senior Notes Claims that are not Eligible Holders shall not be permitted to participate in the Rights Offering or DIP Term Loan Refinancing Investment Option, but instead shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties. In the event distributions of New Exide Common Stock to existing Holders of Senior Notes Claims that are not Eligible Holders would require Reorganized Exide to be a public reporting company, such existing Holders shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company, the Required Consenting Creditors and the Requisite Backstop Parties in lieu of a distribution of New Exide Common Stock.

The Debtor will also enter into a $225 million asset based lending facility—the Exit ABL Revolver Facility—to repay the Holders of DIP ABL Claims.

As of the Plan Effective Date, Reorganized Exide shall authorize and issue shares of common stock (the “New Exide Common Stock”) such that after conversion of all of the New Second Lien Convertible Notes and on a fully diluted basis, the New Exide Common Stock is allocated (the “New Exide Common Stock Allocation”) as follows: (i) 15.0% to Holders of Senior Secured Note Claims; (ii) 3.0% in payment of the DIP/Second Lien Conversion Funding Fee; (iii) 2.0% in payment of the DIP/Second Lien Backstop Commitment Fee; and (iv) 80.0% to Holders of New Second Lien Convertible Notes upon conversion of all of the New Second Lien Convertible Notes. The New Exide Common Stock Allocation is subject to further dilution by paid-in-kind interest due under the New Second Lien Convertible Notes and the MIP.

In addition, as outlined in the Plan Support Agreement, and while still pursuing confirmation of the Plan, the Debtor has continued to market the Company and solicit bids for the Company or some or all of the Company’s assets (a “Sale”). If the Debtor determines during this sale process that, after consultation with the Required Consenting Creditors and the Requisite Backstop Parties, a sale of some or all of the Company or some or all of its assets will generate more value to stakeholders than provided under the Plan, then the Company shall, after consultation with the Required Consenting Creditors and the Requisite Backstop Parties, pursue such a sale either through a plan and section 1123 of the Bankruptcy Code, or as a sale pursuant to section 363 of the Bankruptcy Code.

2.	Support of the Plan.

Subject to the liens securing the DIP Facility and certain other exceptions, the Senior Notes Claims are secured by a first-priority lien on substantially all of the Debtor’s assets, which includes, Exide’s existing and after-acquired equipment, stock in Exide’s direct Subsidiaries, including a 65% pledge from Exide of its equity interest in Exide C.V., certain intercompany loans, and certain real property. In addition, pursuant to the Final DIP Order, the Senior Notes Claims benefit from, among other things, Adequate Protection Liens, a Section 507(b) Claim, and Notes PIK Interest. After the Effective Date, the Reorganized Debtor’s go-forward business will be unable to service material debt obligations other than the New First Lien High Yield Notes, the New Second Lien Convertible Notes, and the Exit ABL Revolver Facility. Thus, it is imperative that the Holders of the Senior Notes agree to release their liens and to convert their debt claims to equity interests. “Cramdown” of the Holders of the Senior Notes Claims is difficult since it is unlikely that the Bankruptcy Court would find that distribution of equity securities to a secured creditor is equal to the “indubitable equivalent” of the secured creditors’ claims. See generally, 11 U.S.C. section 1129(b). Thus, the Debtor believes that the Senior Notes Claims class must vote in favor of the Plan in the requisite amount and number pursuant to section 1126(c) of the Bankruptcy Code.

The Plan has the support of the Consenting Creditors, which represent approximately [X]% of the outstanding amount of Senior Notes Claims pursuant to the Plan Support Agreement.

C.	Administrative Expenses and Priority Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article II of the Plan.

1.	Administrative Claims

Except to the extent that the Debtor (or the Reorganized Debtor) and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a Professional Claim, which shall be subject to Article 2.3 of the Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the Distribution Date; (b) on the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtor (or the Reorganized Debtor)

and the Holder of such Administrative Claim, or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Articles 2.2 or 2.3 of the Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in Exhibit 2.1 of the Plan, with the Claims Agent and served on counsel for the Debtor or the Reorganized Debtor no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to Article 2.1 of the Plan that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Reorganized Debtor. The Reorganized Debtor may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtor objects to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2.	DIP Facility Claims.

(a) DIP ABL Claims. Except to the extent that a Holder of a DIP ABL Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Claim, Holders of DIP ABL Claims shall be paid in full in Cash on the Effective Date, such payments to be distributed to the DIP Agent for the ratable benefit of the Holders of DIP ABL Claims.

(b) DIP Term Loan Claims. DIP Term Loan Claims shall be Allowed in the aggregate amount of principal outstanding plus accrued interest to the Effective Date plus applicable fees, and except to the extent that a Holder of a DIP Term Loan Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Claim, and subject to the DIP Term Loan Refinancing Investment Option, each Holder of an Allowed DIP Term Loan Claim shall receive:

(i) if such Holder is not a Consenting Creditor, and such Holder agrees:

(1) in exchange for approximately 71.2% of such Holder’s DIP Term Loan Claims, its Pro Rata share of New First Lien High Yield Notes issued pursuant to the DIP/First Lien Exchange; and

(2) in exchange for approximately 28.8% of such Holder’s DIP Term Loan Claims, its Pro Rata share of (A)(i) New Second Lien Convertible Notes and (ii) the DIP/Second Lien Conversion Option Funding Fee or (B) New First Lien High Yield Notes; and

(ii) if such Holder is a Consenting Creditor:

(1) in exchange for approximately 28.8% of such Holder’s DIP Term Loan Claims, pursuant to the DIP/Second Lien Conversion Option, its Pro Rata share of: (A) New Second Lien Convertible Notes exchanged at par and (B) the DIP/Second Lien Conversion Option Funding Fee; and

(2) in exchange for approximately 71.2% of such Consenting Creditor’s DIP Term Loan Claims, its Pro Rata portion of the New First Lien High Yield Notes issued pursuant to the DIP/First Lien Exchange; provided, however, that in the event of a DIP/Second Lien Undersubscription, Consenting Creditors shall exchange DIP Term Loan Claims that otherwise would be exchanged for New First Lien High Yield Notes pursuant to Article 2.2(b)(ii)(2) of the Plan, in the aggregate amount of the DIP/Second Lien Undersubscription, for additional New Second Lien Convertible Notes pursuant to and in the percentages set forth in the Plan Support Agreement; and

(3) such Consenting Creditor’s share of the DIP/Second Lien Conversion Backstop Fee as set forth in the Plan Support Agreement.

(c) DIP Facility Other Claims. Except to the extent that a Holder of a DIP Facility Other Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Other Claim, Holders of DIP Facility Other Claims shall be paid in full in Cash on the Effective Date, such payments to be distributed to the DIP Agent for the ratable benefit of the Holders of DIP Facility Other Claims.

(d) Upon the Effective Date, all Liens and security interests granted to secure the DIP Facility shall be deemed discharged, cancelled, and released and shall be of no further force and effect; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged, cancelled or released pursuant to the Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Facility Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtor or the rights of the DIP Agent and the DIP Lenders relating to any Excluded DIP Obligations. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any Liens and/or security interests to secure the Debtor’s obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtor, at the expense of the Reorganized Debtor, that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests.

3.	Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts. Subject to the Holdback Escrow Amount, on the Effective Date, the Debtor or the Reorganized Debtor shall pay all amounts owing to Professionals for all outstanding amounts billed relating to prior periods through the Effective Date as to which no objection has been filed. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Effective Date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtor. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

(c) Holdback Escrow Account. On the Effective Date, the Debtor or the Reorganized Debtor shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Escrow Amount for all Professionals. The Distribution Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtor, the Reorganized Debtor, or the Estate. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Distribution Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtor.

(d) Post-Confirmation Date Retention. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing and prosecuting or addressing any issues with respect to final fee applications).

4.	Priority Tax Claims

On the Distribution Date, except to the extent that the Debtor (or Reorganized Debtor) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtor (or the Reorganized Debtor) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtor, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable nonbankruptcy law or in the ordinary course of business.

D.	Classification, Treatment, and Voting of Claims and Interests

1.	Classification of Claims and Interests

(a) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan, to the extent applicable, and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Section C above.

(b) Claims and Interests are divided into lettered Classes as set forth below:

Class	Claim or Interest	Status	Voting Rights

A	Senior Notes Secured Claims	Impaired	Entitled to Vote

B	Other Secured Claims	Unimpaired	Presumed to Accept

C	Other Priority Claims	Unimpaired	Presumed to Accept

D	Subordinated Notes Claims	Impaired	[TBD]

E	General Unsecured Claims	Impaired	[TBD]

F	Intercompany Claims	Unimpaired	Presumed to Accept

G	Other Subordinated Claims	Impaired	Deemed to Reject

H	Interests in Exide	Impaired	Deemed to Reject

2.	Treatment of Classes of Claims and Interests

Class Description	Treatment under the Plan

Class A – Senior Notes Claims

Class A consists of all Senior Notes Claims.

The Senior Notes Claims shall be Allowed for all purposes in the aggregate amount of $[—] in principal, and interest accrued as of the Petition Date and all Noteholder Adequate Protection Obligations. In full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class A Claim, including any Noteholder Adequate Protection Obligations, on the Effective Date, each Holder of an Allowed Class A Claim shall receive, in addition to any distributions to which such Holder may be entitled pursuant to Article 6.5 of the Plan:

(i) to the extent such Holder is an Eligible Holder:

(1) its Pro Rata share of 15.0% of the New Exide Common Stock after giving effect to conversion of the New Second Lien Convertible Notes (prior to dilution on account of the MIP and any paid-in-kind interest accruing on the New Second Lien Convertible Notes prior to conversion);

(2) the right to participate, on a Pro Rata basis, in the Rights Offering; and

(3) the right to participate, on a Pro Rata Basis, in the DIP Term Loan Refinancing Investment Option; provided that such investor’s participation shall be capped at its Pro Rata share of its Senior Notes Claims; and

(ii) to the extent such Holder is not an Eligible Holder, such Holder shall receive instead its Pro Rata share of the Senior Notes Alternative Distribution Property.

For the avoidance of doubt, the Senior Notes Deficiency Claim shall be Allowed as a General Unsecured Claim and shall be entitled to the distribution set forth in Class D described below.

Class A is Impaired and Holders of Allowed Class A Claims are entitled to vote to accept or reject the Plan.

Class B –Other Secured Claims

Class B consists of all Other Secured Claims.

Except as otherwise provided in and subject to Article 10.6 of the Plan, and except to the extent that a Holder of an Allowed Class B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class B Claim, each such Holder of an Allowed Class B Claim shall, at the sole option of the Debtor or the Reorganized Debtor, as applicable:

(i) have its Allowed Class B Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law

Class Description	Treatment under the Plan

that entitles the Holder of an Allowed Class B Claim to demand or receive payment of such Allowed Class B Claim prior to the stated maturity of such Allowed Class B Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class B Claim, including postpetition interest, if any, on such Allowed Class B Claim required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be, on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; or

(iii) receive the collateral securing its Allowed Class B Claim free and clear of Liens, Claims, and encumbrances on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; provided that such collateral, as of the day prior to the Effective Date, was property of the Estate.

Nothing in Article 4.2 of the Plan or elsewhere in the Plan or Disclosure Statement shall preclude the Debtor (or the Reorganized Debtor) from challenging the validity of any alleged Lien or any asset of the Debtor or the value of the property that secures any alleged Lien.

Class B is Unimpaired, and the Holders of Allowed Class B Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class B Claims are not entitled to vote to accept or reject the Plan.

Class C – Other Priority Claims

Class C consists of all Other Priority Claims.

Except as otherwise provided in and subject to Article 10.6 of the Plan, and except to the extent that a Holder of an Allowed Class C Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class C Claim, each such Holder of an Allowed Class C Claim shall be paid in full in Cash on the first Periodic Distribution Date occurring after the later of (i) the Effective Date and (ii) the date such Other Priority Claim becomes an Allowed Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtor’s business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Class C is Unimpaired, and Holders of Allowed Class C Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class C Claims are not entitled to vote to accept or reject the Plan.

Class Description	Treatment under the Plan
Class D – General Unsecured Claims	Class D consists of all General Unsecured Claims, which shall include the Senior Notes Deficiency Claim. [Treatment/Voting TBD]

Class E – Subordinated Note Claims	Class E consists of all Subordinated Note Claims [Treatment/Voting TBD]

Class F – Intercompany Claims

Class F consists of all Intercompany Claims.

On the Effective Date, all net Allowed Class F Claims (taking into account any setoffs of Intercompany Claims) held by the Debtor between and among any Affiliate of the Debtor shall, at the election of the Reorganized Debtor, be either

(i) Reinstated, (ii) released, waived, and discharged, (iii) treated as a dividend, or (iv) contributed to capital or exchanged for equity of a Subsidiary of the Debtor.

Class F is Unimpaired, and Holders of Allowed Class F Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class F Claims are not entitled to vote to accept or reject the Plan.

Class G – Other Subordinated Claims

Class G consists of all Other Subordinated Claims.

Holders of Allowed Class G Claims shall not receive any distributions on account of such Allowed Class G Claims.

Class G is Impaired, and Holders of Allowed Class G Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class G Claims are not entitled to vote to accept or reject the Plan.

Class H – Interests in Exide

Class H consists of all Interests in Exide.

On the Effective Date, Allowed Class H Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtor or the Reorganized Debtor and the obligations of the Debtor and the Reorganized Debtor thereunder shall be discharged.

Class H is Impaired, and Holders of Allowed Class H Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class H Interests are not entitled to vote to accept or reject the Plan

E.	Acceptance

1.	Classes Entitled to Vote

Classes A is entitled to vote to accept or reject this Plan. The voting treatment for Classes D and E is TBD. By operation of law, each Unimpaired Class of Claims is deemed to have accepted this Plan and, therefore, is not entitled to vote. By operation of law, Classes G and H are deemed to have rejected this Plan and are not entitled to vote.

2.	Acceptance by Impaired Classes.

An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

3.	Elimination of Classes.

To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (a) voting to accept or reject the Plan and (b) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

4.	Deemed Acceptance if No Votes Cast.

If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims in such Class.

5.	Cramdown.

To the extent necessary, the Debtor shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan with the consent of the Backstop Commitment Parties and Consenting Creditors to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

F.	Means for Implementation of the Plan

1.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

2.	Plan Funding

(a) Exit ABL Revolver Facility. On the Effective Date, the Reorganized Debtor shall enter into the Exit ABL Revolver Facility, the final form and substance of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. Confirmation shall be deemed approval of the Exit ABL Revolver Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit ABL Revolver Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtor to enter into and execute the Exit ABL Revolver Facility documents and such other documents as the Exit ABL Revolver Facility Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit ABL Revolver Facility, subject to such modifications as the Reorganized Debtor may deem to be reasonably necessary to consummate such Exit ABL Revolver Facility.

(b) New First Lien High Yield Notes. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New First Lien High Yield Notes, the terms of which are summarized in Exhibit 6.2(b) of the Plan, and the final form of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. The Debtor is authorized to issue the New First Lien High Yield Notes without the need for any further corporate action or without any further action by the Debtor or Reorganized Debtor, as applicable.

(c) New Second Lien Convertible Notes. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New Second Lien Convertible Notes, the terms of which are summarized in Exhibit 6.2(c) of the Plan, and the final form of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. The Debtor is authorized to issue the New Second Lien Convertible Notes without the need for any further corporate action or without any further action by the Debtor or Reorganized Debtor, as applicable.

(d) Other Plan Funding. Other than as set forth in Articles 6.2(a), 6.2(b), and 6.2(c) of the Plan, all Cash necessary for the Reorganized Debtor to make payments required by the Plan shall be obtained from the Debtor’s Cash balances then on hand, after giving effect to the transactions contemplated herein.

3.	Authorization and Issuance of New Exide Common Stock

(a) On the Effective Date, the Reorganized Debtor shall authorize and issue the New Exide Common Stock in accordance with the New Exide Common Stock Allocation. Distribution of New Exide Common Stock hereunder shall together constitute issuance of 100% of the New Exide Common Stock and shall be deemed issued on the Effective Date. The issuance of New Exide Common Stock by the Reorganized Debtor, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Exide Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtor or the Reorganized Debtor, as applicable.

(b) The New Exide Common Stock issued under the Plan shall be subject to economic and legal dilution from (i) the conversion of New Second Lien Convertible Notes into New Exide Common Stock pursuant on the terms described in Exhibit 6.2(c) (ii) the issuance of New Exide Common Stock pursuant to the exercises of stock options and restricted stock issuable pursuant to the MIP as set forth in Article 6.16(b) of the Plan; (iii) incremental consideration of 5.0% to be paid-in-kind with additional New Second Lien Convertible Notes prior to conversion; and (iv) any other shares of New Exide Common Stock issued after the Effective Date.

(c) All of the shares of New Exide Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

4.	Section 1145 Exemptions

The offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Backstop Commitment Agreement, and (3) any other applicable regulatory approval. For the avoidance of doubt, shares of the New Exide Convertible Preferred Stock shall be issued without registration in reliance upon the exemption set forth in section 4(2) of the Securities Act and will be “restricted securities.”

5.	Subordination

The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests.

6.	Cancellation of Old Exide Securities and Agreements

On the Effective Date, except as otherwise specifically provided for herein (a) the Old Exide Securities and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor (including the Indentures), shall be cancelled and (b) the obligations of, Claims against, and/or Interests in the Debtor under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Exide Securities, and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, as the case may be, shall be released and discharged and cancelled; provided, however, that any agreement (including the Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for the purposes of allowing such Servicer to (i) make the distributions on account of such Claims under the Plan as provided for in Article 10.4(c) of the Plan and (ii) exercise its charging lien or other right to priority payment of its fees and expenses under the Indentures.

7.	Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

8.	Continued Corporate Existence

(a) Except as otherwise provided in the Plan, the Debtor shall continue to exist after the Effective Date as a separate entity, the Reorganized Debtor, with all the powers of a corporation under applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organization documents are amended and restated by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtor and the Reorganized Debtor, as applicable, and, as set forth in Article 12.1 of the Plan, all of the Debtor’s equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtor or its successor on the Effective Date.

9.	Restructuring Transactions

(a) On or following the Confirmation Date, the Debtor or Reorganized Debtor, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant restructuring transactions as set forth in the Plan, the Backstop Commitment Agreement, and the Plan Support Agreement, and may take other actions on or after the Effective Date. The anticipated post-Effective Date structure of the Reorganized Debtor is attached to the Plan as Exhibit 6.9.

(b) The restructuring transactions may include without limitation (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate certificates of incorporation, merger, consolidation, or dissolution with the appropriate governmental authorities under applicable law; and (iv) all other actions that the Debtor and Reorganized Debtor determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant restructuring transactions. The form of each restructuring transaction shall be determined by the board of directors of the Debtor or the New Board. Implementation of the restructuring transactions shall not affect distributions under the Plan.

10.	Rights Offering

The Debtor and the Backstop Parties shall implement and conduct the Rights Offering in accordance with the Backstop Commitment Agreement and the Rights Offerings Procedures. The Rights Offering shall be open to Eligible Holders and shall consist of a distribution of Subscription Rights and Oversubscription Rights to participate in the New Money Investment Pro Rata in proportion to the principal amount of Senior Notes Claims such Holder holds on the Rights Offering Record Date. The Backstop Commitment Parties will, severally, and not jointly, backstop the Rights Offering and shall receive incremental consideration of 5.0% to be paid-in-kind with additional New Second Lien Convertible Notes.

11.	[Reserved]

12.	Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws of the Reorganized Debtor, substantially in the form contained in Exhibit 6.12, shall be adopted and amended as may be required so that they are consistent with the provisions of the Plan and otherwise comply with section 1123(a)(6) the Bankruptcy Code. After the Effective Date, the Reorganized Debtor may amend and restate its Certificate of Incorporation and Bylaws and other constituent documents as permitted by applicable state corporation law and its charters and bylaws.

13.	Directors and Officers of the Reorganized Debtor

On the Effective Date, the term of the current members of the board of directors of Exide shall expire, and the New Board as selected by the majority of the Backstop Commitment Parties and the Holders of DIP Term Loan Claims that participate in the DIP/Second Lien Conversion Option, shall be appointed. On and after the Effective Date, each director or officer of the Reorganized Debtor shall serve pursuant to the terms of the Certificate of Incorporation and Bylaws and applicable state corporation law.

14.	Corporate Action

Each of the matters provided for under the Plan involving the corporate structure of the Debtor or the Reorganized Debtor or corporate action to be taken by or required of the Debtor or the Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtor or the Reorganized Debtor. Such actions may include, without limitation, (a) the adoption and filing of the Certificate of Incorporation and Bylaws, (b) the appointment of the New Board, (c) the adoption and implementation of the MIP, (d) the issuance and distribution of New Exide Common Stock, (e) entry into the Exit ABL Revolver Facility, (f) issuance of the New First Lien High Yield Notes, and (g) issuance of the New Second Lien Convertible Notes.

15.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtor, and the officers thereof and members of the New Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

16.	Employment, Retirement, Indemnification and Other Agreements and Employee Compensation Programs

(a) Employment Agreements. To the extent that the Debtor intends for any employment, severance (change in control), retirement, indemnification or other agreement with its respective active directors, officers, managing members and employees to remain in place after the Effective Date (the terms of which shall be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties), the Debtor will list such agreement on the list of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan, and such agreement will be assumed as of the Effective Date. If the Debtor does not list such agreement on the list of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan, such agreement shall be deemed rejected. The Debtor shall enter into new employment arrangements and/or change in control agreements with the Debtor’s officers who continue to be employed after the Effective Date, as more fully stated on Exhibit 6.16; provided, however, that to enter into or to obtain the benefits of any such employment agreement, such executive officer must contractually waive and release all pre-existing claims, including those arising from pre-existing employment, change in control or other employment-related agreements and/or benefits under certain pre-existing compensation and benefit arrangements. On the Effective Date, the Reorganized Debtor shall adopt, approve, and authorize the new employment arrangement and/or change in control agreement with respect to such officers of the Reorganized Debtor without further action, order, or approval of the New Board.

(b) Employee Compensation Plans. On the Effective Date, the Employee Compensation Plans shall be deemed adopted, approved, and authorized without further action of the Reorganized Debtor or the New Board, and the Reorganized Debtor shall assume any obligations that remain outstanding as of the Effective Date under any of the Employee Compensation Plans, and anything so implemented shall be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties on the Effective Date.

(c) Other Incentive Plans and Employee Benefits. Unless otherwise specified in the Plan, and except in connection and not inconsistent with Articles 6.16(a) and 6.16(b) of the Plan, on and after the Effective Date, the Reorganized Debtor shall have the sole discretion to (a) amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided herein, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, 401(k) plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtor who served in such capacity from and after the Petition Date, and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

As of the Effective Date, the Reorganized Debtors shall continue the Pension Plan in accordance with, and subject to, their terms, ERISA, and the Tax Code, and shall preserve all of their rights thereunder. All Proofs of Claim filed on account of Claims in connection with the termination of the Pension Plan shall be deemed disallowed and expunged as of the Effective Date without any further action of the Debtors or Reorganized Debtors and without any further action, order, or approval of the Bankruptcy Court.

(d) Assumption of Collective Bargaining Agreements. Unless otherwise specified in the Plan, and unless previously assumed by the Debtor, on the Effective Date, the Debtor, pursuant to section 365 of the Bankruptcy Code, shall assume the Collective Bargaining Agreements. Notwithstanding any other provision of the Plan, the cure obligations, if any, related to the assumption of each of the Collective Bargaining Agreements, shall be satisfied by the Reorganized Debtor by payment, in the ordinary course, of all obligations arising under the Collective Bargaining Agreements. All Proofs of Claim filed by any union for amounts due under any collective bargaining agreement shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course as provided herein.

17.	Preservation Of Causes Of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 11.4 of the Plan, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in Exhibit 6.17, and such Causes of Action shall vest in the Reorganized Debtor as of the Effective Date. The Debtor or the Reorganized Debtor, in its sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtor or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtor or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or the Reorganized Debtor will not pursue any and all available Causes of Action against them. The Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or an order of the Bankruptcy Court, the Reorganized Debtor expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan; provided, however, solely with respect to Avoidance Actions, only those Avoidance Actions specifically enumerated on Exhibit 6.16 shall vest in the Reorganized Debtor, and all other Avoidance Actions shall be waived.

18.	Reservation of Rights

With respect to any Avoidance Actions that the Debtor abandons in accordance with Article 6.17 of the Plan, the Debtor and the Reorganized Debtor, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

19.	Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment

G.	General Unsecured Claims

The treatment of General Unsecured Claims remains to be determined.

H.	Executory Contracts and Unexpired Leases

1.	Rejection of Executory Contracts and Unexpired Leases

(a) Automatic Rejection. Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (a) is listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan; (b) has been previously assumed by the Debtor by Final Order of the Bankruptcy Court or has been assumed by the Debtor by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (c) is the subject of a motion to assume or reject pending as of the Effective Date; (d) is an Executory Contract related to any Intercompany Claim; or (e) is otherwise assumed pursuant to the terms herein.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including under section 502(g) of the Bankruptcy Code, subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtor under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtor expressly reserves and does not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtor or the Reorganized Debtor, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtor or the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtor may amend its decision with respect to the rejection of any Executory Contract or Unexpired Lease.

2.	Assumption of Executory Contracts and Unexpired Leases

Upon the occurrence of the Effective Date, each Executory Contract or Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in Exhibit 8.1 of the Plan shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtor or its assignee in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. With respect to each such Executory Contract and Unexpired Lease listed on the schedule of “Assumed Executory Contracts and

Unexpired Leases” in Exhibit 8.1, the Debtor shall have designated a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(a) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant hereunder.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Case, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Indemnification Obligations

Each Indemnification Obligation shall be assumed by the Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtor pursuant to a Bankruptcy Court order, or is the subject of a motion to reject pending on the Effective Date. The Reorganized Debtor reserves the right to honor or reaffirm Indemnification Obligations other than those terminated by a prior or subsequent order of the Bankruptcy Court, whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

4.	Insurance Policies

Each insurance policy shall be assumed by the Debtor (and assigned to the Reorganized Debtor if necessary to continue such policy in full force) effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy previous was rejected by the Debtor pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or rejected pursuant to the Assumption and Rejection Procedures. The Debtor or the Reorganized Debtor, as the case may be, shall maintain D&O Insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and shall maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Entities based upon any act or omission related to such Entity’s service with, for, or on behalf of the Debtor in at least the scope and amount as currently maintained by the Debtor.

5.	Cure Procedures and Payments Related To Assumption Of Executory Contracts and Unexpired Leases

With respect to each of the Executory Contracts or Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtor shall have designated a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Such Cure shall be satisfied by the Debtor or its assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. If there is a dispute regarding such Cure, the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtor or the Reorganized Debtor, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtor or the Reorganized Debtor, as applicable, reserves the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(a) Cure Notices. Prior to the Confirmation Hearing, and pursuant to the Assumption and Rejection Procedures, the Debtor shall file with the Bankruptcy Court and serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption that will (i) list the applicable Cure, if any, (ii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory

Contract or Unexpired Lease, (iii) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (iv) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (x) the non-Debtor party to the Assumed Contract shall be deemed to have consented to the assumption of the applicable Executory Contract or Unexpired Lease and shall be forever barred from asserting any objection with regard to such assumption, and (y) the proposed Cure Amount shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtor or the Reorganized Debtor, or the property of any of them. All proposed Cure obligations must be reasonably acceptable to the Required Consenting Creditors and the Requisite Backstop Parties.

(b) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed on or before the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtor or Reorganized Debtor and the applicable counterparty, or, (ii) to the extent the Debtor or Reorganized Debtor and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served in hard-copy form so that they are actually received by the Cure Objection Deadline.

(c) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 8.5(b) of the Plan, and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at the Confirmation Hearing (or at any later hearing scheduled by the Debtor or the Reorganized Debtor). Objections to the proposed Cure Amount or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to confirmation of the Plan.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtor may amend its decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice, subject to the Assumption and Rejection Procedures. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a Cure Objection which has not been resolved prior to the Effective Date, the Debtor may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure.

6.	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor, and any Executory Contracts and Unexpired Leases assumed by the Debtor, may be performed by the Reorganized Debtor in the ordinary course of business and in accordance with the terms of such Executory Contract or Unexpired Lease.

7.	General Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease on Exhibit 8.1 of the Plan, in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor, or any of its Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or the Reorganized Debtor, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

I.	Procedures for Resolving Disputed Claims and Interests

1.	Determination Of Claims and Interests

After the Effective Date, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 5.16 of the Plan, except with respect to any Claim or Interest deemed Allowed under the Plan.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Case allowing such Claim or Interest. All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan.

Nothing contained in this section or Article 9.1 of the Plan shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtor or the Reorganized Debtor may have against any Entity in connection with or arising out of any Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

2.	Claims Administration Responsibility

Except as otherwise specifically provided for in the Plan, after the Effective Date, the Reorganized Debtor shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtor, including, without limitations, (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order , or approval by the Bankruptcy Court, and (iii) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

3.	Objections to Claims

Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtor without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtor or the Reorganized Debtor effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Case and has not withdrawn such appearance.

4.	Disallowance of Claims

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtor, the Reorganized Debtor, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.

All Claims of any Entity from which property is sought by the by the Debtor under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtor or the Reorganized Debtor allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtor or the Reorganized Debtor, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

5.	Estimation of Claims

Before or after the Effective Date, the Debtor or the Reorganized Debtor, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

6.	No Interest on Disputed Claims

Unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

7.	Amendments to Claims

On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtor, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

J.	Provisions Governing Distributions

1.	Time of Distributions

Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the later of (a) Distribution Date or (b) on the first Periodic Distribution Date that is at least 30 days after a Claim becomes Allowed; provided, however, that the Debtor may, in its sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date.

2.	Distribution Agent

The Distribution Agent shall make all distributions required under the Plan except (a) as set forth in Article 10.4 of the Plan and (b) with respect to any Holder of a Claim whose Claim is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, as applicable, who shall deliver such distributions to the Holders of Claims in accordance with the provisions of the Plan and the terms of any governing agreement.

3.	Currency

Except as otherwise Provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

4.	Distributions on Account of Claims Allowed as of the Effective Date

(a) Delivery of Distributions in General. Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties, the Distribution Agent shall make initial distributions under the Plan on account of Allowed Claims on Distribution Date, subject to the Reorganized Debtor’s right to object to Claims; provided, however, that (i) Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Allowed Priority Tax Claims shall be paid in full in Cash on the Distribution Date or in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(c) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(b) Delivery of Distributions to Servicers. In the case of a Holders of Claims whose Claims are governed by an agreement and administered by a Servicer, the respective Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. The Servicers shall hold or direct such distributions for the benefit of Holders of such Allowed Claims, as applicable; provided, however, the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to Claim Holders; and provided further, however, that the Debtor’s obligations to make distributions in accordance with Article X of the Plan shall be deemed satisfied upon delivery of distributions to each Servicer or the entity or entities designated by the Servicers.

(c) Fees and Expenses of Servicers. The Reorganized Debtor shall reimburse in Cash any Servicer for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under the Plan to Holders of Allowed Claims and the Servicer’s further performance of its duties under the Indentures until all such Allowed Claims are paid in full and a Final Decree is entered, without the need for the filing of an application with the Bankruptcy Court or approval by the Bankruptcy Court. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

5.	Distributions on Account of Claims Allowed After the Effective Date

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

(b) Distributions After Allowance. Payments and distributions to each respective Holder of a Claim on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of the Plan that govern distributions to such Holder of a Claim. On the first Periodic Distribution Date that is at least 30 days following the date when a Disputed Claim becomes an Allowed Claim, the Distribution Agent shall distribute to the Holder of such Allowed Claim the distribution that such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law; provided, however, (i) Disputed Claims that are Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Disputed Claims that are Allowed Priority Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.

(c) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.

6.	Delivery Of Distributions

(a) Record Date for Distributions. On the Distribution Record Date, the claims register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Allowed Claims. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtor, the Reorganized Debtor, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(c) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtor until such distributions are claimed.

(d) Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtor free of any restrictions thereon, and to the extent such Unclaimed Distribution is New Exide Common Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtor, the Reorganized Debtor, or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to

Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(e) De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtor, the Distribution Agent, and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $250,0000; provided that the Reorganized Debtor shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $250,000 if the Debtor expects that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(f) Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtor, the Distribution Agent, and any Servicer shall not be required to make partial distributions or distributions of fractional shares of New Exide Common Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of New Exide Common Stock under the Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

7.	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, New common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtor shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Exide Common Stock actually take place.

8.	Surrender of Securities or Instruments

As soon as practicable after the Effective Date, each Senior Secured Noteholder and Subordinated Noteholder shall surrender its note(s) to the relevant Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtor shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustees. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the Indenture Trustees or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtor, the Reorganized Debtor, and the Indenture Trustees, harmless in respect of such note and distributions made thereof. Upon compliance with Article 10.8 of the Plan by a Senior Secured Noteholder or Subordinated Noteholder, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Senior Note or

Subordinated Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee, and any such security shall be cancelled. Notwithstanding the foregoing, if the record Holder of a Senior Note Claim or a Subordinated Note Claim is DTCC or its nominee or such other securities depository or custodian thereof, or if an Senior Notes Claim or Subordinated Notes Claim is held in book-entry or electronic form pursuant to a global security held by DTCC or such other securities depository or custodian thereof, then the beneficial Holder of such an Allowed Senior Notes Claim or Allowed Subordinated Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTCC or such other securities depository or custodian thereof.

9.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtor and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocated all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

10.	Claims Paid or Payable by Third Parties

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtor or the Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

11.	Setoffs

Except as otherwise expressly provided for in the Plan and except with respect to any Senior Notes Claim (including any Senior Notes Deficiency Claim and Senior Notes Secured Claim) and any distribution on account thereof, the Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtor of any such Claims, rights, and Causes of Action that the Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

12.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

K.	Effect of the Plan on Claims and Interests

1.	Vesting of Assets

Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtor which, as Debtor, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests. As of and following the Effective Date, the Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

2.	Discharge of the Debtor

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in the Plan, if any, and the treatment of all Claims and Interests shall be exchange for and in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted the Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtor’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtor, the Debtor’s Estate, the Reorganized Debtor, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtor, subject to the occurrence of the Effective Date.

3.	Compromises and Settlements

In accordance with Article 9.2 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtor has against other Entities up to and including the Effective Date. After the Effective

Date, any such right shall pass to the Reorganized Debtor as contemplated in Article 11.1 of the Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

4.	Release by Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, the Debtor and its Estate, the Reorganized Debtor, and each of their respective current and former Affiliates, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Support Agreement, the Backstop Commitment Agreement, the Plan Supplement, the Exit Financing, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 11.1 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

5.	Release by Holders of Claims and Interests

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Debtor, the Reorganized Debtor, its Estate, non-Debtor Affiliates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Support Agreement, the Backstop Commitment Agreement, the Plan Supplement, the Exit Financing, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 11.1 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

6.	Exculpation and Limitation of Liability

Subject to Article 11.7 of the Plan, the Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the New Exide Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Exclusions And Limitations On Exculpation, Indemnification, And Releases

Notwithstanding anything in the Plan to the contrary, no provision of the Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, shall modify, release, or otherwise limit the liability of any Entity not specifically released hereunder, including, without limitation, any Entity who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

8.	Injunction

Subject to Article 11.7 of the Plan, the satisfaction, release, and discharge pursuant to Article XI of the Plan shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released or to be released, exculpated or to be exculpated, or discharged under the Plan or pursuant to the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

9.	Subordination Rights

(a) The allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise and all Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of the Debtor or the Reorganized Debtor to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination; provided, however, that the Debtor and the Reorganized Debtor shall not seek subordination of any DIP Facility Claim or Senior Notes Claim, and such Claims are Allowed in full and not subject to any subordination of any kind. Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to Article 12.11(b) of the Plan unless ordered by the Bankruptcy Court.

10.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtor or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtor, or another entity with whom such the Reorganized Debtor has been associated, solely because the Debtor has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Case.

11.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

12.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

13.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

L.	Conditions Precedent

1.	Conditions to the Effective Date of the Plan

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan, and each of which must be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties:

(a) the Plan and Plan Transaction Documents shall be in a form and substance consistent in all material respects with the Plan Support Agreement;

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with the Plan Support Agreement, and such order shall be a Final Order;

(d) the Bankruptcy Court shall have entered the Plan Support Agreement Approval Order and the Plan Support Agreement shall not have been terminated by any of the parties thereto, and no defaults or termination events thereunder shall exist;

(e) the Bankruptcy Court shall have entered the Rights Offering Procedures Order, and the Rights Offering shall have been consummated in all material respects in accordance with the Rights Offering Procedures Order and the Backstop Commitment Agreement, and no defaults or termination events thereunder shall exist;

(f) the Bankruptcy Court shall have entered the Backstop Commitment Agreement Approval Order, and the Backstop Commitment Agreement shall not have been terminated pursuant to its terms;

(g) Exide (i) shall have obtained the Exit Financing, (ii) shall have executed and delivered the documentation governing the Exit Financing, which Exit Financing shall close substantially contemporaneously prior to or on the Effective Date, and (iii) all conditions to effectiveness of the Exit Financing (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date).

(h) the organizational documents of Reorganized Debtor and as otherwise required as part of the Restructuring Transactions, in form and substance reasonably acceptable to the Debtor, the Required Consenting Creditors and the Required Backstop Parties, shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company laws;

(i) all authorizations, consent, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtor;

(j) the New Board and senior management shall have been selected and shall agree to serve in such capacity, and the New Board and senior management and shall be satisfactory to the majority of the Backstop Commitment Parties and the Holders of DIP Term Loan Claims that participate in the DIP / Second Lien Conversion;

(k) all other documents and agreements necessary to implement the Plan on the Effective Date, in form and substance acceptable to the Debtor, the Required Consenting Creditors and the Required Backstop Parties, to the extent required herein, the Plan Support Agreement or the Backstop Commitment Agreement, and shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred;

(l) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full; and

(m) all fees and obligations then due and payable pursuant to paragraphs 15(c) and (d) of the DIP Facility Order shall have been paid and satisfied in full.

2.	Failure of Conditions Precedent Upon A Sale.

If the Debtor pursues or consummates a sale of some, all, or substantially all of its assets, the conditions precedent to the Plan are deemed incapable of being satisfied and the Effective Date of the Plan shall not occur.

3.	Waiver Of Conditions Precedent

The conditions set forth in Article 12.1 of the Plan may be waived, in whole or in part, by the Debtor, the Consenting Creditors, and the Requisite Backstop Parties without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.

4.	Notice of Effective Date

The Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties with a reasonable period of time after the conditions in Article 12.1 of the Plan have been satisfied or waived pursuant to Article 12.3 of the Plan.

5.	Effect of Non-Occurrence of Conditions to Consummation

If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtor or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtor or any other Entity.

M.	Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtor’s amendment, modification, or supplement after the Effective Date, pursuant to Article VIII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or consummation of the Plan;

(h) consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of any of the Debtor and property of its Estate, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) resolve any matters relating to the pre- and post-confirmation sales of the Debtor’s assets;

(p) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(q) hear any other matter not inconsistent with the Bankruptcy Code;

(r) hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge;

(s) enter a Final Decree closing the Chapter 11 Case;

(t) enforce all orders previously entered by the Bankruptcy Court;

(u) hear and determine all matters relating to any Section 510(b) Claim; and

(v) hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Backstop Commitment Agreement.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date; provided, however, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement, including but not limited to any of the Exit Financing Commitment Agreements, the New First Lien High Yield Notes, and the New Second Lien Convertible Notes. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.

N.	Miscellaneous Provisions

1.	Binding Effect

Upon the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

2.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Reorganized Debtor shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed by entry of the Final Decree.

3.	Payment of Certain Additional Professional Fees

To the extent not paid prior to the Effective Date, the Reorganized Debtor shall pay all obligations required to be paid under paragraphs 15(c) and (d) of the DIP Facility Order in Cash until such obligations are satisfied in full.

4.	Modification and Amendments

Subject to the terms and conditions of the Plan Support Agreement, the Debtor may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, with consent of the Required Consenting Creditors and Requisite Backstop Parties, not to unreasonably be withheld, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

5.	Confirmation of the Plan

The Debtor requests Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtor reserves the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

6.	Additional Documents

On or before the Effective Date, in each case subject to the terms of the Plan Support Agreement, the Debtor may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or the Reorganized Debtor, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

7.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

8.	Dissolution of Creditors’ Committee

Effective on the Confirmation Date, the Creditors’ Committee shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties, responsibilities, and liabilities in the Chapter 11 Case and under the Bankruptcy Code, provided that obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Case shall remain in full force and effect according to their terms. The Creditors’ Committee may make applications for Professional Claims. The Professionals retained by the Creditors’ Committee and jointly by the Creditors’ Committee and the Debtor and the respective members of the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Confirmation Date, provided, however, notwithstanding the foregoing the Professionals retained by the Creditors’ Committee shall be entitled to submit invoices for compensation and reimbursement of expenses for time spent with respect to applications for the allowance of compensation and reimbursement of expenses filed after the Confirmation Date.

9.	Revocation, Withdrawal, Or Non-Consummation

(a) Right to Revoke or Withdraw. Subject to the terms and conditions of the Plan Support Agreement, the Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-consummation. If the Debtor revokes or withdraws the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtor or any other Entity, to prejudice in any manner the rights of the Debtor, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtor, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

10.	Notices

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be served on:

If to the Debtor:

Exide Technologies

13000 Deerfield Parkway, Building 200

Milton, Georgia 30004

Att’n: Barbara Hatcher

Executive Vice President and General Counsel

Brad Kalter, Vice President, Deputy General Counsel and

Corporate Secretary

with a copy to:

Skadden, Arps, Slate, Meagher &

    Flom LLP

Four Times Square New York,

New York 10036

Att’n: Kenneth S. Ziman

J. Eric Ivester

– and –

Skadden, Arps, Slate, Meagher &

    Flom LLP

155 North Wacker Drive, Suite 2700

Chicago, Illinois 60606

Att’n: James J. Mazza, Jr.

– and –

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899

Att’n: Anthony W. Clark

Kristhy M. Peguero

If to the DIP Agent:

Davis, Polk &Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Att’n: Damian S. Schaible

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Att’n: Mark D. Collins, Esq.

If to the Senior Secured Notes Indenture Trustee:

Wells Fargo Bank, N.A.

150 East 42nd Street, 40th Floor

New York, New York 10017

Att’n: James R. Lewis

– and –

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, Illinois 60654

Att’n: Mark F. Hebbeln

Harold L. Kaplan

If to the Unofficial Noteholder Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Att’n: Alan W. Kornberg and Alice Belisle Eaton;

– and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square, 1000 King Street

Wilmington, Delaware 19801

Att’n: Pauline K. Morgan

If to the Office of the United States Trustee:

Office of the United States Trustee for the District of Delaware

Room 2207, Lockbox 35

844 North King Street

Wilmington, Delaware 19801

Att’n: Mark S. Kenney

If to the Creditors’ Committee:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Att’n: Kenneth A. Rosen

Sharon L. Levine

– and –

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Att’n: Gerald C. Bender

– and –

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, Suite 1600

Wilmington, Delaware 19801

Att’n: Robert J. Dehney

Eric Schwartz

11.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation of the Reorganized Debtor.

13.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

14.	Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such revision, amendment or modification must be consistent with the Plan Support Agreement and Plan Term Sheet and cannot effect an Economic Change (as such term is defined in the Plan Support Agreement). Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtor’s consent, and (c) nonseverable and mutually dependent.

15.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtor and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

16.	Conflicts

In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan shall govern.

ARTICLE VII.

STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult with their own advisors.

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code provides that the Bankruptcy Court, after notice, may conduct the Confirmation Hearing to consider Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

B.	Confirmation Standards

Among the requirements for the Confirmation of the Plan are that the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, is feasible, and is in the “best interests” of Holders of Claims and Interests that are Impaired under the Plan. The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Plan complies with the statutory requirements for Confirmation of the Plan, which are listed below.

1.	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

2.	The Plan has been proposed in good faith and not by any means forbidden by law.

3.	Any payment made or to be made by the proponent, by the Debtor, or by a person issuing securities or acquiring property under a Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

4.	The proponent of the Plan has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an Affiliate of the Debtor participating in a joint Plan with the Debtor or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and Holders of Interests and with public policies.

5.	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such Insider.

6.	With respect to each Holder within an Impaired Class of Claims or Interests, each such Holder (a) has accepted the Plan, or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

7.	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan, or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

8.	Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that:

•	with respect to a Claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the Effective Date of the Plan, the Holder of the Claim will receive on account of such Claim Cash equal to the Allowed amount of such Claim, unless otherwise agreed;

•	with respect to a Class of Claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each Holder of a Claim of such Class will receive (a) if such Class has accepted the Plan, deferred Cash payments of a value, on the Effective Date of the Plan, equal to the Allowed amount of such Claim; or (b) if such Class has not accepted the Plan, Cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and

•	with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the Holder of such Claim will receive on account of such claim deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

9.	If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

10.	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

11.	All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on Confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

12.	The Plan provides that following the Effective Date of the Plan, the payment of retiree benefits, as defined in section 1114 of the Bankruptcy Code, for employees who have retired or who shall retire under the Pension Plan shall continue, except as may be modified at any time prior to the Effective Date or by agreement of the parties, for the duration of the periods that the Debtor has obligated itself to provide such benefits.[29]

C.	Liquidation Analyses

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

[29]	The requirements for Confirmation of a plan of reorganization are set forth in section 1129(a) of the Bankruptcy Code.

Based on the Liquidation Analyses attached hereto as Exhibit C, the Debtor believes that the value of any distributions if the Debtor’s Chapter 11 Case were converted to cases under chapter 7 of the Bankruptcy Code would be no greater than the value of distributions under the Plan.

As a result, the Debtor believes Holders of Claims and Interests in all Impaired Classes will recover at least as much as a result of Confirmation of the Plan as they would recover through a hypothetical chapter 7 liquidation.

D.	Valuation Analysis

Because certain distributions contemplated by the Plan are composed of equity in the Reorganized Debtor, the Debtor determined it was necessary to estimate the reorganized value of its business. Accordingly, Lazard has performed an analysis of the estimated value of the Reorganized Debtor on a going-concern basis. The Valuation Analysis, attached hereto as Exhibit D, should be considered in conjunction with the discussion of the risk factors contained in Article VIII. The Valuation Analysis is dated as of [            , 2014] and is based on data and information as of that date. Lazard makes no representations as to changes to such data and information that may have occurred since [            , 2014].

E.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared certain Financial Projections. These Financial Projections and the assumptions upon which they are based, are attached hereto as Exhibit B. Based on these Financial Projections, the Debtor believes that they will be able to make all payments required pursuant to the Plan and, therefore, that Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.	Acceptance by Impaired Classes

The Bankruptcy Code also requires, as a condition to Confirmation, that each Class of Claims or Interests that is Impaired but still receives distributions under the Plan vote to accept the Plan, unless the Debtor can “cram-down” such Classes, as described below. A Class that is Unimpaired is presumed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless the Plan leaves unaltered the legal, equitable, and contractual rights to which the Claim or Interest entitles the Holder of such Claim or Interest to, or the Debtor cures any default and reinstates the original terms of the obligation.

Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code: (a) an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than half in number of the voting Allowed Claims have voted to accept the Plan; and (b) an Impaired Class of Interests has accepted the Plan the Holders of at least two-thirds in amount of the Allowed interests of such Class actually voting have voted to accept the plan.

G.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, even if the Plan has not been accepted by all Impaired Classes, provided that the Plan has been accepted by at least one Impaired Class entitled to vote, excluding any Insider Classes. Section 1129(b) of the Bankruptcy Code permits the Debtor to confirm the Plan, notwithstanding the failure of any Impaired Class to accept the Plan, in a procedure commonly known as “cram-down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each impaired Class of Claims or Interests that voted to reject the plan.

1.	No Unfair Discrimination

The test to determine whether the Plan unfairly discriminates applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtor does not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtor believes the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfies the foregoing requirements for nonconsensual Confirmation.

2.	Fair and Equitable Treatment

The test to determine whether the Plan affords fair and equitable treatment applies to Classes of different priority and status (e.g., Secured Claims versus General Unsecured Claims) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the Allowed Claims in such Class. As to a dissenting Class, the test sets different standards depending on the type of Claims or Interests in such Class. Specifically, in order to demonstrate that the Plan is fair and equitable, the Debtor must demonstrate that:

Each Holder of a Secured Claim either (a) retains its Liens on the property, to the extent of the Allowed amount of its Secured Claim and receives deferred Cash payments having a value, as of the effective date of the chapter 11 plan, of at least the Allowed amount of such Claim, (b) has the right to credit bid the amount of its Claim if its property is sold and retains its Liens on the proceeds of the sale (or if sold, on the proceeds thereof), or (c) receives the “indubitable equivalent” of its Allowed Secured Claim.

Either (a) each Holder of an impaired Unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (b) the Holders of Claims and Interests that are junior to the Claims of the rejecting Classes will not receive any property under the Plan.

Either (a) each Holder of an Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such Holder is entitled, the fixed redemption price to which such Holder is entitled, or the value of the Interest or (b) the Holder of an Interest that is junior to the rejecting Class will not receive or retain any property under the chapter 11 plan.

The Debtor believes the Plan satisfies the “fair and equitable” requirement notwithstanding that Classes H and I are not receiving a distribution because there is no Class of equal priority receiving more favorable treatment and no junior Classes to Classes H and I that will receive or retain any property on account of the Claims or Interests in such Class.

ARTICLE VIII.

PLAN-RELATED RISK FACTORS AND ALTERNATIVES

TO CONFIRMATION AND CONSUMMATION OF THE PLAN

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH IN THIS ARTICLE VIII AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.	General

The following provides a summary of important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims and Interests that are Impaired and entitled to vote should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in Exide’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, June 30, 2014, and September 30, 2014, the entirety of which are publicly available at the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, located at http://www.sec.gov/edgar.shtml.

B.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” (discussed in more detail in Article VII herein) are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtor, and that the value of distributions to dissenting Holders of Claims and Interests will not be less than the value such Holders would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. See Article VII of this Disclosure Statement. Although the Debtor believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtor’s enterprise would be substantially eroded to the detriment of all stakeholders. The Debtor’s future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtor’s operating results since the Debtor’s ability to obtain financing to fund its operations and its relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtor cannot predict the ultimate amount of all settlement terms for its liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtor’s operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Claims Estimations

The Debtor reserves the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

D.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan

1.	Debtor Cannot Guarantee What Recovery Will Be Available to Holders of Allowed Claims in Voting Classes

No less than three unknown factors make certainty in creditor recoveries impossible: (a) how much money or other distributable value will remain after satisfaction of all Allowed Claims that are senior to the Allowed Claims in Voting Classes or unclassified Allowed Claims; (b) the number or amount of Claims in Voting Classes that will ultimately be Allowed; and (c) the number or size of Claims senior to the Claims in the Voting Classes or unclassified Claims that will ultimately be Allowed.

2.	Actual Amounts of Allowed Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Certain Claims

The Claims estimates set forth above are based on various assumptions. The actual amounts of certain Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect. Such differences may adversely affect the percentage recovery to Holders of such Allowed Claims under the Plan.

3.	The Reorganized Debtor May Not Achieve Projected Financial Results or Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs, and Capital Expenditures

The Reorganized Debtor may not be able to meet their projected financial results. To the extent the Reorganized Debtor does not meet its projected financial results or achieve projected revenues and cash flows, the Reorganized Debtor may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service its debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtor from, among other things: (a) enhancing its current customer offerings; (b) taking advantage of future opportunities; (c) growing its business; or (d) responding to competitive pressures. Further, a failure of the Reorganized Debtor to meet its projected financial results or achieve their projected revenues and cash flows could lead to cash flow and working capital constraints, which may require the Reorganized Debtor to seek additional working capital. The Reorganized Debtor may not be able to obtain such working capital when it is required. Further, even if the Reorganized Debtor were able to obtain additional working capital, it may only be available on unreasonable terms. For example, the Reorganized Debtor may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtor. If any such required capital is obtained in the form of equity, the interests of the Holders of the then-outstanding New Exide Common Stock (and options or other rights to acquire New Exide Common Stock) could be diluted. The Company estimates the peak to trough can fluctuate as much as $308 million and most occurs inter-year. While the Debtor’s Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtor, there is no guarantee that the Financial Projections will be realized.

4.	Estimated Valuation of the Reorganized Debtor and the New Exide Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Private Sale Values of the New Exide Common Stock

The Debtor’s estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtor’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtor), including, without limitation: (a) the successful reorganization of the Debtor; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtor’s ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtor’s ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

5.	The Reorganized Debtor May Be Controlled By a Small Number of Holders

Consummation of the Plan may result in a small number of Holders owning a significant percentage of the outstanding shares of New Exide Common Stock. These Holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtor and have the power to elect directors and approve significant mergers, acquisitions, divestures, and other material corporate transactions, including the sale of the Reorganized

Debtor. The Debtor can make no assurances regarding the future actions of the Holders of New Exide Common Stock and the impact such actions may have on the value of the New Exide Common Stock.

6.	Certain Tax Implications of the Debtor’s Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtor

Holders of Allowed Claims should carefully review Article IX herein, “Certain Federal Income Tax Consequences,” to determine how the tax implications of the Plan and these Chapter 11 Case may adversely affect the Reorganized Debtor.

7.	Impact of Interest Rates

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtor’s assets. Specifically, decreases in interest rates will positively impact the value of the Debtor’s assets and the strengthening of the dollar will negatively impact the value of its net foreign assets.

E.	Risk Factors That Could Negatively Impact the Debtor’s Business

1.	The Debtor is Subject to the Risks and Uncertainties Associated with the Chapter 11 Case.

For the duration of the Chapter 11 Case, the Debtor’s operations, including its ability to execute its business plan, are subject to the risks and uncertainties associated with bankruptcy. Risks and uncertainties associated with the Chapter 11 Case include the following:

•	the Debtor’s creditors or other third parties may take actions or make decisions that are inconsistent with and detrimental to the plans it believes to be in the best interests of the Company;

•	the Debtor may be unable to obtain court approval with respect to certain matters in the Chapter 11 Case from time to time;

•	the Bankruptcy Court may not agree with the Debtor’s objections to positions taken by other parties;

•	the Debtor may not be able to confirm and consummate a Chapter 11 plan of reorganization or may be delayed in doing so;

•	the Debtor may not be able to obtain and maintain normal credit terms with vendors, strategic partners and service providers;

•	the Debtor may not be able to enter into or maintain contracts that are critical to its operations at competitive rates and terms, if at all; and

•	the Debtor may be exposed to risks associated with third parties seeking and obtaining court approval to (i) terminate or shorten the exclusivity period to propose and confirm a plan of reorganization, (ii) appoint a Chapter 11 trustee or (iii) convert the case to a Chapter 7 liquidation case.

These risks and uncertainties could affect the Debtor’s business and operations in various ways. For example, negative events, the positions taken in court, or publicity associated with the Chapter 11 Case could adversely affect sales and relationships with customers, as well as with vendors and employees, which in turn could adversely affect operations and financial conditions, particularly if the Chapter 11 Case is protracted. Because of the risks and uncertainties associated with the Chapter 11 Case, the ultimate impact of events that occur during these proceedings will have on the Debtor’s business, financial condition and results of operations cannot be accurately predicted or quantified. If any one or more of these risks materializes, it could affect the Company’s ability to continue as a going concern.

2.	Definitive documents and agreements governing the Restructuring Transactions, including the Backstop Commitment Agreement, have not yet been executed and remain subject to negotiation.

The definitive documents and agreements governing the Restructuring Transactions, including the Backstop Commitment Agreement, have not yet been executed and remain subject to negotiation. The Plan Support Agreement requires the Debtor to enter into a Backstop Commitment Agreement by December 10, 2014, or the Plan Support Agreement may be terminated. The Debtor and certain of the Consenting Creditors, among others, continue to negotiate the terms of the Backstop Commitment Agreement but no assurances can be given that the parties will execute an agreement by such deadline. Though there is significant support among the Consenting Creditors to participate in the Backstop, no assurances can be given that the Backstop Commitment Agreement will be executed or that the Debtor will be able to satisfy the conditions precedent set forth therein. In addition, in the event that the Backstop Commitment Agreement is not executed by the deadline or does not become effective in accordance with its terms, the Consenting Creditors and the Debtor have discussed various contingency strategies, which include the Consenting Creditors potentially supporting a credit bit for substantially all or some of the Debtor’s assets.

In connection with the Debtor’s negotiations of the Plan Support Agreement and the Plan Term Sheet, among other things, the Debtor has provided the Consenting Creditors with illustrative financial and business projections based on various hypothetical scenarios as more fully disclosed in Exhibit B attached hereto.

3.	Operating under Chapter 11 may restrict the Debtor’s ability to pursue its business strategies.

Under Chapter 11, transactions outside the ordinary course of business will be subject to the prior approval of the Bankruptcy Court, which may limit the Debtor’s ability to respond in a timely manner to certain events or take advantage of certain opportunities. The Debtor must obtain Bankruptcy Court approval to, among other things:

•	engage in certain transactions with vendors;

•	buy or sell assets outside the ordinary course of business;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Debtor’s assets; and

•	borrow for the Debtor’s operations, investments or other capital needs or to engage in other business activities that would be in the Debtor’s interest.

4.	The Debtor’s employees face uncertainty due to the Chapter 11 Case.

As a result of the Chapter 11 Case, the Debtor’s employees are facing uncertainty. A material erosion of the Debtor’s employees’ commitment could have a material adverse effect on the Debtor’s business, particularly if the Chapter 11 Case is protracted.

5.	The Company’s businesses could suffer from a protracted restructuring.

The Company’s future results are dependent upon the timely and successful filing, confirmation and implementation of a plan of reorganization. If a restructuring is protracted, it could adversely affect the Company’s operating results, including its relationships with its employees, vendors, strategic partners and customers. If the Debtor experiences a protracted reorganization, there is a significant risk that the value of the Company’s enterprise would be substantially eroded to the detriment of all stakeholders. The inability of the Company to the successfully implement a plan of reorganization will likely necessitate the sale all of the Company’s assets. The uncertainty associated with a stand-alone sale process could have a material adverse effect on customer relations, supplier terms and financing arrangements at non-Debtor subsidiaries and result in, after accessing the DIP ABL Facility, the need for up to $25 million additional funding through fiscal year 2015.

6.	The Debtor may be subject to claims that will not be discharged in the Chapter 11 Case.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With a few exceptions primarily relating to environmental claims, all claims that arose prior to the filing of the Chapter 11 Case (i) will be subject to compromise, and/or discharge in the Chapter 11 Case in any plan of reorganization that may be certified, or (ii) will be discharged in accordance with the Bankruptcy Code and the terms of the plan of reorganization. However, the aggregate amount of such claims that are not subject to treatment under the plan of reorganization or that are not discharged may be material.

7.	The Debtor may not have sufficient cash to maintain operations during Chapter 11 and fund emergence from the Chapter 11 Case.

Because of the Debtor’s weakened financial condition, the Debtor will continue to have heightened exposure to, and less ability to withstand, the operating risks that are customary in the industry, such as fluctuations in raw material prices. Any of these factors could result in the need for substantial additional funding. A number of other factors, including the Chapter 11 filing, financial results in recent years, substantial indebtedness and the competitive environment the Debtor faces, adversely affect the availability and terms of funding that might be available to us during, and upon emergence from, the Chapter 11 Case. As a result of these and other factors, the Debtor may not be able to source capital at acceptable rates, on acceptable terms or at all, to fund current operations and the Debtor’s exit from Chapter 11. An inability to obtain necessary additional funding on acceptable terms would have a material adverse impact on us and on the Debtor’s ability to sustain its operations, both currently and upon emergence from Chapter 11.

8.	The Company temporarily suspended operations at its Vernon, California secondary lead recycling facility and operations may not resume until in or about first quarter 2015, if at all.

On October 18, 2013, the South Coast Air Quality Monitoring District (“SCAQMD”) filed a petition seeking the suspension of operations at the Vernon Facility for alleged violation of an SCAQMD rule and related furnace control equipment permit conditions until compliance is achieved. The Company contested the SCAQMD’s petition. A hearing on the SCAQMD’s petition commenced on December 14, 2013 and continued into calendar 2014.

On April 11, 2014, as a result of the Vernon Facility allegedly exceeding the SCAQMD ambient air standard for lead, the SCAQMD filed a second petition seeking an order that Exide “cease and desist” from violating air quality standards, or in the alternative, to comply with other such conditions and increments of progress which the SCAQMD Hearing Board deems appropriate.

On January 10, 2014, the SCAQMD adopted an amended rule that contained new emissions and equipment requirements with varying compliance dates, including an April 10, 2014 deadline that would require the Company to operate the furnaces at the Vernon Facility under continuous “negative pressure” (“Rule 1420.1”). In response, the Company initiated two separate related proceedings on February 7, 2014: (i) a Petition for Variance before the SCAQMD Hearing Board, requesting a delay of the negative pressure requirement until December 31, 2014, and (ii) a Writ of Mandamus in Superior Court of Los Angeles County, seeking to invalidate the negative pressure requirement of Rule 1420.1. Additionally, on February 21, 2014, the Company filed a request for a preliminary injunction that would temporarily suspend the April 10, 2014, deadline until such time as the Superior Court could conduct a trial on the Writ of Mandamus.

On January 16, 2014, the SCAQMD filed a civil lawsuit against the Company and along with unnamed individuals (“DOE Defendants”), subsequently amended, which alleges that the Company and the DOE Defendants failed to comply with several of the SCAQMD’s rules related to lead and arsenic emissions at the Vernon Facility (“SCAQMD Penalty Lawsuit”). The SCAQMD is seeking penalties in an amount not less than $40 million and has recently stated its intent to amend the SCAQMD Penalty Lawsuit to increase its penalty demand to $60 million. The Company denies the allegations in the lawsuit, believes the amounts asserted by the SCAQMD are overstated, and intends to vigorously defend itself against such allegations. There can be no assurance that the Company will be successful in its defense of the SCAQMD Penalty Lawsuit. The matter is in discovery and presently scheduled for trial on September 15, 2015.

On April 7, 2014, the Los Angeles County Superior Court denied the Company’s preliminary injunction. Additionally, on April 8, 2014, the SCAQMD Hearing Board denied the Company’s variance request. As a result of these two decisions, the Company suspended operations at the Vernon Facility until such time as the Company can design, engineer, permit, install, and test new equipment needed to achieve the new standard under Rule 1420.1.

On July 10, 2014 the SCAQMD Hearing Board approved a resolution of the Company’s pending administrative matters with the SCAQMD through the issuance of two Orders For Abatement (“Stipulated OAs”). The Stipulated OAs require the Company: (i) to refrain from resuming operations of the Vernon Facility furnaces until it installs certain air quality control improvements required to comply with the newly-adopted Rule 1420.1 standards in accordance with SCAQMD issued permits and applicable SCAQMD rules; and (ii) to install those improvements in accordance with an SCAQMD approved dust mitigation plan. Concurrently, in a settlement agreement, the Company agreed to dismiss its Writ of Mandamus legal action. The Company currently estimates the full operation of the furnaces under continuous negative pressure will not occur until after installation of the aforesaid equipment expected to be completed in the latter part of the fourth quarter of fiscal 2015 should the Company decide to proceed.

The SCAQMD is proposing to modify Rule 1420.1 by further lowering emission standards. The rule may be amended in early 2015 and is still in development. Exide is working with the SCAQMD in an effort to assure the amendments, if any, reasonably allow for compliance by Exide. Although the Company believes that the new equipment described above will allow it to comply with the emissions limits currently being discussed by SQAQMD, no assurances can be given on this subject.

The Company will need to continue to find alternative sources of lead to ensure adequate supply of this critical raw material component in its products. If the Company is unable to find such sources of lead or if it procures sources of lead at significantly higher cost, such circumstances would result in a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

9.	There can be no assurances can be given that the Company will be able to obtain applicable permits to operate the Vernon Facility by December 31, 2015 or thereafter.

The Company must obtain a final permit (Part B Permit) by December 31, 2015 under the Resource Conservation and Recovery Act (RCRA) as a facility which treats, stores or disposes of hazardous waste. Although the Company has applied for the Part B Permit, no assurances can be given that it will receive it by December 31, 2015 or thereafter. Moreover, on June 17, 2014 the Debtor received a Notice of Deficiency (“NOD”) from the Department regarding the Debtor’s RCRA Part B Permit Application for the Vernon Facility. The Notice of Deficiency asserted that the Debtor’s RCRA permit application was incomplete and demanded that the Debtor post additional financial assurance in order to proceed with the permitting process.

Accordingly, the Debtor and the Department engaged in negotiations regarding certain critical regulatory matters relating to the Vernon Facility, including compliance violations, closure costs, corrective action obligations (both on-site and off-site) and financial assurance requirements.

On November 6, 2014, Exide and the Department reached a consensual resolution regarding certain alleged compliance issues at the Vernon Facility, which is subject to Bankruptcy Court approval and scheduled for a hearing to be held on November 20, 2014 (the “2014 Department Stipulation”). The 2014 Department Stipulation, if approved by the Bankruptcy Court, provides for, among other things, a commitment by Exide to fund approximately $38.7 million to cover any closure-related activities in the event that the Vernon Facility were to be closed, approximately $11.1 million of which is covered by an existing financial guarantee bond, which shall be maintained or renewed. On October 31, 2014, Exide paid $0.5 million into a closure trust fund. Exide has agreed to pay the remaining approximately $27.0 million into the closure trust in installments over ten years, with approximately $2.3 million to be paid on the date that the 2014 Department Stipulation becomes effective, and an additional approximately $2.8 million on each (a) the effective date of the Company’s plan of reorganization and (b) November 1, 2015. Starting in 2016 through 2024, Exide has agreed to pay approximately $2.1 million per year until the trust is fully funded.

If the 2014 Department Stipulation does become effective or, once effective, terminates because Exide does not emerge from chapter 11, there is a risk that the Department would assert that the amounts and obligations owed by the Debtor in respect of the Vernon Facility for closure and corrective action remediation are materially higher than the amounts reflected in the 2014 Department Stipulation. If the Department were to prevail on such assertions (which the Debtor disputes) closure and remediation costs regarding the Vernon Facility would be materially higher than those reflected in the Financial Projections. Additionally, if the 2014 Department Stipulation is no longer effective, the dates by which Exide would be required to pay for or perform such closure and correction action remediation may be accelerated. Lastly, the Department expressly has not committed to granting Exide a final hazardous waste permit, and the permitting process will continue under applicable law. There can be no assurances that the Company will be able to obtain that permit.

10.	The Company has experienced significant fluctuations in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

Lead is the primary material used in the manufacture of the Company’s lead-acid batteries, representing approximately 43.7% of the cost of goods sold. The Company obtains a significant portion of North American lead requirements through the operation of three secondary lead recycling plants and external tolling suppliers which reclaim lead by recycling spent lead-acid batteries. As noted above, operations at Vernon, one of the three secondary lead recycling plants, are currently suspended, thereby increasing the Company’s reliance on external tolling suppliers for lead. The Debtor estimates that the suspension of operations at the Vernon Facility will negatively impact earnings in fiscal year 2015, as Exide preserves the option to reopen the facility30 while at the same time it continues to incur higher costs for lead procurement as it relies on external tollers and alternate sources of lead. In North America, the Company obtains spent batteries for recycling primarily from the Company’s customers, through Company-owned branch networks, and from outside spent battery collectors. Costs of spent batteries have been quite volatile, decreasing by 3.7% on average in fiscal 2014 as compared with fiscal 2013. In Europe and ROW, the Company obtains a small portion of its lead requirements through the operation of two lead recycling plants. The majority of the Company’s lead requirements in Europe and ROW are obtained from third-party suppliers under annual supply agreements. Other key raw materials and components in the production of batteries include lead oxide, acid, steel, plastics and chemicals, all of which are generally available from multiple sources. The Company has not experienced any material stoppage or disruption in production as a result of non-availability or delays in the availability of raw materials.

11.	The Company is subject to fluctuations in exchange rates and other risks associated with its non-U.S. operations which could adversely affect the Company’s business, financial condition, cash flows or results of operations.

The Company has significant manufacturing operations in, and exports to, several countries outside the U.S. Approximately 60.6% of the Company’s net sales for fiscal 2014 were generated in Europe and ROW with the significant majority generated in Euros. Because such a significant portion of the Company’s operation is based overseas, the Company is exposed to foreign currency risk, resulting in uncertainty as to future asset and liability values, and results of operations that are denominated in foreign currencies. The Company invoices foreign sales and service transactions in local currencies and translates these revenues and expenses into U.S. Dollars at average monthly exchange rates. Because a significant portion of the Company’s net sales and expenses are denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. Dollar could adversely affect the Company’s reported net sales and operating margins. The Company translates its non-U.S. assets and liabilities into U.S. Dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. Dollar would result in a decrease in the Company’s net investment in foreign subsidiaries.

In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for the Company’s non-U.S. subsidiaries to purchase certain raw material commodities that are priced globally in U.S. Dollars, such as lead, which is quoted on the London Metals Exchange (“LME”) in U.S. Dollars. The Company does not engage in significant hedging of its foreign currency exposure and cannot assure that it will be able to hedge its foreign currency exposures at a reasonable cost. There are other risks inherent in the Company’s non-U.S. operations, including:

•	changes in local economic conditions, and disruption of markets; including current sovereign debt challenges in certain European countries;

[30]	Increased costs associated with reopening the Vernon Facility include, among other things, consulting services, legal services, labor, RRP implementation, and those associated with the 2014 Department Settlement.

•	changes in laws and regulations, including changes in import, export, labor and environmental laws;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other risks may have a material adverse effect on the Company’s non-U.S. operations or on its business, financial condition, cash flows or results of operations.

12.	The Company’s liquidity is affected by the seasonality of its business. Warm winters and cool summers adversely affect the Company.

The Company sells a disproportionate share of its automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so that they will have sufficient inventory for cold weather periods. This seasonality increases the Company’s working capital requirements and makes it more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if the Company’s sales are reduced by an unusually warm winter or cool summer, it may not be possible for the Company to recover these sales in later periods. Further, if the Company’s sales are adversely affected by the weather, it cannot make offsetting cost reductions to protect the Company’s liquidity and gross margins in the short-term because a large portion of the Company’s manufacturing and distribution costs are fixed. These circumstances could result in a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

13.	Decreased demand in the industries in which the Company operates may adversely affect its business, financial condition, cash flows, or results of operations.

The Company’s financial performance depends, in part, on conditions in the automotive, material handling, and telecommunications industries which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by OEM’s and their customers’ spending could adversely impact the Company’s business. Relatively modest declines in customer purchases from the Company could have a significant adverse impact on its profitability because the Company has substantial fixed production costs. If the Company’s OEM and large aftermarket customers reduce their inventory levels, or reduce their orders, the Company’s performance would be significantly adversely impacted. The telecommunications industry is a capital intensive industry and recent capital spending delays by the Company’s largest Network Power customer in the Americas could continue in the future. In this economic environment, the Company cannot predict future production rates or inventory levels or underlying economic factors. Continued uncertainty and unexpected fluctuations may adversely affect the Company’s business, financial conditions, cash flows, or results of operations.

The remaining portion of the Company’s battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (i) the number of vehicles in use; (ii) average battery life; (iii) the average age of vehicles and their operating environment; (iv) weather conditions; (v) population growth; and (vi) overall economic conditions. Any significant adverse change in any one of these factors may adversely affect the Company’s business, financial condition, cash flows, or results of operations.

14.	The loss of the Company’s primary supplier of polyethylene battery separators would have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

The Company uses both polyethylene and AGM battery separators. There are a number of suppliers from whom the Company purchases AGM battery separators. Polyethylene battery separators are purchased primarily from one supplier pursuant to a supply agreement expiring in fiscal 2016. There is currently no second source that could readily provide the volume of certain of its polyethylene separators used by the Company. As a result, any major disruption in supply from the Company’s primary supplier of certain polyethylene separators would have a material adverse impact on the Company.

15.	Many of the industries in which the Company operates are cyclical.

The Company’s operating results are affected by the general cyclical pattern of the industries in which its major customer groups operate. Any significant decline in demand for replacement batteries for automobiles, light trucks, or sport utility vehicles could have a material adverse impact on the Company’s business, financial condition, cash flows or results of operations of the Company’s Transportation segments. To a lesser extent, a prolonged decline in the demand for new automobiles, light trucks or sport utility vehicles could also have an adverse impact on these segments. A weak capital expenditure environment in the telecommunications, uninterruptible power systems, or electric industrial forklift truck markets could have a material adverse effect on the business, financial condition, cash flows, or results of operations of the Company’s Industrial Energy segments.

16.	The Company is subject to pricing pressure from its larger customers.

The Company faces significant pricing pressures in all of its business segments from its larger customers. Because of their purchasing volume, the Company’s larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If the Company is not able to offset price reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on the Company’s business, financial condition, cash flows, or results of operations.

17.	The Company faces increasing competition and pricing pressure from other companies in its industries, and if the Company is unable to compete effectively with these competitors, the Company’s sales and profitability could be adversely affected.

The Company competes with a number of major domestic and international manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of its industry and consolidation among industrial purchasers, the Company has been subjected to continued and significant pricing pressures. The North American, European and Asian lead-acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service, and warranty. In addition, the Company is experiencing heightened competitive pricing pressure as Asian producers, which are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in the Company’s major markets. If the Company is unable to compete effectively with these competitors, its sales and profitability could be adversely affected, which could have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

18.	If the Company is not able to develop new products or improve upon its existing products on a timely basis, the Company’s business, financial condition, cash flows or results of operations could be adversely affected.

The Company believes that its future success depends, in part, on the ability to develop, on a timely basis, new technologically advanced products or improve on the Company’s existing products in innovative ways that meet or exceed its customer’s expectations. Maintaining the Company’s market position will require continued investment in capital assets, research and development, and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of the Company’s products less desirable or obsolete. The Company may be unable to make significant investments in product research & development and unsuccessful in making the technological advances necessary to develop new products or improve its existing products to maintain its market position. If any of these events occur, they could cause decreases in sales and have an adverse effect on the Company’s business, financial condition, cash flows or results of operations.

19.	The Company may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, and uncertainty around potential terrorist activities against global companies.

Unfavorable changes in global economic conditions, including the current sovereign debt issues in certain European countries, including but not limited to Russia and the Ukraine, as well as tightening credit markets, inflation or recession may result in consumers, businesses and governments deferring or lowering purchases of the Company’s products in the future. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on the Company’s business, financial condition, cash flows or results of operations. These economic conditions and uncertainty also may impact the ability of the Company’s customers to purchase the Company’s products and services. As a result, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, the Company’s ability to meet customer’s demands depends, in part, on the Company’s ability to obtain timely and adequate delivery of quality materials, parts and components from its suppliers. If certain key suppliers were to become capacity constrained or insolvent as a result of the global economic conditions, or terrorist attacks, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies. If such economic conditions persist, or terrorist attacks occur, they could have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

20.	The Company may be unable to successfully implement its business strategy, which could adversely affect its business, financial condition, cash flows or results of operations.

The Company’s ability to achieve its business and financial objectives is subject to a variety of factors, many of which are beyond the Company’s control. For example, the Company may not be successful in increasing its manufacturing and distribution efficiency through productivity, process improvements and cost reduction initiatives. Further, the Company may not be able to realize the benefits of these improvements and initiatives within the time frames the Company currently expects. In addition, the Company may not be successful in resuming operations at its Vernon, California recycling facility or maintaining or increasing the Company’s percentage of captive arrangements and spent battery collections, which would require the Company to purchase lead on the open market and leaving the Company exposed to fluctuations in the price of lead. Any failure to successfully implement the Company’s business strategy could adversely affect the Company’s business, financial condition, cash flows, or results of operations, and could further impair the Company’s ability to make certain strategic capital expenditures.

21.	The Company is subject to costly regulation in relation to environmental and occupational, health and safety matters, which could adversely affect its business, financial condition, cash flows or results of operations.

Throughout the world, the Company manufactures, distributes, recycles, and otherwise uses large amounts of potentially hazardous materials, especially lead and acid. As a result, the Company is subject to a substantial number of costly regulations. In particular, the Company is required to comply with increasingly stringent requirements of federal, state, and local environmental, occupational health and safety laws and regulations in the U.S. and other countries, including those governing (i) emissions to air, discharges to water, noise and odor emissions; (ii) the generation, handling, storage, transportation, treatment, and disposal of waste materials; and (iii) the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. The Company could also incur substantial costs, including cleanup costs, fines, and civil or criminal sanctions, third-party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at its facilities. In addition, many of the Company’s current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, the Company could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. There is also inherent difficulty in assessing the Company’s potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although the Company believes that there is a reasonable basis in law to believe that it will ultimately be responsible for only its share of these remediation costs, there can be no assurance that the Company will prevail on these claims. In addition, the scope of remedial costs or other environmental injuries are highly variable, and estimating these costs involves complex legal, scientific and technical judgments. The Company may become obligated to pay material remediation-related costs at its closed Tampa, Florida facility in the amount of approximately $10.0 million to $14.0 million, and at the Columbus, Georgia facility in the amount of approximately $6.0 million to $8.5 million.

The Company cannot be certain that it has been, or will at all times be, in complete compliance with all environmental requirements, or that the Company will not incur additional material costs or liabilities in connection with these requirements in excess of amounts it has reserved for remediation projects or is projected to spend for health and safety maintenance in the Financial Projections. Private parties, including current or former employees, could bring personal injury or other claims against the Company due to the presence of, or exposure to, hazardous substances used, stored or disposed of by it, or contained in its products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. The Company has made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenditures, if they continue to increase, could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. While the Company’s costs to defend and settle claims arising under environmental laws in the past have not been material, the Company cannot provide assurance that this will remain so in the future.

On November 12, 2008, the Federal Environmental Protection Agency (“EPA”) published new lead emissions standards under the National Ambient Air Quality Standards (“NAAQS”), which became effective on January 12, 2009. The new standards further restrict lead emissions by reducing the off-site concentration standards for lead in air from 1.5 micrograms per cubic meter to 0.15 micrograms per cubic meter. The Company believes that the new standards could impact a number of its U.S. facilities. Under the Clean Air Act (“CAA”), publication by the EPA of these ambient air quality standards initiates a process by which the states develop rules implementing the standards. Recently, some states have accelerated their implementation and the Company is working with these states to meet their requirements. Although the final impact on the Company’s operations cannot be reasonably determined at the current time, the Company believes that the financial impact of compliance with these lead emissions standards on its U.S. facilities will be funded through normal operations. Non-compliance with these standards could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

On January 5, 2012, the EPA passed the National Emissions Standards for Hazardous Air Pollutants (“NESHAP”) for secondary lead smelting. The final regulations include limits for lead and other fugitive emissions, particularly at the Company’s lead recycling facilities, as well as additional testing and monitoring, recordkeeping, and reporting requirements. Although the Company currently believes a majority of these requirements will be met through efforts to attain compliance with NAAQS standards, Exide’s failure to attain compliance with NESHAP could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

On January 17, 2012, the City of Frisco, Texas initiated actions that could have prevented the Company from proceeding with projects designed to comply with certain NAAQS implementation requirements related to the Company’s Frisco, Texas recycling facility and that could have imposed an involuntary closure of the facility. The Company contested the City’s actions, and subsequently reached a settlement with the City in June 2012 whereby the Company agreed to sell and the City agreed to buy certain land around the Company’s facility for a total purchase price of $45.0 million in return for the Company’s agreement to cease operations at the site on or before December 31, 2012, with which the Company has complied. Receipt of the proceeds depends, in part, on the Company receiving state certification for its remedial activities on the parcel being sold, as well as agreement with state environmental regulators on the scope of remedial activities on an adjoining parcel used by the Company. The Debtor, the City, the TCEQ, and the EPA participated in a two-day mediation session on October 16 and 17, 2014, pursuant to an order entered by the Bankruptcy Court on September 2, 2014 (Docket No. 2210). The mediation discussions are continuing but no settlement has been reached. Accordingly, Exide continues to evaluate its options in connection with the Frisco Master Settlement Agreement, which it believes is an executory contract, and the potential assumption or rejection thereof – a decision that Exide will make prior to confirmation of its plan as would be required by the Bankruptcy Code.

The Company is subject to recently adopted SEC disclosure obligations relating to “conflict minerals” (columbite-tantalite, cassiterite (tin), wolframite (tungsten) and gold) that are sourced from the Democratic Republic of Congo or adjacent countries. Complying with these requirements will require us to incur additional costs, including the costs to determine the sources of any conflict minerals used in Exide’s products and may require that Exide modify its processes or products. As a result, the Company may choose to modify the sourcing, supply and pricing of materials in its products. In addition, Exide may face reputational and regulatory risks if the information that it receive from its suppliers is inaccurate or inadequate, or its process in obtaining that information does not fulfill the SEC’s requirements. Exide has a formal policy with respect to the use of conflict minerals in its products that is intended to minimize, if not eliminate, conflict minerals sourced from the covered countries to the extent that Exide is unable to document that they have been obtained from conflict-free sources.

22.	Regulation and legislation adopted to address possible global climate change could increase the Company’s costs of operation and adversely affect the Company’s business, financial condition, cash flows or results of operations.

Recently, there has been an increasing focus on whether emissions of certain gases, commonly referred to as “greenhouse gases” including carbon dioxide, may be contributing to certain atmospheric and other climatic changes. Legislative and regulatory measures directed at limiting the emissions of greenhouse gases and other possible causes of climate change are in various stages of discussions or implementation in a number of countries in which the Company operates. Legislative, regulatory or other efforts in the United States, and international treaties to combat climate change could result in future increases in the cost of raw materials and energy sources such as electricity, natural gas and fossil fuels, all of which may result in higher manufacturing and distribution costs for the Company. The Company’s facilities may also be subject to additional regulation under future climate change policies. Compliance with environmental laws or regulations regarding the reduction of greenhouse gases could result in significant changes to the Company’s facilities and operations and result in an increased cost of conducting business. If the Company is unable to manage the financial risks or otherwise recover costs related to complying with climate change regulatory requirements, if any, it could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

23.	The Company may be adversely affected by legal proceedings to which the Company is, or may become, a party.

The Company and its subsidiaries are currently, and may in the future become, subject to legal proceedings which could adversely affect its business, financial condition, cash flows or results of operations. See Note 13 to the Consolidated Financial Statements.

In May 2013, one of the Company’s Spanish subsidiaries received notice of an investigation by the European Commission of alleged anticompetitive behavior relating to procurement practices of several European lead recyclers. The Company is currently unable to assess the ultimate outcome of the Commission’s investigation, the entity or entities that could be affected, or the amount of any fines that may result.

The Company’s Netherlands subsidiary, Exide Technologies B.V. (“BV”), received notice from the Dutch competition authorities that it was the subject of an investigation of a local trade association’s members in the traction/Motive Power batteries segment. On July 9 and July 16, 2013, the authorities conducted an on-site inspection and requested additional information and documentation, which the Company has provided. In December 2013, the Company submitted to the Dutch Competition Authority (the “ACM”) a leniency application for immunity or reduction of fines that might be imposed as a result of the investigation. The Company was recently notified by the ACM of a provisional grant of leniency in respect of certain conduct and that the Company did not receive provisional leniency for certain other conduct and that the Company did not receive provisional leniency for certain other conduct. As required under the ACM’s leniency program, the Company continues to cooperate with the Dutch authority. The ACM has not issued a statement of charges to the Company or its subsidiaries. Accordingly, the precise scope and time period at issue, as well as the final outcome of the Netherlands investigation, remains uncertain.

In connection with BV’s cooperation with the above-described investigation, the Company discovered activities also in different segments of its Industrial Energy division in Austria, Belgium and Germany that appeared to have occurred in prior years that did not conform to the Company’s internal policies. Upon discovery of these facts, the Company commenced an internal investigation led by independent outside counsel. While a majority of the activities had ceased prior to the initiation of the internal investigation, the Company promptly stopped any remaining ongoing conduct. The Company brought the matter to the attention of the appropriate competition authorities, and, in all affected jurisdictions, the Company has been cooperating with them in further information gathering. As a result of this action, the Company has been granted conditional immunity by regulators in Austria, Germany and Belgium. Additionally, the authority in Austria has decided that the actions would likely have fallen outside any applicable statute of limitations period and the authority has advised that it does not intend to pursue an investigation at this stage. The grants of immunity in Belgium and Germany, which are conditioned on factors that include the Company’s continued cooperation with authorities, should eliminate any governmental fines and penalties that could result if the reported conduct is found to violate applicable law in such jurisdictions. Should immunity be revoked, these investigations could result in significant penalties.

Further, even with the grants of conditional immunity in Austria, Germany, and Belgium, the Company might be subject to disputes with private parties concerning alleged damages that are claimed to be a result of the Company’s prior conduct. While the Company believes it would have defenses to any adverse allegations in private actions and would intend to vigorously defend itself in any such actions, litigation of this type is inherently uncertain, costly, and complex, and the Company cannot be certain that it would prevail. Accordingly, there can be no assurance that the outcome of the Netherlands investigation or any private party disputes would not have a material adverse effect on the business, financial condition, cash flows, and results of operations of the Company, despite the fact the Company has been granted conditional immunity in Austria, Germany, and Belgium, and continues to cooperate with the applicable regulatory authorities.

In addition, on August 8, 2014, the Company received a grand jury subpoena from the Department of Justice in the Central District of California in connection with a criminal investigation involving the Vernon Facility. The subpoena requests the production of documents relating to materials transportation and air emissions. The Company was informed that it and certain unidentified individuals are targets of the investigation. The Company will cooperate with the investigation. The Company cannot estimate the amount or range of loss, if any, in this matter, as such analysis would depend on facts and law that are not yet fully developed or resolved.

24.	Work stoppages or other labor issues at the Company’s facilities or its customers’ or suppliers’ facilities could adversely affect the Company’s business, financial condition, cash flows or results of operations.

At March 31, 2014, approximately 20.0% of the Company’s hourly employees in the Americas and many of its non-U.S. employees were unionized. It is likely that a significant portion of the Company’s workforce will remain unionized for the foreseeable future. It is also possible that the portion of the Company’s workforce that is unionized may increase in the future. Contracts covering approximately 3.2% of the Company’s U.S. hourly employees expire in fiscal 2015, and the remainder thereafter. In addition, contracts covering most of the Company’s union employees in Europe and ROW expire on various dates through fiscal 2015. Although the Company believes that its relations with employees are generally good, if conflicts develop between the Company and its employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of the Company’s plants, or a material increase in its costs due to unionization activities, may have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. Work stoppages at the facilities of the Company’s customers or suppliers may also negatively affect the Company’s business. If any of the Company’s significant customers experience a material work stoppage, the customer may halt or limit the purchase of the Company’s products. This could require the Company to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of the Company’s suppliers experience a work stoppage, the Company’s operations could be adversely affected if an alternative source of supply is not readily available.

25.	The Company’s substantial indebtedness could adversely affect its business, financial condition, cash flows or results of operations.

The Company has a significant amount of indebtedness. As of March 31, 2014, the Company had total indebtedness, including capital leases, of approximately $308.0 million, excluding amounts included in liabilities subject to compromise of $788.4 million. The Company’s level of indebtedness could have significant consequences. For example, it could:

•	limit the Company’s ability to borrow money to fund its working capital, capital expenditures, acquisitions and debt service requirements;

•	limit the Company’s flexibility in planning for, or reacting to, changes in its business and future business opportunities;

•	make the Company more vulnerable to a downturn in its business or in the economy;

•	place the Company at a disadvantage relative to some of its competitors, who may be less highly leveraged; and

•	require a substantial portion of the Company’s cash flow from operations to be used for debt payments, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

One or a combination of these factors could adversely affect the Company’s business, financial condition, cash flows or results of operations. Subject to restrictions in its DIP Credit Agreement, the Company may incur additional indebtedness, which could increase the risks associated with its already substantial indebtedness.

26.	Restrictive covenants limit the Company’s ability to operate its business and to pursue its business strategies, and its failure to comply with these covenants could result in an acceleration of its indebtedness.

The DIP Credit Agreement contain covenants that limit or restrict the Company’s ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to its growth strategy or otherwise important to the Company. The DIP Credit Agreement, limits or restricts, among other things, the Company’s ability and the ability of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make distributions on the Company’s capital stock or certain other restricted payments or investments;

•	purchase or redeem stock or subordinated indebtedness;

•	issue stock of the Company’s subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	affect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of the Company’s assets;

•	engage in transactions with affiliates; and

•	create liens on the Company’s assets to secure debt.

In addition, the DIP ABL Facility requires the Company to repay outstanding borrowings with portions of the proceeds the Company receives from certain sales of property or assets and specified future debt offerings. The Company’s ability to comply with these provisions may be affected by events beyond its control. Any breach of the covenants in the DIP Credit Agreement could cause a default under the Company’s DIP Credit Agreement and other debt, which would restrict the Company’s ability to borrow under its DIP Credit Agreement thereby significantly impacting the Company’s liquidity which could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. If there were an event of default under any of the Company’s debt instruments that was not cured or waived, the Holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. The Company’s assets and cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default. If, as or when required, the Company is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, its senior secured credit facility, the lenders under that facility could institute foreclosure proceedings against the assets securing borrowings under the DIP Credit Agreement.

27.	The Company’s ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

The Company recognizes the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered to be more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted income of each legal entity and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from the Company’s estimates, the ability of the Company to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit the Company’s ability to obtain the future tax benefits represented by its deferred tax assets. As of March 31, 2014, the Company’s net current and long-term deferred tax assets were $16.3 million and $116.7 million, respectively.

28.	Negative tax consequences could materially and adversely affect the Company’s business, financial condition, cash flows or results of operations.

Adverse changes in the underlying profitability and financial outlook of the Company’s operations in several jurisdictions could lead to changes in the Company’s valuation allowances against deferred tax assets and other tax reserves on the Company’s statement of financial position that could materially and adversely affect the Company’s business, financial condition, cash flows or results of operations. Additionally, changes in tax laws in the U.S. or in other countries where the Company has significant operations could materially affect deferred tax assets and liabilities on the Company’s consolidated statement of financial position and tax expense. The Company is also subject to tax audits by governmental authorities in the U.S. and in non-U.S. jurisdictions. Negative results from one or more such tax audits could materially and adversely affect the Company’s business, financial condition, cash flows, or results of operations.

29.	The Company is subject to regulation of its international operations that could adversely affect its business, financial condition, cash flows or results of operations.

Due to the Company’s global operations, it is subject to many laws governing international relations, including those that prohibit improper payments to government officials and restrict where it can do business, what information or products it can supply to certain countries and what information it can provide to a non-U.S. government, including but not limited to the Foreign Corrupt Practices Act and the U.S. Export Administration Act. Violations of these laws, which are complex and often times difficult to interpret and apply, may result in severe criminal penalties or sanctions that could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations.

30.	Any restructuring activities and/or capital expenditures that the Company may undertake may not achieve the benefits anticipated and could result in additional unanticipated costs, which could have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

The Company regularly evaluates its existing operations, production capacity and business efficiencies and, as a result of such evaluations, the Company may undertake restructuring activities within its businesses. These restructuring plans may involve higher costs or longer timetables than the Company anticipates and could result in substantial costs related to severance and other employee-related matters, litigation risks and expenses, and other costs. These restructuring activities may not result in improvements in future financial performance. If the Company is unable to realize the benefits of any restructuring activities or appropriately structure its businesses to meet market conditions, the restructuring activities could have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.

F.	Risks Associated with Forward Looking Statements

1.	Financial Information Is Based on the Debtor’s Books and Records and, Unless Otherwise Stated, No Audit Was Performed

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtor relied on financial data derived from its books and records that was available at the time of such preparation. Although the Debtor has used its reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtor believes that such financial information fairly reflects, in all material respects, the financial results of the Debtor, the Debtor is unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtor’s operations, including the Financial Projections that are, by their nature, forward looking, and which necessarily base projections on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future financial results of the Reorganized Debtor may turn out to be different from the Financial Projections. The Financial Projections do not reflect emergence adjustments, including the impact of “fresh start” accounting.

Except for historical information, this Disclosure Statement may be deemed to contain “forward-looking” statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (i) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (ii) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors, or regulating authorities, (iii) statements of future economic performance, and (iv) statements of assumptions, such as the prevailing weather conditions in the Company’s market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the ability of the Company to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization, (ii) the potential adverse impact of the Chapter 11 filing on the Company’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection, (iii) the ability of Exide to comply with the terms of the DIP Credit Facility, (iv) the Company’s ability to obtain additional financing, (v) the Company’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing, (vii) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (viii) the fact that lead, a major constituent in most of the Company’s products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ix) the Company’s ability to implement and fund business strategies based on current liquidity, (x) the Company’s ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (xi) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (xii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (xiii) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (xiv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (xv) the realization of the tax benefits of the Company’s net operating loss carry forwards, which is dependent upon future taxable income, (xvi) competitiveness of the battery markets in the Americas and Europe, (xvii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations, and possible terrorist attacks against U.S. interests, (xviii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xix) general economic conditions, (xx) the Company’s ability to successfully pass along increased material costs to its customers, (xxi) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, (xxii) the Company’s ability to resume operations at its Vernon, California recycling facility, and (xxiii) those risk factors described in the Company’s Form 10-K for the fiscal ended March 31, 2014.

The Company cautions each reader of this Disclosure Statement to carefully consider those factors set forth above and the acknowledgements contained in the “Risk Factors” section of this Disclosure Statement. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. The Company undertakes no obligation to update any forward-looking statements in this Disclosure Statement.

G.	Disclosure Statement Disclaimer

1.	This Disclosure Statement Was Not Approved by the Securities and Exchange Commission

This Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

2.	Reliance on Exemptions from Registration Under the Securities Act

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. The offer of New Exide Common Stock to Holders of certain Classes of Claims has not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the issuance of the New Exide Common Stock will be exempt from registration under the Securities Act by virtue of Section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act or Regulation D promulgated thereunder, Rule 701 of the Securities Act or a “no sale” under the Securities Act as described herein.

3.	This Disclosure Statement May Contain Forward Looking Statements

This Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The Liquidation Analyses, distribution projections, and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or recovery projections may or may not turn out to be accurate.

4.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

5.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtor) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtor, the Reorganized Debtor, Holders of Allowed Claims or Interests, or any other parties in interest.

6.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtor or the Reorganized Debtor may seek to investigate, file, and prosecute Claims and Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

7.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtor (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtor or its Estate are specifically or generally identified herein.

8.	Information Was Provided by the Debtor and Was Relied Upon by the Debtor’s Advisors

Counsel to and other advisors retained by the Debtor have relied upon information provided by the Debtor in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtor has performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

9.	Potential Exists for Inaccuracies, and the Debtor Has No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtor has used their reasonable business judgment so that the information provided in this Disclosure Statement and in the Plan is as accurate as possible, the Debtor nonetheless cannot, and does not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtor may subsequently update the information in this Disclosure Statement, the Debtor has no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

10.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or relating to the Debtor, the Chapter 11 Case, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel for the Debtor, the counsel for the Creditors’ Committee and the United States Trustee.

H.	Liquidation Under Chapter 7

If no plan can be confirmed, the Debtor’s Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtor’s Liquidation Analyses is described herein and attached hereto as Exhibit C.

ARTICLE IX.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only United States federal income tax consequences of the Plan to the Debtor and certain Holders of Claims or Interests are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. The discussion below is not binding upon the Internal Revenue Service (“IRS”) or any other tax authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Holder of a Claim or Interest. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to Non-U.S. Holders (as defined below) and all aspects of United States federal income taxation applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Holders of Claims or Interests who are, or who hold their Claims or Interests through, pass-through entities, persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction and persons who acquired their Claims or Interests pursuant to the exercise of employee stock options or otherwise as compensation). The following discussion assumes that Holders of Claims or Interests hold their Claims or Interests as capital assets for United States federal income tax purposes. Furthermore, the following discussion does not address United States federal taxes other than income taxes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Claim or Interest that is neither a partnership (or other entity treated as a partnership for United States federal income tax purposes) nor (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state or political subdivision thereof, (3) an estate, the income of which is subject to federal income taxation regardless of its source, or (4) a trust that (i) is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Claims or Interests, the United States federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership participating in the Plan (and its partners) should consult their tax advisors regarding the consequences of participating in the Plan.

A.	Certain United States Federal Income Tax Consequences to the Debtor

1.	Cancellation of Indebtedness Income

Under general United States federal income tax principles, the Debtor will realize cancellation of indebtedness (“COD”) income to the extent that its obligation to a Holder is discharged pursuant to the Plan for an amount less than the adjusted issue price of such Holder’s Claim. For this purpose, the amount paid to a Holder in discharge of its Claim will equal the fair market value of any consideration given to such Holder in satisfaction of the Claim at the time of the exchange.

Because the Debtor will be a debtor in a bankruptcy case at the time it realizes COD income, the Debtor will not be required to include such COD income in its gross income, but rather it will be required to reduce certain of its tax attributes by the amount of COD income so excluded, generally in the following order: (a) net operating losses and net operating loss carryforwards (collectively, “NOLs”); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor’s depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The reduction in tax attributes occurs after the tax for the year of the debt discharge has been determined (i.e., subject to the discussion below regarding Section 382, such attributes may be available to offset taxable income, if any, that is generated between the date of discharge and the end of the debtor’s tax year and/or may be carried back to prior years).

The Debtor expects to realize COD income as a result of the discharge of obligations pursuant to the Plan, which, under the attribute reduction rules described above, is generally expected to result in a reduction, or possible elimination, of certain of the Debtor’s tax attributes, including NOLs.

2.	Utilization of Net Operating Losses (NOLs)

If a corporation experiences an “ownership change” (within the meaning of Section 382), the corporation’s ability to utilize its NOLs and certain other tax attributes to offset future taxable income (in any post-Effective Date taxable year and in the portion of the current taxable year beginning after the Effective Date) generally will be subject to certain limitations. Section 382 may also limit a corporation’s ability to use certain “net unrealized built-in losses” existing on the date of the ownership change but recognized within five years of the ownership change to offset future taxable income. In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject (the “Section 382 Limitation”) is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) and (b) the “long-term tax-exempt rate” announced by the IRS (for example, 2.94% for ownership changes occurring during the month of November 2014).

A special rule under Section 382 applicable to corporations under the jurisdiction of a bankruptcy court will apply in calculating the Reorganized Debtor’s annual Section 382 Limitation. Under Section 382(l)(6), the limitation will be calculated by reference to the lesser of the value of the Reorganized Debtor’s equity (with certain adjustments) immediately after the ownership change or the value of its assets (determined without regard to liabilities) immediately before the ownership change.

The transactions contemplated by the Plan are expected to cause the Debtor to undergo an “ownership change” and accordingly cause its NOLs and built-in losses that it can use to be limited by Section 382 of the Tax Code in the manner described above.

B.	Certain United States Federal Income Tax Consequences to Holders of Claims or Interests

1.	Holders of Class A – Allowed Senior Notes Claims

a.	General

Pursuant to the Plan, Holders of Allowed Senior Notes Claims will receive to the extent such Holder is an Eligible Holder, (A) 15% of the New Exide Common Stock; (B) the right to participate, on a Pro Rata basis, in the Rights Offering, (C) the right to participate, on a pro rata basis, in the DIP Term Loan Refinancing Investment Option, in exchange for their Allowed Senior Notes Claims pursuant to the Plan.

The United States federal income tax consequences to such Holders will depend, in part, on whether the Holders’ Allowed Senior Notes Claims constitute “securities” for United States federal income tax purposes. Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances. Most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The Allowed Senior Notes Claims have a term of seven years. There are other factors that may be relevant to the determination. Accordingly, it is unclear whether the Holders’ Allowed Senior Notes Claims constitute “securities” for United States federal income tax purposes and each Holder should consult its tax advisor regarding the treatment of such obligations as “securities.”

Subject to the discussion below regarding accrued interest, to the extent that a Holder’s Allowed Senior Notes Claims are characterized as “securities” for United States federal income tax purposes, the exchange of such Allowed Claims so treated for New Exide Common Stock, rights in the Rights Offering, and rights in the DIP Term Loan Refinancing Investment Option should be treated as a “recapitalization” for United States federal income tax purposes. In such case, a Holder generally should not recognize any gain or loss on the exchange, except that a Holder generally should recognize gain (but not loss) to the extent of the lesser of (i) the amount of gain realized in the exchange (generally equal to the fair market value of all of the consideration received minus the Holder’s adjusted tax basis in the Allowed Senior Notes Claims) and (ii) the fair market value of rights in the DIP Term Loan Refinancing Investment Option received. Except to the extent described below under “Market Discount,” any such gain recognized should be treated as capital gain. For this purpose, gain or loss realized must be calculated separately for each identifiable block of Allowed Senior Notes Claims surrendered in the exchange, and a loss realized on one block of Allowed Senior Notes Claims may not be used to offset a gain realized on another block of Allowed Senior Notes Claims. A Holder’s tax basis in its New Exide Common Stock and rights in the Rights Offering should be equal to the tax basis of the Allowed Senior Notes Claims surrendered in exchange therefor, increased by the amount of any gain recognized and decreased by the fair market value of rights in the DIP Term Loan Refinancing Investment Option received in the exchange (with such tax basis allocated among the New Exide Common Stock and rights in the Rights Offering in proportion to their respective fair market values), and a Holder’s holding period for its New Exide Common Stock and rights in the Rights Offering generally should include its holding period for the Allowed Claims exchanged therefor. A Holder’s tax basis in rights in the DIP Term Loan Refinancing Investment Option should equal its fair market value on the Effective Date. A Holder’s holding period for rights in the DIP Term Loan Refinancing Investment Option should begin on the day following the Effective Date.

Subject to the discussion below regarding accrued interest, to the extent that a Holder’s Allowed Senior Notes Claims are not characterized as a “securities” for United States federal income tax purposes, a Holder of such Allowed Claims will be treated as exchanging its Allowed

Claims for New Exide Common Stock, rights in the Rights Offering, and rights in the DIP Term Loan Refinancing Investment Option in a taxable transaction. Such Holder should recognize gain or loss equal to the difference between (a) the sum of the fair market value of the New Exide Common Stock, rights in the Rights Offering, and rights in the DIP Term Loan Refinancing Investment Option received in exchange for the Allowed Senior Notes Claims pursuant to the Plan and (b) the Holder’s adjusted tax basis in the Allowed Senior Notes Claims surrendered pursuant to the Plan. Except to the extent described below under “Market Discount,” any such gain recognized should be treated as capital gain. Any such capital gain or loss should be long-term capital gain or loss if the Holder’s holding period for the surrendered Claims exceeds one year as of the Effective Date. A Holder’s tax basis in each of the New Exide Common Stock, rights in the Rights Offering, and rights in the DIP Term Loan Refinancing Investment Option should equal its fair market value on the Effective Date. A Holder’s holding period for the New Exide Common Stock, rights in the Rights Offering, and rights in the DIP Term Loan Refinancing Investment Option should begin on the day following the Effective Date.

b.	Accrued Interest

To the extent that any Allowed Claim including any Allowed Senior Notes Secured Claim entitled to a distribution under the Plan comprises indebtedness and accrued but unpaid interest thereon, the Debtor intends to take the position that, for United States federal income tax purposes, such distribution should be allocated to the principal amount of the Allowed Claim first with any excess consideration allocated to accrued but unpaid interest. No assurances can be made that the IRS will respect such allocation. To the extent that any consideration received by Holders of Allowed Senior Notes Claims is allocated to accrued but unpaid interest, Holders that previously have not included such accrued interest in taxable income should recognize ordinary income equal to the fair market value of any property received with respect to such Claims for accrued interest. Holders should consult their tax advisors regarding the particular United States federal income tax consequences applicable to them under the Plan with respect to accrued but unpaid interest.

c.	Market Discount

The market discount provisions of the Tax Code may apply to Holders of Allowed Senior Notes Claims. A Holder that acquired its Allowed Senior Notes Secured Claim in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that Holder if its stated redemption price at maturity exceeds the adjusted tax basis of the Claim in the Holder’s hands immediately after its acquisition.

Under the market discount rules (subject to a de minimis rule), any gain recognized by a Holder of Allowed Senior Notes Claims on the taxable disposition of such Claims (determined as described above) that were acquired with market discount should be characterized as ordinary interest income to the extent of the accrued market discount on such Allowed Senior Notes Claims as of the Effective Date (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Senior Notes Claims that were acquired with market discount are exchanged in a tax-free transaction for other property in a recapitalization, any market discount that accrued on the Allowed Senior Notes Claims (up to the Effective Date)

but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary interest income to the extent of such accrued, but not recognized, market discount. Holders of Allowed Senior Notes Claims should consult their tax advisors as to the tax consequences of the market discount rules.

The tax consequences described above are not exclusive, and some of the conclusions expressed are uncertain. Holders may be treated for United States federal income tax purposes in some manner other than that set forth herein. Each Holder should consult its tax advisor regarding the tax consequences to it of the transactions contemplated by the Plan.

2.	Holders of Class H – Allowed Interests in Exide

Each Holder of an Allowed Class H Interest will not receive or retain any property under the Plan on account of such Interests, and such Holder’s Exide common stock will be cancelled. Accordingly, Holders of Allowed Class H Interests should recognize a capital loss for United States federal income tax purposes in an amount equal to the Holder’s adjusted tax basis in its Exide common stock. The utilization of capital losses is subject to certain limitations under the Tax Code.

C.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

ARTICLE X.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtor believes that the Plan affords Holders of Claims and Interests the potential for the greatest realization on the Debtor’s assets and, therefore, is in the best interests of such Holders. If the Plan is not confirmed, however, the theoretical alternatives include: (A) continuation of the pending Chapter 11 Cases; (B) an alternative plan or plans of reorganization; or (C) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation of the Bankruptcy Case

If the Debtor remains in chapter 11, it could continue to operate its business and manage its properties as debtor-in-possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtor could survive as a going concern in protracted chapter 11 cases. In particular, the Debtor could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtor remains a chapter 11 debtor-in-possession and gaining access to sufficient liquidity to allow it to continue their operations as a going concern. And as further discussed herein, the Debtor believes that it has accomplished the goals that chapter 11 has allowed it to achieve, and that the Company’s key remaining challenges are operational and therefore do not require that the Company remain in chapter 11.

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtor or any other party in interest in the Chapter 11 Cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtor’s businesses, or an orderly liquidation of its assets, or a combination of both.

C.	Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtor. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims or Interests.

However, the Debtor believes that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtor believes that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtor’s assets.

The Debtor may also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtor’s assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. However, any distribution to the Holders of Claims or Interests under a chapter 11 liquidation plan probably would be delayed substantially.

The Liquidation Analysis is premised upon a hypothetical liquidation in a chapter 7 case. In the Liquidation Analysis, the Debtor has taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation in a chapter 7 proceeding would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtor’s assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Debtor’s opinion, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford Holders of Claims and Interests as great a realization potential as does the Plan.

ARTICLE XI.

RECOMMENDATION

A.	Hearing on and Objections to Confirmation

1.	Confirmation Hearing

The Confirmation Hearing has been scheduled for [DATE] [TIME]. (Eastern time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties-in-interest, and the Plan may be modified by the Debtor pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	Date Set for Filing Objections to Confirmation of the Plan

The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for [DATE] [TIME]. (Eastern time). [A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.]

B.	Recommendation

The Debtor recommends the Plan because it provides for greater distributions to the Holders of Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims. Accordingly, the Debtor recommend that Holders of Claims entitled to vote on the Plan support Confirmation and vote to accept the Plan.

Milton, Georgia Dated: November 17, 2014	Respectfully submitted,

	By:	/s/ Ed Mosley
	Name:	Ed Mosley
	Title:	Chief Restructuring Officer
EXIDE TECHNOLOGIES

EXHIBIT A

Plan of Reorganization of Exide Technologies

Pursuant to Chapter 11 of the United States Bankruptcy Code

EXHIBIT B

The Reorganized Debtor’s Financial Projections

The Debtor’s management team (“Management”), with the assistance of its advisors, prepared Financial Projections for the fiscal years 2015 through 2019 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by Management and its advisors with respect to the future operating performance of the Reorganized Debtor and its foreign non-Debtor subsidiaries (“Reorganized Debtor”). Although Management and its advisors have prepared the Financial Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Debtor can provide no assurance that such assumptions will be realized.

As described in detail in the Disclosure Statement, a variety of risk factors could affect the Reorganized Debtor’s financial results and must be considered. Accordingly the Financial Projections should be reviewed in conjunction with the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

General Assumptions

•	Methodology: The Financial Projections contain the operational and capital expenditure plans for each of the Company’s four key segments – Transportation Americas, Transportation Europe and ROW, Industrial Energy Americas, and Industrial Energy Europe and ROW – and assume the successful reorganization of the Debtor and the continued operation of its foreign subsidiaries as a going concern. Each segment was analyzed with a “bottom-up” approach and key management personnel from each business segment, and across various functions, provided input to the Financial Projections. The Financial Projections incorporate numerous assumptions and initiatives, including the impact of the Debtor’s operational restructuring initiatives developed by Management and its advisors.

•	Assumed Effective Date: The Financial Projections assume that the Plan will be implemented in all material respects in accordance with its stated terms on or before March 31, 2015 (the “Assumed Effective Date”).

•	Macroeconomic and Industry Environment: The Financial Projections and related volume and pricing assumptions are based on both input from senior management and certain industry reports prepared by various third parties.

•	Operating Conditions: The Financial Projections assume gradual reversion to operating conditions upon emergence that would be normal for a healthy, well-capitalized company.

•	Vernon Facility: As described in the Disclosure Statement, the Financial Projections include two scenarios, Reopen Vernon and Close Vernon.

•	Idle Assets: The Company incurs annual carrying costs of approximately $11 million related to idle assets mostly held in the Transportation Americas segment.

•	Other: The Financial Projections also assume the Company is a private company upon emergence.

Consolidated Financial Projections - Reopen Vernon Scenario

Projected Statements of Operations Key Assumptions

•	Net Sales: During the Projection Period, consolidated net sales are estimated to grow from approximately $2,729 million in fiscal 2015 to approximately $3,374 million in fiscal 2019. Key strategic initiatives (see segment section) and industry growth support the expected sales growth during the Projection Period.

•	Cost of Sales: Gross margin as a percentage of sales is estimated to increase, consistent with recent trends, growing from approximately 12.7% in fiscal 2015 to approximately 15.8% in fiscal 2019. The projected gross margin improvement reflects expected cost savings from various investment and productivity initiatives as outlined in the segment summary section below.

•	Selling, General, and Administrative Expenses: Selling, General and Administrative (“SG&A”) expenses as a percentage of revenues are projected to improve from fiscal 2015 to 2019 as sales volumes grow as a result of implemented strategies, expected market trends, and as Management continues to implement key restructuring initiatives as part of the broader operational turnaround strategy. SG&A expenses include sales and marketing, business technology and engineering, distribution and branch costs, depreciation and amortization and other administrative expenses. Total SG&A expenses as a percentage of revenues are projected to decline from approximately 13.4% in fiscal 2015 to approximately 11.6% in fiscal 2019.

•	EBITDA: EBITDA is expected to grow from approximately $62 million in fiscal 2015 to approximately $239 million in fiscal 2019 as Management continues to implement the various strategic initiatives outlined in the segment summary section below. Management also adjusted EBITDA to remove one-time costs, the pro-forma EBITDA is expected to grow from approximately $127 million in fiscal 2015 to approximately $241 million in fiscal 2019 (see Pro-Forma EBITDA section below).

•	Interest Expense: Interest payments through March 31, 2015 are based on the estimated expense incurred on the projected DIP facility balance. Thereafter, through the balance of the Projection Period, interest payments are based on a combination of expected expenses incurred from securities contemplated under the Plan. Additionally, the Projection Period assumes interest payments under various factoring/reverse factoring programs and selected foreign credit facilities.

•	Income Taxes: The Financial Projections include income taxes. Management expects Reorganized Exide to be a tax payer upon emergence.

Segment Summaries

•	Transportation Americas: The Financial Projections for this segment include six key strategic initiatives:

•	Optimize business mix: Shift to higher margin channels/products and penetrate under-indexed segments to gain share and increase volume in government business.

•	Increase operational efficiency: Maximize capacity utilization through actively managing demand with efficient production capabilities and execute on identified cost saving initiatives to reduce production scrap, improve plant productivity and limit changeovers/downtime. Maximize internal lead production to 95% target fulfillment for internal demand.

•	Reduce core costs: Drive down spent core costs through initiatives designed to increase captive core collection rates and shift mix of purchased cores to lower cost cores purchased through the Company’s branch network

•	Improve distribution network and logistics management: Complete “Hub & Spoke” roll-out to streamline distribution network and reduce inventory levels and explore further opportunities to increase fleet asset utilization and reduce freight costs.

•	Capitalize on organizational synergies with Industrial Energy Americas: Reduce Americas regional overhead costs through the continued realignment of resources in various shared support functions and integration of the distribution network.

•	Targeted capital investment: Upgrade equipment and processes at manufacturing facilities in areas of fast formation and assembly automation and expand production capabilities in select high growth/margin product categories.

KEY FINANCIAL STATISTICS

	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Net Sales	$677,829	$730,554	$774,897	$824,596	$860,519
Sales Growth	(10.9%)	7.8%	6.1%	6.4%	4.4%
Gross Margin	$50,264	$101,834	$115,092	$127,699	$137,040
Gross Margin %	7.4%	13.9%	14.9%	15.5%	15.9%
EBITDA (1)	($29,339)	$21,926	$30,085	$37,405	$43,092
Pro-Forma EBITDA (2)	$36,001	$32,899	$34,085	$39,905	$45,592

(1)	EBITDA includes approximately $12 - $15mm of Corporate North America allocations and $8.5 - 10mm of idle asset carrying costs.
(2)	Pro-forma EBITDA excludes various one-time costs as outlined in the Pro-Forma EBITDA section below.

•	Transportation Europe and ROW: The Financial Projections for this segment include five key strategic initiatives:

•	Optimize business mix: Continued emphasis on growing sales in higher margin, premium product categories and sales strategy to drive more favorable customer and channel mix.

•	Capitalize on continued shift to start-stop battery technology: Maintain leadership position in OE and expand AGM and EFB capacity ahead of growth in the aftermarket.

•	Investment in productivity: Targeted capital investment at manufacturing facilities to improve flooded battery margins and move down the cost curve and close gap with major competitors.

•	Regional expansion: Leverage existing platform to further penetrate fast-growing markets and grow in various regions.

•	Streamline operations and cost structure: Manufacturing and distribution center footprint rationalization and execute on identified opportunities in areas of lead/usage, energy consumption and logistics savings.

KEY FINANCIAL STATISTICS

	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Net Sales	$921,422	$1,005,358	$1,051,362	$1,103,225	$1,140,126
Sales Growth	(0.9%)	9.1%	4.6%	4.9%	3.3%
Gross Margin	$108,694	$104,179	$113,838	$119,887	$124,442
Gross Margin%	11.8%	10.4%	10.8%	10.9%	10.9%
EBITDA (1)	$46,996	$45,289	$56,427	$63,032	$69,310

(1)	EBITDA includes approximately $5 - $6mm of Corporate North America allocations.

•	Industrial Energy Americas: The Financial Projections for this segment include six key strategic initiatives:

•	Optimize business mix: Continued emphasis on growing sales in higher margin, premium products and high frequency chargers. Broaden telecom customer base and grow share in UPS channels.

•	New product development: Expansion in attractive product segments including charging and on-board diagnostics linked to preventive maintenance service offering and fill product gaps in AGM and flooded ranges; introduce high temperature resistant batteries.

•	Expand sales coverage and service capabilities: Increase national account sales coverage, expand service workforce and increase technician efficiency through field management IT solutions.

•	Leverage synergies with Transportation Americas: In addition to the overhead cost reductions discussed in the Transportation Americas section, leverage lead costs synergies. This segment receives a cost benefit of approximately $20 million to $25 million of annual synergies with the Transportation Americas segment. Approximately 80% of this cost benefit is attributed to lead. This segment accounts for approximately 30% of the Americas region internal lead demand.

•	Increase manufacturing capacity in high growth product categories: Increase number of production lines and install equipment to support specific products.

•	Pursue factory performance and cost improvement opportunities: Capital investments and operational initiatives targeting direct labor, warranty costs, scrap and material reduction and increase core collection rates through service force expansion and ongoing initiatives.

KEY FINANCIAL STATISTICS

	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Net Sales	$359,545	$393,970	$412,301	$432,797	$456,454
Sales Growth	(1.7%)	9.6%	4.7%	5.0%	5.5%
Gross Margin	$68,441	$81,505	$92,402	$100,210	$109,305
Gross Margin %	19.0%	20.7%	22.4%	23.2%	23.9%
EBITDA (1)	$33,272	$43,148	$53,045	$59,793	$67,271

(1)	EBITDA includes approximately $6 - $7mm of Corporate North America allocations.

•	Industrial Energy Europe and ROW: The Financial Projections for this segment include five key strategic initiatives:

•	Optimize business mix: Strategy to drive sales in higher margin, premium product categories and pursue opportunities in high-growth niche applications where customers are less price sensitive (e.g., rail & infrastructure, renewables, etc.).

•	New product development: Continued investment in research and development to maintain existing share and capitalize on opportunities in emerging technologies and expansion in select product categories including temperature resistant batteries for UPS applications, renewable power battery systems and motive power opportunity/fast charging.

•	Productivity investment: Upgrade equipment at certain manufacturing facilities to increase automation of production processes and achieve significant cost savings within existing capacity levels.

•	Expansion in China: Establish manufacturing capabilities through a joint venture (“JV”) investment (60% ownership) to achieve cost competitiveness vis-à-vis local producers and a local manufacturing presence that will enable access to a broader segment of the market. The Company anticipates this JV will contribute approximately $45 million in EBITDA during the Projection Period. In addition to investment by the Company, the Financial Projections assume the joint venture receives local financing.

•	Streamline operations and cost structure: Rationalize distribution center footprint and execute on identified opportunities in areas of lead/scrap reduction as well as energy and logistics savings.

KEY FINANCIAL STATISTICS

	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Net Sales	$769,930	$808,181	$854,156	$897,342	$917,298
Sales Growth	(3.7%)	5.0%	5.7%	5.1%	2.2%
Gross Margin	$119,409	$123,987	$137,648	$154,464	$161,362
Gross Margin %	15.5%	15.3%	16.1%	17.2%	17.6%
EBITDA (1)	$38,495	$46,009	$59,038	$75,028	$81,246

(1)	EBITDA includes approximately $4 - $5mm of Corporate North America allocations.

Projected Balance Sheets and Statements of Cash Flow Key Assumptions

The Debtor’s projected consolidated balance sheet sets forth the projected consolidated financial position of the Debtor, after giving effect to the Plan.

General Assumptions:

•	The projected consolidated balance sheet was developed using September 2014 unaudited actual results as a baseline and are adjusted on a go-forward basis based on projected results of operations and assumed investments in fixed assets and working capital.

•	These Financial Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

•	The projected consolidated balance sheet does not reflect the impact of “fresh start” accounting, which could result in material changes to the projected values of assets and liabilities.

•	Cash: On the Effective Date, actual cash may vary from cash reflected in the projected consolidated balance sheet because of variances in the Financial Projections and potential changes in cash needs to consummate the Plan.

•	Debt: The projected consolidated balance sheet reflects the debt structure contemplated by the Plan and also includes the debt and other obligations that are expected to remain outstanding at the Effective Date with any projected amortization paid in the ordinary course of operations based on existing terms. The following table outlines the securities pre-emergence and contemplated under the Plan. The Financial Projections capture interest expense based on existing or contemplated terms.

DEBT STRUCTURE

(US $ in millions)
Debt	3/31/2015	Post Emergence (4/1/2015)
DIP Term Loan	$347.0	—
DIP ABL Revolver	104.7	—
First Lien High Yield Notes	—	264.1
Second Lien Convertible Notes	—	283.8
Post Emergence ABL	—	—
Foreign Facility Debt (1)	21.1	62.1

Notes:

(1)	$25mm European term loan and $16mm Asia financing to support the JV added post emergence.

•	Pension: As discussed in the Disclosure Statement, the Plan contemplates that the Reorganized Debtor shall continue the Pension Plan in accordance with, and subject to, their terms, ERISA, and the Internal Revenue Code, and shall preserve all of its rights thereunder. As a result, the PBGC’s unfunded benefit liability claim would not be triggered if the Plan is consummated. As of March 31, 2014 the estimated underfunded balance for the Pension Plan was approximately $40 million. The Company adopted the Moving Ahead for Progress in the 21st Century Act (“The MAP-21”) which essentially defers funding and eliminates additional funding requirements for the Pension Plan through fiscal 2016. This legislation was signed into U.S. law on July 6, 2012 and extended in August 2014.

•	Working Capital: Balances for accounts receivable, accounts payable and inventory are projected at a regional level and based on long-term historical turnover ratios of the Company and improvements based on various operational initiatives.

•	DSO remains relatively consistent over all regions based on historical trends. The Company anticipates expanding factoring to the Americas to offer extended trade terms to select customers. The Company leverages customer factoring in Europe and anticipates increasing the amount from approximately $83 million to approximately $118 million in fiscal year 2017 and beyond.

•	DPO increases post emergence, in all regions, as trade terms return to pre-Chapter 11 filing levels. Additionally, DPO increases in the APAC region due to the establishment of local manufacturing and increased accounts payable in this specific region. The Company leverages reverse factoring in Europe and anticipate increasing the amount from approximately $8 million to approximately $13 million post-emergence.

•	DOH improves in the America’s and Europe based on hub & spoke implementation and continued inventory management. Inventory increases in the APAC region due to the establishment of local manufacturing and increased accounts payable in this specific region.

WORKING CAPITAL ASSUMPTIONS

	FYE March 31,
	2015E	2016E	2017E	2018E	2019E
America’s:
DSO	45.6	45.4	45.3	45.2	45.1
DPO	21.1	30.9	42.3	46.7	46.7
DOH	75.5	72.7	65.0	65.0	65.0
Europe:
DSO	61.8	59.3	58.4	58.2	58.1
DPO	48.6	55.7	61.8	62.2	62.3
DOH	58.5	54.9	53.9	53.1	52.3
APAC:
DSO	49.9	46.6	46.6	43.5	41.1
DPO	20.9	41.8	40.6	41.6	40.7
DOH	79.1	89.8	89.8	90.1	90.2

•	Capital Expenditures: The Company has numerous capital projects planned during the Projection Period designed to pursue strategic growth, improve competitiveness, expand capacity, and improve productivity. In addition, the Company continues investment to ensure compliance with various regulatory requirements and normal course environmental, health and safety (“EHS”) requirements.

The Company has identified approximately $50 million of capital expenditures related to certain discretionary growth and productivity projects which could be deferred or scaled back annually during the Projection Period. Management estimates that not pursuing these projects could impact EBITDA up to approximately $39 million on an annual basis. These discretionary capital expenditures are included in the amounts identified below and are included in the Financial Projections.

PROJECTED CAPITAL EXPENDITURES

	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Capital Type:
EHS	$38,438	$22,326	$10,142	$10,080	$9,367
Growth	30,789	37,215	9,022	34,948	17,639
Maintenance	18,332	33,100	35,794	35,810	26,050
Productivity	22,707	70,154	57,257	36,285	14,147

Total Capex Costs	$110,266	$162,795	$112,214	$117,122	$67,203

Division:
Transportation Americas (1)	$36,976	$41,038	$22,223	$17,786	$14,337
Transportation Europe and ROW	36,562	38,584	30,524	59,576	31,939
Industrial Energy Americas	15,313	25,328	18,060	5,740	3,540
Industrial Energy Europe and ROW	18,694	52,906	35,785	29,832	16,729
Corporate	2,721	4,939	5,622	4,188	658

Total Capex Costs	$110,266	$162,795	$112,214	$117,122	$67,203

Notes:
(1) Vernon Capex Costs	$16,469	$3,985	$2,165	$1,505	$1,380

Projected Income Statement – Consolidated

PROJECTED INCOME STATEMENT
	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
Net Sales	$2,728,726	$2,938,063	$3,092,716	$3,257,959	$3,374,397
Cost of Goods Sold	(2,383,119)	(2,526,558)	(2,633,735)	(2,755,699)	(2,842,249)

Gross Profit	$345,607	$411,505	$458,981	$502,260	$532,148
Gross Margin	12.7%	14.0%	14.8%	15.4%	15.8%
Selling & Marketing	($209,283)	($216,940)	($223,340)	($228,757)	($236,002)
General & Administrative	(126,426)	(126,207)	(121,624)	(123,580)	(121,189)
Engineering and Research & Development	(29,432)	(32,031)	(32,630)	(33,220)	(33,673)
Management Fee	(68)	47	47	47	47

Op. Inc. Before Restructuring, Gains, Losses, and Impairments	($19,601)	$36,375	$81,434	$116,750	$141,332
Restructuring Expenses	($12,800)	($16,638)	($9,955)	($2,998)	($2,998)
Gain on Asset Sales / (Loss on Asset Sales or Impairments)	(13,266)	—	—	—	—

Operating Income	($45,667)	$19,736	$71,479	$113,752	$138,333
Interest Expense (1)	($124,691)	($64,040)	($68,330)	($73,435)	($77,917)
Other/Income Taxes	(112,461)	(2,715)	(376)	(941)	(2,745)

Net Income	($282,819)	($47,019)	$2,774	$39,376	$57,672
Depreciation & Amortization	$81,117	$91,586	$93,097	$94,011	$94,641
Other Add Backs	26,411	21,104	12,686	5,729	5,729

EBITDA (2)	$61,861	$132,426	$177,262	$213,492	$238,703
EBITDA Margin	2.3%	4.5%	5.7%	6.6%	7.1%

Notes:
(1) Interest Expense includes both cash payments and paid- in- kind (“PIK”) interest as follows:

Cash Interest Expense	($43,761)	($21,161)	($22,670)	($24,796)	($26,088)
PIK Interest Expense	(62,110)	(39,039)	(41,820)	(44,799)	(47,990)
Deferred Financing Costs	(18,820)	(3,840)	(3,840)	(3,840)	(3,840)

(2) EBITDA is calculated as follows:

Operating Income	($45,667)	$19,736	$71,479	$113,752	$138,333
Depreciation & Amortization	81,117	91,586	93,097	94,011	94,641
Other Add Backs	26,411	21,104	12,686	5,729	5,729

EBITDA	$61,861	$132,426	$177,262	$213,492	$238,703

Pro-Forma EBITDA

The Company has incurred significant costs associated with the Vernon Facility in fiscal year 2015. The Company views these as one-time costs that would not be incurred during normal operations. In addition, the Company incurred one-time professional fees associated with the Canon Hollow inventory adjustment and Department of Justice investigation. Some of the one-time costs continue during the Projection Period. The following table outlines the estimated one-time costs associated with these items and the pro-forma EBITDA excluding these one-time costs.

PRO-FORMA EBITDA
	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
EBITDA (1)	$61,861	$132,426	$177,262	$213,492	$238,703
One-time Adjustments
Vernon Lead / Material Costs	$17,599	$3,000	—	—	—
All Other Vernon Costs	42,231	5,273	4,000	2,500	2,500
DOJ Investigation	3,509	2,700	—	—	—
Canon Hollow Investigation	2,000	—	—	—	—

Total One-time Adjustments(2)	$65,339	$10,973	$4,000	$2,500	$2,500
Pro-Forma EBITDA	$127,200	$143,399	$181,262	$215,992	$241,203

Notes:

(1)	EBITDA excludes Vernon labor (capped at $2mm) and financial assurance (approximately $6mm) throughout the Projection Period.
(2)	Management estimates total FY15 Vernon costs of approximately $69mm including financial assurance (approximately $4mm) and Vernon labor add back (approximately $2mm).

Projected Balance Sheet – Consolidated

PROJECTED BALANCE SHEET (1)
	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
ASSETS
Cash & Restricted Cash (2)	$45,664	$135,161	$190,637	$232,806	$317,365
Accounts and Other Receivables (3)	434,926	447,011	464,088	484,281	497,731
Inventory (4)	450,525	452,038	446,984	463,060	472,660
Other Current Assets	121,196	64,350	72,028	78,335	84,244

Total Current Assets	$1,052,311	$1,098,560	$1,173,738	$1,258,482	$1,372,001
Non Current Assets (5)	$840,551	$913,829	$932,097	$949,659	$919,295

Total Assets	$1,892,862	$2,012,389	$2,105,835	$2,208,142	$2,291,296
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$251,634	$331,694	$403,260	$435,194	$447,224
Other Accrued Liabilities	291,598	279,602	279,908	283,265	286,140

Total Current Liabilities	$543,232	$611,296	$683,168	$718,458	$733,364
Pre-Emergence Debt	$451,713	—	—	—	—
First Lien High Yield Note Issuance (6)	—	282,953	303,107	324,696	347,822
Second Lien Convertible Note Exchange (6)	—	304,201	325,868	349,078	373,941
Exit ABL Financing	—	—	—	—	—
Other Debt	21,134	62,134	62,134	62,134	62,134
Other Non Current Liabilities (7)	1,203,414	1,199,713	1,190,107	1,189,704	1,171,352

Total Liabilities	$2,219,493	$2,460,297	$2,564,384	$2,644,070	$2,688,612

Total Liabilities and Shareholders’ Equity	$1,892,862	$2,012,389	$2,105,835	$2,208,142	$2,291,296

Notes:

(1)	Does not reflect fresh start accounting.
(2)	March 31, 2015 ending cash balance excludes the estimated DIP Term and ABL payoff of approximately $452mm, various emergence costs of approximately $85mm, professional fess of approximately $15mm, and exit facility fees of approximately $5mm (excl. PIK fees). Post emergence cash balance is estimated to be $54mm.
(3)	March 31, 2015 ending accounts receivable balance for Transportation Batteries Americas is approximately $89mm.
(4)	March 31, 2015 ending inventory balance for Transportation Batteries Americas is approximately $92mm.
(5)	March 31, 2015 ending PP&E (net) balance for Transportation Batteries Americas is approximately $71mm.
(6)	Debt balances increase over time as PIK interest is added to the principal balance.
(7)	Includes Liabilities Subject to Compromise prior to emergence.

Projected Cash Flow Statement – Consolidated

PROJECTED CASH FLOW STATEMENT
	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
OPERATING ACTIVITIES
Net Income / (Loss)	($282,819)	($47,019)	$2,774	$39,376	$57,672
Depreciation & Amortization	81,117	91,586	93,097	94,011	94,641
Gain on Asset Sales / (Loss on Asset Sales or Impairments)	12,764	—	—	—	—
Changes in Assets and Liabilities:
Accounts and Other Receivables	30,036	(12,086)	(17,077)	(20,193)	(13,450)
Inventory	8,974	(1,513)	5,054	(16,076)	(9,600)
Accounts Payable	8,717	80,060	71,566	31,934	12,031
Other Operating Activities	16,523	(9,089)	(32,391)	(17,251)	(37,519)

Total Operating Activities	($124,688)	$101,940	$123,023	$111,801	$103,773
INVESTING ACTIVITIES
Capital Expenditures	($110,266)	($162,795)	($112,214)	($117,122)	($67,203)
Proceeds from Asset Sales / Purchase of Assets	19,240	—	2,847	2,691	—

Total Investing Activities	($91,026)	($162,795)	($109,367)	($114,431)	($67,203)
FINANCING ACTIVITIES
Change in Debt (1)	$38,315	$150,351	$41,820	$44,799	$47,990

Total Financing Activities	$38,315	$150,351	$41,820	$44,799	$47,990

Total Change in Cash	($177,399)	$89,496	$55,476	$42,169	$84,560

Notes:

(1)	Represents the change in Short Term Borrowings, Current Maturities of Long Term Debt, and Long Term Debt. FY2015E only represents the forecast period (October - March).

Various Scenarios Evaluated by Management

Although the Financial Projections are derived from the Debtor’s base business plan, Management has explored, and continues to explore, multiple alternative strategies.

Break-Up Scenario

Prior to receipt of the Plan Support Agreement, Management reviewed the potential change of strategy that separates the business along geographic lines. This strategy is projected to result in similar revenue performance across all the businesses but lower profitability and EBITDA and a larger capital need (vis-à-vis the Financial Projections) as a result of not being able to leverage cost and working capital synergies. Specifically, combined EBITDA for the separate businesses under this strategy is projected to be up to 14% lower in FY2019 compared to the Financial Projections. At the time Management evaluated this scenario, the funding need was estimated to be over $70 million higher than needed for the current organizational structure. Management has not updated this scenario and does not have any indication the higher funding need would change.

Close Vernon

The Vernon Facility is an important source of raw material for the Transportation Americas and Industrial Energy Americas manufacturing operations. The Company estimates it costs between $15 million to $38 million per annum for periods when the Vernon Facility is idled, and the Company is required to rely more heavily on external tollers and alternate sources of lead. If all smelters are operating, the Company produces 70-80% of its lead supply. The Company has experienced approximately $2 million per month in carrying costs since operations were suspended at the Vernon Facility.

Management evaluated a scenario assuming the Vernon Facility would reopen in March 2015 and operate until a permanent permit was denied thus triggering a closure process to begin in December 2015. Management assumed Vernon closure costs would be paid as they become due over two years. The following outlines the projected cash flows associated with this scenario; however there is a risk that the Department could accelerate the funding requirements for the Vernon closure costs and require immediate payment (see the risk factors in the Disclosure Statement). This acceleration risk is not reflected in the projected cash flows below.

PROJECTED CASH FLOW STATEMENT
	FYE March 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E
OPERATING ACTIVITIES
Net Income / (Loss)	($282,819)	($92,445)	($29,401)	$5,921	$33,090
Depreciation & Amortization	81,117	91,337	91,883	92,735	93,311
Gain on Asset Sales / (Loss on Asset Sales or Impairments)	12,764	22,100	—	—	—
Changes in Assets and Liabilities:
Accounts and Other Receivables	30,036	(12,086)	(17,077)	(20,193)	(13,450)
Inventory	8,974	(1,513)	5,054	(16,076)	(9,600)
Accounts Payable	8,717	80,060	71,566	31,934	12,031
Other Operating Activities	16,523	2,693	(27,254)	(19,909)	(38,966)

Total Operating Activities	($124,688)	$90,147	$94,771	$74,413	$76,416
INVESTING ACTIVITIES
Capital Expenditures	($110,266)	($162,545)	($110,049)	($115,617)	($65,823)
Proceeds from Asset Sales / Purchase of Assets	19,240	—	2,847	2,691	—

Total Investing Activities	($91,026)	($162,545)	($107,202)	($112,926)	($65,823)
FINANCING ACTIVITIES
Change in Debt (1)	$38,315	$150,351	$41,820	$44,799	$47,990

Total Financing Activities	$38,315	$150,351	$41,820	$44,799	$47,990

Total Change in Cash	($177,399)	$77,953	$29,390	$6,286	$58,582

EBITDA	$61,861	$123,223	$158,911	$192,843	$212,385

Notes:

(1)	Represents the change in Short Term Borrowings, Current Maturities of Long Term Debt, and Long Term Debt. FY2015E only represents the forecast period (October - March).

Vernon Settlement

As discussed in the Disclosure Statement, the Company reached a resolution regarding certain alleged compliance issues at the Vernon Facility. The Financial Projections assume any settlement cost funding will be entirely with cash, and not through other potential financing options which could enhance future liquidity, including issuing letters of credit and/or posting financial assurance bonds. The following table outlines the estimated costs, and timing of such costs, associated with the settlement assuming the Vernon Facility reopens in 2015 and obtains a permanent RCRA permit by December 2015.

VERNON SETTLEMENT COSTS - REOPEN VERNON SCENARIO
	Calendar Years
(US $ in thousands)	2014	2015	2016	2017	2018	2019	2020 - 2026	Total
Additional Closure Financial Assurance	$2,750	$5,500	$2,150	$2,150	$2,150	$2,150	$10,750	$27,600
Off-Site Clean-Up (Residential)	3,000	4,500	1,500	—	—	—	—	$9,000
Off-Site Clean-Up (Non-Residential)	—	500	500	500	500	—	—	$2,000
Corrective Action	—	—	—	3,500	3,500	3,500	24,500	$35,000
Community Action Fund (CAF)	—	—	2,500	2,500	2,500	2,500	15,000	$25,000

Total Investment	$5,750	$10,500	$6,650	$8,650	$8,650	$8,150	$50,250	$98,600

EXHIBIT C

Liquidation Analyses

[To Come]

EXHIBIT D

Valuation Analyses

[To Come]